 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 31, 1996

                                                     REGISTRATION NO. 333-13663
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                 -----------

                             AMENDMENT NO. 2
                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                 -----------
                       HYPERION TELECOMMUNICATIONS, INC.
            (Exact name of registrant as specified in its charter)

        DELAWARE                   4813                    25-1669404
     (State or other         (Primary Standard          (I.R.S. Employer
     jurisdiction of            Industrial             Identification No.)
    incorporation or        Classification Code
      organization)               Number)

                      5 WEST THIRD STREET -- P.O. BOX 472
                        COUDERSPORT, PENNSYLVANIA 16915
                                (814) 274-9830
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                 -----------

                         DANIEL R. MILLIARD, PRESIDENT
                       HYPERION TELECOMMUNICATIONS, INC.
                      5 WEST THIRD STREET -- P.O. BOX 472
                        COUDERSPORT, PENNSYLVANIA 16915
                                (814) 274-9830
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                                 -----------
                PLEASE ADDRESS A COPY OF ALL COMMUNICATIONS TO:
  CARL E. ROTHENBERGER, JR., ESQUIRE         STEVEN DELLA ROCCA, ESQUIRE
          BUCHANAN INGERSOLL                      LATHAM & WATKINS
       PROFESSIONAL CORPORATION               53RD AT THIRD, SUITE 1000
     21ST FLOOR, 301 GRANT STREET                 885 THIRD AVENUE
    PITTSBURGH, PENNSYLVANIA 15219          NEW YORK, NEW YORK 10022-4802
            (412) 562-8826                         (212) 906-1330

  APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                                 -----------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

               SUBJECT TO COMPLETION, DATED          , 1996

[LOGO OF HYPERION TELECOMMUNICATIONS, INC.]
                               16,500,000 SHARES

                       HYPERION TELECOMMUNICATIONS, INC.

                              CLASS A COMMON STOCK
                          (PAR VALUE $0.01 PER SHARE)

                                  ----------


  Of the 16,500,000 shares of Class A Common Stock offered hereby, 13,200,000 shares are being offered in a United States offering and 3,300,000 shares are being offered in a concurrent international offering outside of the United States. The initial public offering price and the aggregate underwriting discount per share will be identical for both offerings. See "Underwriting."

  Prior to this offering, there has been no public market for the Class A Common Stock of the Company. It is currently estimated that the initial public offering price per share will be between $11.00 and $13.00. For factors to be considered in determining the initial public offering price, see
"Underwriting."

  The Company has two classes of common stock. Shares of Class A Common Stock and Class B Common Stock are substantially identical, except that holders of Class A Common Stock are entitled to one vote per share and holders of Class B Common Stock are entitled to 10 votes per share on all matters submitted to a vote of stockholders. Immediately following the consummation of the Offerings (assuming no exercise of the over-allotment options granted to the Underwriters), the holders of the Class B Common Stock will have approximately 92.38% of the combined voting power of the outstanding Class A Common Stock and Class B Common Stock. See "Description of Capital Stock."

  SEE "RISK FACTORS" ON PAGE 12 FOR CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE CLASS A COMMON STOCK.

  The Class A Common Stock has been approved for quotation on the Nasdaq National Market under the symbol "HYPT."

                                  ----------


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
  IS A CRIMINAL OFFENSE.

                                  ----------


                                         INITIAL PUBLIC UNDERWRITING PROCEEDS TO
                                         OFFERING PRICE DISCOUNT(1)  COMPANY(2)
                                         -------------- ------------ -----------
Per Share...............................      $             $           $
Total(3)................................     $             $           $

-----
(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.
(2) Before deducting estimated expenses of $615,000 payable by the Company.
(3) The Underwriters have been granted an option for 30 days to purchase an additional 1,980,000 shares at the initial public offering price, less the underwriting discount, solely to cover over-allotments. Additionally, the International Underwriters have been granted a similar option with respect to an additional 495,000 shares as part of the concurrent international offering. In the event that the Underwriters exercise such over-allotment options, the Selling Stockholder (as defined herein) may elect to satisfy such over-allotment options by selling shares of Class A Common Stock; however, to the extent that such Selling Stockholder elects not to do so, then such shares will be issued and sold by the Company. If such over-allotment options are exercised in full, the total initial public offering price, underwriting discount and proceeds to (i) the Selling Stockholder, in the event that such Selling Stockholder sells all of the shares
    necessary to satisfy such options, will be $   , $   , and $   ,
    respectively and (ii) the Company, in the event that the Company sells all
    of the shares necessary to satisfy such options, will be $   , $   , and
    $   , respectively. In the event that the Selling Stockholder elects to satisfy the over-allotment options, the Selling Stockholder has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

                                  ----------


  The shares offered hereby are offered severally by the U.S. Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that the certificates for the shares will be ready for delivery in New York, New York,
on or about       , 1996, against payment therefor in immediately available
funds.

GOLDMAN, SACHS & CO.
          BEAR, STEARNS & CO. INC.
                      LAZARD FRERES & CO. LLC
                                    MERRILL LYNCH & CO.

                                  ----------


                The date of this Prospectus is          , 1996.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information, including the Consolidated Financial Statements and Notes thereto, appearing elsewhere in this Prospectus. For a description of certain terms used in this Prospectus, see the Glossary attached to this Prospectus as Appendix A. Unless the context otherwise requires, references in this Prospectus (i) to the "Company" or "Hyperion" mean Hyperion Telecommunications, Inc. together with its subsidiaries, and (ii) to the "networks," the "Company's networks" or the "Operating Companies' networks" mean the 18 telecommunications networks in which the Company currently has ownership interests through 14 Operating Companies (which, as defined herein, are (a) wholly owned or majority-owned subsidiaries of the Company and (b) joint venture partnerships or corporations managed by the Company and in which the Company holds an equity interest of 50% or less). As of the date of this Prospectus, 14 of the 18 networks were 50% or less owned by the Company. As described more fully herein, the Company designs, constructs, manages and operates networks on behalf of the Operating Companies, and it is through these networks that the Company and the Operating Companies provide telecommunications services. See "--Ownership of the Company and the Operating Companies." Unless otherwise specifically indicated herein, all of the share data contained herein gives effect to or assumes (i) a 2-for-1 split of the outstanding shares of the Company's common stock, and (ii) a reclassification of currently outstanding common stock and common stock reserved for issuance upon the exercise of outstanding Warrants (as defined herein) (the "Recapitalization Events"), which the Company intends to complete prior to the closing of the offering of Class A Common Stock hereby.

                                  THE COMPANY

  The Company is a leading provider of local telecommunications services over state-of-the-art fiber optic networks in selected markets within the United States. Hyperion believes it is the third largest competitive local exchange carrier ("CLEC") in the United States, based upon route miles and buildings connected data made publicly available by other CLECs. Each of the Company's 18 networks (including three currently under construction) has been developed by partnering with a cable operator or utility provider (the "Local Partner") with operations in that region. This approach has allowed Hyperion to rapidly construct high-capacity networks which generally have broader coverage of its markets than those of other CLECs. The Company believes that the breadth of its networks will allow it to originate and terminate a significant proportion of its customers' local telephone calls over its own network, instead of relying on the network of the incumbent local exchange carrier ("LEC"). The Company also believes that working with a Local Partner significantly reduces the cost of constructing its fiber optic networks through the utilization of existing cable or utility facilities and by sharing construction costs with its Local Partners, who usually upgrade the capacity of their cable or utility infrastructure during construction of the telecommunications network.

  The Company offers a broad array of integrated, high quality voice, video and enhanced data communications services to end users such as small, medium and large businesses, as well as to resellers, including interexchange carriers ("IXCs"). The Company believes the design and breadth of its networks is a key competitive advantage in attracting customers. As IXCs seek to offer their customers an integrated switched local and long distance service offering, the Company believes IXCs will increasingly rely on the local networks of CLECs such as the Company. This is in part due to the IXCs' desire to minimize usage of the incumbent LEC's network due to the expected entry of incumbent LECs into the long distance marketplace. The Company believes its networks will be attractive to IXCs, such as AT&T, MCI and Sprint, and other resellers because the Company's networks are 100% fiber optic-based and generally offer the broadest market coverage (other than that of the incumbent LEC). Hyperion believes its services will also be attractive to end users because it can offer
(i) lower prices than the incumbent LEC, (ii) high-capacity fiber optic network connection directly to substantially all of its customers' premises in a particular city, (iii) high quality customer service and reliability, and (iv) brand name recognition through its alliances with its Local Partners and IXCs.

  The Company plans to offer switched services, including customer dial tone, in each of its 18 networks by mid-1997 and has already installed switches or remote switching capability in six of its networks. According to industry data, revenues from switched services, including local dial tone, represented 85% of local telecommunications revenues in the United States in 1995. The Company also offers traditional access services to IXCs, and large customers, which to date have represented the principal source of revenue for the Company's networks. The Company currently offers enhanced data services to its customers in four of its networks in a partnership with !NTERPRISE, a wholly owned subsidiary of U S WEST, and plans to offer such services in all of its networks. Enhanced data services currently include frame relay, Asynchronous Transfer Mode ("ATM") data transport, business video conferencing, private line data interconnect service and LAN connection and monitoring services. These services, along with the long distance services provided by IXCs, enable the Company to provide an integrated telecommunications service offering to network customers that is more reliable, has a superior level of service and is priced lower relative to that of the incumbent LEC in markets served by the Company's networks.

  From the Company's inception in October 1991 through June 30, 1996, the Company and its partners have invested approximately $164.8 million to build and develop the network infrastructure and operations (excluding the South Florida Partnership (as defined herein), see "--Recent Developments"). As of September 30, 1996, the Company's 15 operating networks served 33 cities, and included approximately 2,887 route miles of fiber optic cable and were connected to approximately 1,101 buildings. The Company also has three networks which are currently under construction. The Company intends to increase the density of its existing network clusters and expand into new geographic markets or clusters through the Company's continued construction of new networks with cable and utility partners.

  Hyperion's ownership interest in its networks ranges from 19.7% to 100%. See "--Ownership of the Company and the Operating Companies." Consistent with the Company's goal of owning at least a 50% interest in its Operating Companies, the Company has recently entered into a non-binding letter of intent to consolidate its interests in its networks in the State of New York. This transaction would increase its weighted average ownership interest in its networks from 40% to 44% (based on total fixed assets of the networks). See "-- Recent Developments." The Company reports its interest in joint ventures in which it owns an interest of 50% or less pursuant to the equity method of accounting consistent with generally accepted accounting principles. The Company manages the day-to-day operation of all of the Company's networks, for which it receives management fees which are based on the Company's costs.

  The Company believes the passage of the Telecommunications Act of 1996 (the "Telecommunications Act") on February 8, 1996 will substantially expand the market opportunities for the Company and its networks. Based upon data compiled by the Federal Communications Commission (the "FCC"), the Company believes that the passage of the Telecommunications Act increases the potential market for CLECs to approximately $97.1 billion annually due to the opening of the market for all switched services which will permit CLECs to offer a full range of local telecommunications services including local dial tone, local calls, customer calling features and intraLATA toll services for both businesses and residential customers. The Telecommunications Act provides for the removal of legal barriers to entering the local exchange telecommunications market and directs the incumbent LECs to negotiate with CLECs to resolve network and competitive issues such as interconnection of CLEC and incumbent LEC networks, reciprocal compensation for termination of calls originating on a competing network, telephone number portability, access to rights-of-way and the unbundling of network services. The Telecommunications Act may provide an incentive for incumbent LECs to cooperate with local facilities-based competitors, such as the Company, on interconnection issues because the existence of an interconnection agreement with a facilities-based competitor is a prerequisite for incumbent LEC entry into the long distance market unless no such facilities-based competitor has requested access and interconnection in accordance with the terms of the Telecommunications Act. In the markets where the Company's 18 networks are currently operating or are under construction, the Company believes it has an addressable market of approximately $5.1 billion annually, substantially all of which is currently provided by the incumbent LECs. This addressable market estimate does not include the market for enhanced data services (currently targeted by the Company through its partnerships with !NTERPRISE) or the market for interLATA toll, which the Company has the ability to enter at its option.

COMPANY STRATEGY

  The Company, through its networks, is a leading provider of integrated local telecommunications services to small, medium and large businesses, government and educational end users, and resellers, including IXCs, in its markets. By partnering with local cable television operators and utility companies, the Company develops networks that will provide customers with greater market coverage, lower costs and superior service. The Company's networks also leverage the IXCs' name recognition, reputation for quality and reliability and existing customer base by becoming preferred suppliers for IXCs of local telecommunications services in the Company's markets. The IXCs market their long distance services in conjunction with the Company's local service offerings to provide end users with a fully integrated telecommunications service offering in all of the Company's operating markets. Principal elements of the Company's strategy include:

  Develop a Rapid Entry/Low Cost Approach with Local Partners. The Company works with a Local Partner in order to significantly reduce the cost and time to construct a fiber optic network, enable the Company to rapidly begin offering services and lower the overhead associated with operating and maintaining the Company's networks. Advantages of building the Company's networks with Local Partners include (i) sharing the cost of building a fiber optic network, which the Company believes reduces the cost of aerial fiber construction by approximately 62% in the case of cable partners and 40% in the case of utility partners, (ii) reducing the time and cost of obtaining access to rights-of-way and building entrances and (iii) leveraging the Local Partners' existing fiber optic network maintenance and installation infrastructure. Through the partnerships, the Company has financed its expansion at a lower cost relative to its competitors by utilizing pro rata equity investments and Local Partner financings of a significant portion of fiber construction. Local Partners generally provide funding for the fiber build in a network and lease the fiber capacity back to the partnership under long-term agreements, while the partnership funds other capital expenditures, including switching infrastructure and electronics.

  Create Additional Partnerships with Utility Companies. The Company believes that a significant proportion of the networks the Company constructs in the future will be through partnerships with utility companies. Utility companies have a number of attributes which make them particularly attractive as partners for the Company, including (i) contiguous and broad geographic coverage with extensive conduits and rights-of-way in both business and residential areas;
(ii) significant access to capital; (iii) existing relationships with business and residential customers; and (iv) a reputation for reliability and quality customer service. The Company believes that it is an attractive partner for utility companies because it builds large metropolitan networks which are similar to those of the utility company and because it can offer utility companies a significant stake in its networks, both from a financial and operational perspective.

  Build Broad Network Coverage. The Company intends to build substantially larger networks than the networks of the CLECs it competes with in its markets. As of September 30, 1996, in all of the markets in which the Company and its networks operate, management believes that the Company has the broadest network coverage in terms of route miles of any of its CLEC competitors. The Company believes that expanded network coverage will enable the Company to (i) provide broader and more reliable coverage for network customers, (ii) carry a greater amount of traffic on its own networks rather than on the networks of other carriers thereby increasing the Company's revenues and profit margins, (iii) increase the potential market available to the Company due to the greater number of buildings, LEC-COs and customers that the Company's networks can service, (iv) increase the attractiveness of the Company's networks to IXCs, cellular providers and new telecommunications providers such as Personal Communications Service ("PCS") operators that need wide backbone coverage, (v) offer services in areas where there are fewer potential CLECs with facilities and (vi) leverage the fixed cost structure of the Company's networks, particularly with regard to network electronics such as switches.

  Expand through Development of Network Clusters. The Company intends to build on its extensive network size by expanding its existing networks into nearby areas and establishing new networks in close proximity to existing ones. Management believes that there are significant operating and marketing advantages to locating its networks in clusters. Clustering enables the Company to (i) take advantage of economies of scale in management, construction, network operations and sales and marketing, (ii) reduce capital expenditures by optimizing the networks' switching capacity through the use of remote switch capacity in nearby cities, (iii) cost-effectively offer services to smaller markets which are adjacent to its networks and in which the Company's networks are less likely to face strong competition from incumbent LECs and other CLECs and (iv) increase the networks' ability to offer highly reliable, end-to-end connectivity on a regional basis. The Company also believes that creating regional networks will enable the Company to gain a greater share of high margin long distance transport traffic.

  Leverage Strategic Relationships with IXCs. The Company, through its networks, provides customers with an integrated, one-stop shopping approach to their telecommunications needs through its strategic relationships with IXCs such as AT&T, MCI, Sprint, WorldCom and others. The goal of these relationships is for the Company's networks to offer their local services in conjunction with the long distance services of these IXCs. Management believes that working in partnership with IXCs enables the Company to (i) utilize extensive market information from the IXCs regarding traffic patterns and building requirements to more optimally construct and extend its networks, (ii) work closely with IXC account teams to provide an integrated service approach to end users, (iii) increase market penetration by capitalizing on the IXCs' name recognition and
(iv) lower sales and marketing costs by utilizing the extensive marketing resources and salesforce of the IXCs to market the networks' products and services. In pursuing this strategy, the Company has entered into a national service agreement with AT&T (the "National Service Agreement") pursuant to which the Company, through its networks, will be an AT&T preferred supplier of dedicated special access and switched access transport services. The Company has also passed AT&T's Switch Network Validation Test.

  Expand Enhanced Service Offerings. Four of the Company's networks operate in partnership with !NTERPRISE, a leading, nationwide network integrator that designs, develops and deploys state-of-the-art data networks (including both network services and equipment) to support and enhance the information systems with which the customers of the !NTERPRISE Partnerships (as defined herein) operate their businesses. !NTERPRISE co-markets enhanced services, including frame relay, ATM data transport, business video conferencing, private line data interconnect service and LAN connection and monitoring services to the networks' customers in the networks' respective markets through its partnerships with the Company's networks. The Company believes that the partnerships with !NTERPRISE provide the opportunity to offer network customers a full complement of enhanced services more rapidly and without the Company incurring the cost and overhead of establishing its own nationwide enhanced services marketing, sales and installation effort. The Operating Companies intend to enter into additional partnerships with !NTERPRISE in all of the Company's existing networks and may enter into agreements with other enhanced service integrators in the future.

OWNERSHIP OF THE COMPANY AND THE OPERATING COMPANIES

  Prior to the Offerings (as defined herein), the Company was an 89% owned subsidiary of Adelphia, the seventh largest cable television company in the United States, with the balance of the Company owned by senior management. After the consummation of the Offerings (without giving effect to the over-allotment options), Adelphia will own 48.77% of the outstanding Class A Common Stock and Class B Common Stock (collectively, the "Common Stock") of the Company and will have 82.22% of the voting control through its ownership of Class B Common Stock. See "Risk Factors--Control by Principal Stockholder." As of June 30, 1996, Adelphia owned or managed cable television systems that served approximately 1.8 million subscribers in 15 states.

  The Company currently has 18 networks (including three under construction). The Company owns these networks through (i) partnerships with 10 Local Partners (the "Operating Partnerships") and (ii) three wholly owned subsidiaries of the Company and one corporation in which it is a minority shareholder ("Operating Corporations") (collectively, the Operating Partnerships and the Operating Corporations are referred to herein as the "Operating Companies"). The Company is responsible for the network design, construction, management and operation of the Operating Companies, for which it receives management fees which are based on the Company's costs.

  The Company's executive offices are located at 5 West Third Street, Coudersport, Pennsylvania 16915, and its telephone number is (814) 274-9830.

  The following is an overview of the Company's current network structure.

                                 ACTUAL OR
                               EXPECTED DATE  HYPERION
COMPANY NETWORKS              OF OPERATION(B) INTEREST     LOCAL PARTNER(S)
----------------              --------------- -------- -------------------------
      Northeast Cluster
Albany, NY(a)................       2/95        50.0%  Time Warner/Advance(c)
Binghamton, NY(a)............       3/95        20.0   Time Warner/Advance(c)
Buffalo, NY(a)...............       1/95        40.0   Tele-Communications, Inc.
                                                       Time Warner/Advance(d)
Syracuse, NY(a)..............       8/92        50.0   Time Warner/Advance(c)(d)
Vermont......................      11/94       100.0   (d)
    Mid-Atlantic Cluster
Charlottesville, VA..........      11/95       100.0   (d)
Harrisburg, PA...............       4/95        50.0   Lenfest Communications
Morristown, NJ...............       7/96        19.7   TKR Cable(e)
New Brunswick, NJ............      11/95        19.7   TKR Cable(e)
Philadelphia, PA.............       8/96        50.0   PECO Energy
Richmond, VA.................       9/93        37.0   Continental Cablevision
Scranton/Wilkes-Barre, PA....    mid-1997      100.0   (d)
York, PA.....................    mid-1997       50.0   Susquehanna Cable
      Mid-South Cluster
Lexington, KY(f).............      12/96        50.0   TKR Cable(g)
Louisville, KY(f)............       3/95        50.0   TKR Cable(g)
Nashville, TN(f).............      11/94        95.0   InterMedia Partners
       Other Networks
Jacksonville, FL.............       9/92        20.0   Continental Cablevision
Wichita, KS..................       9/94        49.9   Gannett

--------
(a) The Company has entered into a non-binding letter of intent with Time Warner to increase its ownership interest in the Buffalo network to 50% and in the Syracuse network to 100%, and to eliminate its ownership interests in and management responsibility for the Albany and Binghamton networks. See "--Recent Developments."

(b) Refers to the date on which (i) the network is connected to at least one IXC POP; (ii) the network is capable of accepting traffic from IXCs and end users; (iii) the Company's central office is fully functional and (iv) the initial network SONET fiber rings has been completed.

(c) The interests in the Albany, Binghamton and Syracuse networks are all owned by one Operating Company.

(d) Adelphia or its affiliates lease fiber capacity to the Operating Companies in these networks.

(e) The interests in the Morristown and New Brunswick networks are owned by one Operating Company. Sutton Capital Associates also owns a minority interest in the Operating Company.

(f) The Company's interest in these networks has recently changed. See "-- Recent Developments."

(g) The interests in the Lexington and Louisville networks are owned by one Operating Company.

RECENT DEVELOPMENTS

  Time Warner Letter of Intent. Under a non-binding letter of intent with Time Warner, dated as of June 17, 1996, the Company would consolidate its Operating Partnership interests in the State of New York by (i) increasing its ownership interest in the Buffalo Operating Partnership to 50% and in the Syracuse network to 100% and (ii) eliminating its ownership interests in and management responsibility for the Albany and Binghamton networks. In addition, the letter of intent provides that, upon the consummation of the transaction, neither party will be subject to the non-competition provisions contained in the existing partnership agreements with respect to the markets from which they are withdrawing. The consummation of this transaction is subject to numerous terms and conditions including the negotiation and execution of definitive, binding agreements. No assurances can be given as to whether or when, or the terms upon which, such transaction will be consummated.

  Sale of Partnership Interest in the South Florida Partnership. On May 16, 1996, the Company completed the sale of its 15.7% partnership interest in TCG South Florida (the "South Florida Partnership") to Teleport Communications Group Inc. for an aggregate sales price of approximately $11.6 million resulting in a pre-tax gain of approximately $8.4 million, and the Company was released from its covenant not to compete with respect to the South Florida market. Amounts related to the South Florida Partnership included in the Company's investments and equity in net loss of joint ventures as of and for the year ended March 31, 1996 and as of the date of sale and the three months ended June 30, 1996 were approximately $3.4 million and ($0.8) million, respectively, and $3.2 million and ($0.2) million, respectively.

  Other Changes in Partnership Interests. The Company recently entered into agreements pursuant to which the Company's ownership interests in certain of the Operating Partnerships have increased in three networks. These transactions are consistent with the Company's goal to own at least a 50% interest in its Operating Partnerships in the future, and where appropriate the Company may consider similar transactions from time to time in its other markets.

  On August 1, 1996, the Company purchased general and limited partnership interests in the Nashville, Tennessee Operating Partnership from InterMedia and Robin Media. The aggregate purchase price was approximately $5.0 million. As a result of this acquisition, the Company's ownership interest in this partnership was increased to 95%.

  Pursuant to an amendment dated May 8, 1996 to the partnership agreement relating to the Lexington and Louisville networks, the Company increased its partnership ownership interest in Louisville and Lexington, Kentucky to 50% for estimated required additional capital contributions of approximately $3.0 million, of which $1.0 million remained unpaid as of September 30, 1996.

  Issuance of 13% Senior Discount Notes and Warrants. On April 15, 1996, the Company received net proceeds of $168.6 million from the issuance of $329 million in aggregate principal amount at maturity of 13% Senior Discount Notes due April 15, 2003 (the "Senior Notes") and warrants to purchase an aggregate of 5.76% of the then outstanding common stock (which will be reclassified as Class B Common Stock upon the consummation of the Recapitalization Events) (the "Warrants"). See "Description of Capital Stock--Warrants."

  Acquisition of Fiber Backbone. Effective September 30, 1996, the Vermont Operating Company (as defined herein) purchased approximately 280 miles of SONET ring fiber backbone presently used by the Company in Vermont from Adelphia for $5.4 million, Adelphia's historical cost for such assets, subject to post-closing adjustments. Prior to such purchase, the Company had been leasing such fiber backbone in the Vermont network from Adelphia at an annual rate of approximately $1.0 million.

  Interconnection Activities. The Company has completed the required interconnection agreements with NYNEX, subject to state regulatory approval, for all of its networks in the Northeast Cluster. The Company is also a participant in a stipulation executed with Bell South in December 1995, that provides for interconnection in the Jacksonville market, and is involved in negotiations with Bell South and Bell Atlantic for interconnection agreements that will cover its operating networks throughout the Mid-South and Mid-Atlantic Clusters (other than Charlottesville), respectively. The Company expects that these negotiations will be completed by the end of 1996.

  Recent Regulatory Actions. The FCC has adopted many, but not all, of the rules required to implement the Telecommunications Act. Rulemakings regarding support for universal telephone service and reform of the current regime of access charges paid by long distance carriers are expected to be completed in the first half of 1997. The FCC's orders implementing the provisions of the Telecommunications Act relating to telephone number portability and local telephone competition are subject to Petitions for Reconsideration at the FCC and the FCC's order implementing the Telecommunications Act relating to local telephone competition is subject to Petitions for Review filed before federal appeals courts. The Eighth Circuit Court of Appeals has granted a stay of the pricing and certain other provisions of the FCC's local telephone competition rules. The stay is limited to certain FCC rules. None of the provisions of the Telecommunications Act has been stayed. See "Regulation--Telecommunications Act of 1996."

                                 THE OFFERINGS

  13,200,000 shares of Class A Common Stock are initially being offered in the United States (the "U.S. Offering") and 3,300,000 shares of Class A Common Stock are concurrently being offered outside the United States (the "International Offering"). The U.S. Offering and the International Offering are referred to collectively in this Prospectus as the "Offerings."

Class A Common Stock Offered: (1)
   U.S. Offering...............................  13,200,000
   International Offering......................   3,300,000
                                                 ----------
    Total......................................  16,500,000
                                                 ==========
Common Stock outstanding
 after the Offerings: (1)(2)
   Class A Common Stock........................  16,500,000
   Class B Common Stock........................  20,000,000
                                                 ----------
    Total .....................................  36,500,000
                                                 ==========
Use of Proceeds ...............................  The Company currently intends to use the net proceeds from
                                                 the Offerings, together with
                                                 the remaining net proceeds from
                                                 the offering of the Senior
                                                 Notes and Warrants, to fund the
                                                 Company's capital expenditures,
                                                 working capital requirements,
                                                 operating losses and pro rata
                                                 investments in Operating
                                                 Companies and for general
                                                 corporate purposes.
Proposed Nasdaq National Market Symbol ........  HYPT

--------
(1) The Underwriters have been granted an option to purchase an additional 1,980,000 shares at the initial public offering price, less the underwriting discount, solely to cover over-allotments. Additionally, the International Underwriters have been granted a similar option with respect to an additional 495,000 shares as part of the concurrent international offering. In the event that the Underwriters exercise such over-allotment options, Adelphia (the "Selling Stockholder"), the Company's controlling stockholder, may elect to satisfy such over-allotment options by selling shares of its Class A Common Stock; however, to the extent that the Selling Stockholder elects not to do so, such shares will be issued and sold by the Company. See "Use of Proceeds," "Principal Stockholders" and "Underwriting."
(2) Excludes, as of October 3, 1996, (i) 21,226,854 shares of Class A Common Stock reserved for issuance upon the conversion of outstanding Class B Common Stock and Class B Common Stock issuable upon the exercise of outstanding Warrants, (ii) 5,000,000 shares of Class A Common Stock reserved for issuance under the Company's 1996 Plan (as defined herein) and
    (iii) 1,226,854 shares of Class B Common Stock issuable upon the exercise of outstanding Warrants. See "Management--Long-Term Compensation Plan" and "Description of Capital Stock--Common Stock" and "--Warrants."

                      SUMMARY CONSOLIDATED FINANCIAL DATA

  The following summary financial data (except the unaudited information for the fiscal years ended March 31, 1992 and 1993, and the three months ended June 30, 1995 and 1996) are derived from, and should be read in conjunction with, the audited Consolidated Financial Statements of the Company and the related Notes thereto contained herein. The unaudited information for the fiscal years ended March 31, 1992 and 1993 and the three months ended June 30, 1995 and 1996 are derived from other Company information. All of the following information should be read in conjunction with the Company's Consolidated Financial Statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained elsewhere in this Prospectus.

COMPANY DATA (A):
                                                                         THREE MONTHS
                                FISCAL YEAR ENDED MARCH 31,             ENDED JUNE 30,
                          --------------------------------------------  ----------------
                           1992    1993     1994      1995      1996     1995     1996
                          ------  -------  -------  --------  --------  -------  -------
                               (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS
DATA:
 Telecommunications
  service and management
  fee revenue...........  $   --  $    89  $   417  $  1,729  $  3,322  $   686  $ 1,102
 Operating expenses:
 Network operations.....       2       19      330     1,382     2,690      628      859
 Selling, general and
  administrative........     209      921    2,045     2,524     3,084      831    1,027
 Depreciation and
  amortization..........      --       30      189       463     1,184      250      695
                          ------  -------  -------  --------  --------  -------  -------
 Operating loss.........    (211)    (881)  (2,147)   (2,640)   (3,636)  (1,023)  (1,479)
 Gain on sale of
  investment............      --       --       --        --        --       --    8,405
 Interest income........      --       --       17        39       199       16    1,433
 Interest expense and
  fees..................      --       --   (2,164)   (3,321)   (6,088)  (1,328)  (6,169)
 Equity in net loss of
  joint ventures........      --     (194)    (528)   (1,799)   (4,292)    (797)  (1,636)
 Net (loss) income .....  $ (211) $(1,075) $(4,725) $ (7,692) $(13,620) $(3,113) $   551
 Net (loss) income per
  weighted average share
  of common stock.......  $(0.01) $ (0.05) $ (0.24) $  (0.38) $  (0.68) $ (0.16) $  0.03
 Weighted average shares
  of common stock
  outstanding...........  20,000   20,000   20,000    20,000    20,000   20,000   21,050
OTHER COMPANY DATA:
 EBITDA (b).............  $ (211) $  (851) $(1,958) $ (2,177) $ (2,452) $  (773) $  (784)
 Capital expenditures
  and Company
  investments (c).......      60    3,891    8,607    10,376    18,899    5,390    6,568
 Cash used in operating
  activities............    (184)    (725)  (2,121)   (2,130)     (833)  (1,621)  (2,657)
 Cash (used in) provided
  by investing
  activities............     (60)  (3,806)  (8,607)  (10,376)  (18,899)  (5,390)   5,050
 Cash provided by
  financing activities..     248    4,645   10,609    12,506    19,732    7,011  129,749

                                     AS OF MARCH 31,                   AS OF
                         -------------------------------------------  JUNE 30,
                         1992    1993     1994      1995      1996      1996
                         -----  -------  -------  --------  --------  --------
                                      (AMOUNTS IN THOUSANDS)
BALANCE SHEET DATA:
 Cash and cash
  equivalents........... $   5  $   118  $    --  $     --  $     --  $132,142
 Total assets...........    82    4,316   14,765    23,212    35,269   176,793
 Long term debt.........    --    4,814   19,968    35,541    50,855   194,475
 Stockholders' equity
  (deficiency)..........  (211)  (1,286)  (6,011)  (13,703)  (27,323)  (18,685)

--------
(a) Financial information for the Company and its consolidated subsidiaries. As of June 30, 1996, 13 of the Company's networks were owned by joint ventures in which it owns an interest of 50% or less, and for which the Company reports its interest pursuant to the equity method of accounting consistent with generally accepted accounting principles.
(b) EBITDA consists of net (loss) income before interest, equity in net loss of joint ventures, gain on sale of investment, income taxes, depreciation and amortization for the periods presented. It is a measure commonly used in the telecommunications industry and is presented to assist in understanding the Company's operating results. However, it is not intended to represent cash flow or results of operations in accordance with generally accepted accounting principles. See the Company's Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus.
(c) For the fiscal years ended March 31, 1992, 1993, 1994, 1995, 1996 and the three months ended June 30, 1995 and 1996, the Company's capital expenditures (including capital expenditures relating to its wholly owned Operating Companies) were $0.1, $2.0, $3.1, $2.9, $6.1, $1.4 and $1.8 million, respectively, and the Company's investments in its less than wholly owned Operating Companies and the South Florida Partnership were $0.0, $1.9, $5.5, $7.5, $12.8, $4.0 and $4.8 million, respectively, for the same periods. See the Company's Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus.

                             SUMMARY OPERATING DATA

  The following summary operating data is unaudited information that represents data for 100% of the Operating Companies' networks and is derived from Company information. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Supplementary Operating Company Financial Analysis." As of June 30, 1996, 13 of the Company's 17 networks were 50% or less owned by the Company, and as of September 30, 1996, 14 of the Company's 18 networks were 50% or less owned by the Company. The Company reports its interest in such 50% or less owned networks pursuant to the equity method of accounting consistent with generally accepted accounting principles. As a result, the financial information set forth below is not indicative of the Company's overall financial position and investors should not place undue reliance on such information when considering an investment in the Class A Common Stock offered hereby. The Company was organized in October 1991 and did not offer service through its Operating Companies until after Fiscal 1992.


NETWORK DATA
(UNAUDITED)(A):
                                                                   THREE MONTHS
                                                                       ENDED
                              FISCAL YEAR ENDED MARCH 31,            JUNE 30,
                          ---------------------------------------  --------------
                          1992  1993    1994     1995      1996     1995    1996
                          ---- ------  -------  -------  --------  ------  ------
                                    (AMOUNTS IN THOUSANDS)
STATEMENT OF OPERATIONS
DATA:
 Network revenues.......  $--  $  195  $   962  $ 3,056  $  7,763  $1,505  $2,926
 Operating expenses:
 Network operations.....   --     504      789    1,946     4,871     819   1,501
 Selling, general and
 administrative.........   --     353    1,145    2,439     5,316     973   1,941
 Depreciation and
 amortization...........   --     207      839    2,467     6,137   1,298   2,709
                          ---  ------  -------  -------  --------  ------  ------
 Operating loss.........   --    (869)  (1,811)  (3,796)   (8,561) (1,585) (3,225)
 Net loss...............   --    (948)  (2,077)  (4,569)  (11,285) (1,945) (4,112)
OTHER OPERATING DATA:
 EBITDA (b).............  $--  $ (662) $  (972) $(1,329) $ (2,424) $ (287) $ (516)
 Capital expenditures...   --   4,947   13,790   24,658    45,177   7,980  13,887

                                             AS OF MARCH 31,            AS OF
                                   ----------------------------------- JUNE 30,
                                   1992  1993   1994    1995    1996     1996
                                   ---- ------ ------- ------- ------- --------
                                              (AMOUNTS IN THOUSANDS)
BALANCE SHEET DATA:
 Gross Property, Plant & Equipment
 (c).............................. $60  $6,952 $21,907 $49,107 $97,318 $112,497
 Capital lease obligations (d)....  --   1,244   3,291  11,166  18,163   24,833

                                                  AS OF    AS OF       AS OF
                                                MARCH 31, JUNE 30, SEPTEMBER 30,
                                                  1996      1996       1996
                                                --------- -------- -------------
OTHER NETWORK DATA:
 Networks in operation.........................       13       13          15
 Cities served (e).............................       19       19          33
 Networks under construction...................        4        4           3
 Route miles (e)...............................    2,210    2,647       2,887
 Fiber miles (e)...............................  106,080  127,063     138,571
 Buildings connected...........................      822      908       1,101
 LEC-COs collocated (f)........................       44       69          89
 Voice grade equivalent circuits...............  186,292  279,864     316,080
 Switches installed (g)........................        5        5           6
 Employees (h).................................      155      155         179

--------
(a) Unless otherwise stated, represents the summation of all of the networks' financial and operating information for each of the categories presented. Network Data is derived from the Operating Companies' records and presents information for the Company's networks, but does not include information for the South Florida Partnership.
(b) EBITDA consists of net (loss) income before interest, equity in net loss of joint ventures, gain on sale of investment, income taxes, depreciation and amortization for the periods presented. It is a measure commonly used in the telecommunications industry and is presented to assist in understanding the Company's operating results. However, it is not intended to represent cash flow or results of operations in accordance with generally accepted accounting principles.
(c) Represents total property, plant and equipment (before accumulated depreciation) of the networks, the Company's Network Operations and Control Center (the "NOCC") and the Company. Excludes the $5.4 million (subject to post-closing adjustments) SONET ring fiber backbone purchased by the Vermont Operating Company from Adelphia effective September 30, 1996. See "--Recent Developments."
(d) Represents fiber lease financings with the respective Local Partners for each network.
(e) Excludes networks under construction.
(f) LEC-CO collocated means that the Company has interconnected its network at the LEC-CO.
(g) Represents Lucent Technologies ("Lucent") 5ESS switches or remote switch modules which deliver full switch functionality.
(h) Employees includes combined employees of the Operating Companies and the Company.

                                 RISK FACTORS

  In addition to the other information in this Prospectus, prospective investors should consider carefully the following risk factors in evaluating the Company and its business before purchasing Class A Common Stock in the Offerings. This Prospectus contains certain statements of a forward-looking nature relating to future events or the future financial performance of the Company. Prospective investors are cautioned that such statements are only predictions and that actual events or results may differ materially. In evaluating such statements, prospective investors should specifically consider the various factors identified in this Prospectus, including the matters set forth below, which could cause actual results to differ materially from those indicated by such forward-looking statements.

  Negative Cash Flow and Operating Losses; Limited History of Operations. The Company has experienced significant losses since its inception, with operating losses of approximately ($2.1) million, ($2.6) million and ($3.6) million for the fiscal years ended March 31, 1994, 1995 and 1996, respectively, and ($1.0) million and ($1.5) million for the quarters ended June 30, 1995 and 1996, respectively. The Company expects to continue to incur substantial operating losses in the foreseeable future as it pursues its plans to expand its networks, service offerings and customer base. There can be no assurance that such losses will not continue indefinitely. The Company currently accounts for its ownership interests in the Operating Companies in which it does not have majority ownership interest using the equity method and, therefore, the Company's consolidated financial statements include only the Company's pro rata share of the Operating Companies' and the South Florida Partnership's net losses as equity in net losses of joint ventures.

  The Company was formed in October 1991 and, as of September 30, 1996, only four of its 18 networks had been in operation for more than 24 months, and three networks were not yet in operation. Prospective investors therefore have limited historical financial information about the Company upon which to base an evaluation of the Company's performance. The development of the Company's businesses and the installation and expansion of its networks require significant expenditures, a substantial portion of which are made before any revenues may be realized. Certain of the expenditures, including marketing, sales and general and administrative costs, are expensed as incurred, while certain other expenditures, including network design and construction, negotiation of rights-of-way and costs to obtain legal and regulatory approval, are deferred until the applicable network is operational. The Company will continue to incur significant expenditures in connection with the construction, acquisition, development and expansion of the Company's and Operating Companies' networks, services and customer base.

  In light of the Company's limited operating history, its history of significant operating losses and its expectation that it will continue to incur significant expenses and operating losses for the foreseeable future, there can be no assurance that the Company will be able to implement its growth strategy, or achieve or sustain profitability.

  Substantial Leverage. As of June 30, 1996, the Company's total amount of debt outstanding was $194.5 million and the Company had a stockholders' deficiency of $18.7 million. In addition, in each year since its inception, the Company's earnings have been inadequate to cover its fixed charges by a substantial margin. Commencing on October 15, 2001, semi-annual cash interest payments of $21.4 million will be due on the Senior Notes, which substantially exceeds the Company's gross revenues of approximately $3.3 million for the year ended March 31, 1996.

  Because the Company currently has a consolidated cash flow deficit, its ability to make cash interest payments on the Senior Notes commencing on October 15, 2001 and to repay its obligations on the Senior Notes at maturity will be dependent on developing one or more sources of cash flow prior to the date on which cash interest payment obligations begin on the Senior Notes. To accomplish this the Company may seek to (i) refinance all or a portion of the Senior Notes, (ii) sell all or a portion of its interests in one or more of the Operating Companies, (iii) negotiate with its current Local Partners to permit any excess cash generated by its Operating Companies to be distributed to partners rather than invested in the businesses of such Operating Companies and/or (iv) invest in companies that will make substantial cash distributions on or before the maturity of the Senior Notes. There can be no assurance that (i) there will be a market for the debt or equity securities of the Company in the future, (ii) the Company will be able to sell assets in a timely manner or on commercially reasonable terms or in an amount that will be sufficient to make cash interest payments and repay the Senior Notes when due, (iii) the Company will be able to persuade its Local Partners that cash generated by the operations of the Operating Companies should be distributed to partners or shareholders or (iv) the Company will be able to locate and invest in companies that will be mature enough to make substantial cash contributions to the Company prior to the maturity date of the Senior Notes.

  Risks Associated with Joint Ventures. Most of the Operating Companies' Local Partner Agreements (as defined) contain mandatory buy/sell provisions that, after a certain number of years, can be initiated by either partner and result in one partner purchasing all of the other partner's interests. Accordingly, there can be no assurance that the Company and its subsidiaries will continue to be in partnership with their current Local Partner, or any other partner, in each of their respective markets, or that the Company or its subsidiaries will have sufficient funds to purchase the partnership interest of such other partner. In addition, if a partner triggers such buy/sell provisions and the Company is unable to purchase the initiating partner's interests, the Company will be forced to sell its interests to the partner, thereby terminating the partnership, which could result in a material adverse effect on the future cash flow of the Company.

  The bankruptcy or insolvency of a Local Partner or an Operating Company could result in the termination of the respective Local Partner Agreement and the related Fiber Lease Agreement (as defined). The effect of such terminations could be materially adverse to the Company and the respective Operating Company. Similarly, all of the Management Agreements (as defined), two of the Local Partner Agreements and five of the Fiber Lease Agreements can be terminated by the respective Local Partner at various times during the next seven years. While the Company believes such agreements will be renewed, there can be no assurance that the Local Partner will not seek to terminate the agreements. See "Business--Operating Agreements." Accordingly, the failure to renew such agreements could materially adversely affect the Company and the respective Operating Companies. In addition, the failure of a Local Partner to make required capital contributions could have a material adverse effect on the Company and the respective Operating Company.

  The Indenture with respect to the Senior Notes does not restrict the amount of indebtedness that can be incurred by Operating Companies in which the Company owns a less than 45% interest. Accordingly, the Company's ability to access the cash flow and assets of such Operating Companies may be severely limited. While none of the Operating Companies currently has a substantial amount of indebtedness, there can be no assurance that such Operating Companies will not incur substantial indebtedness in the future.

  Competition. In each of the markets served by the Company's networks, the services offered by the Company compete principally with the services offered by the incumbent LEC serving that area. Incumbent LECs have long-standing relationships with their customers, have the potential to subsidize competitive services from monopoly service revenues, and benefit from favorable state and federal regulations. In light of the passage of the Telecommunications Act, federal and state regulatory initiatives will provide increased business opportunities to CLECs such as the Company, but regulators are likely to provide incumbent LECs with increased pricing flexibility for their services as competition increases. If incumbent LECs are allowed by regulators to lower their rates substantially, engage in excessive volume and term discount pricing practices for their customers, or charge CLECs excessive fees for interconnection to the incumbent LECs' networks, the net income and cash flow of CLECs, including the Operating Companies, could be materially adversely affected.

  The Telecommunications Act also establishes procedures under which the Regional Bell Operating Companies ("RBOCs") can obtain authority to provide long distance services if they comply with certain interconnection requirements. There has been significant merger activity among the RBOCs in anticipation of entry into the long distance market. If RBOCs are permitted to provide such services, they will ultimately be in a position to offer single source service. This could result in decreased market share for the major IXCs, which are the Company networks' major customers. Such a result could have an adverse effect on the Company.

  The Company also faces, and will continue to face, competition from other current and potential market entrants, including other CLECs, AT&T, MCI, Sprint and other IXCs, cable television companies, electric utilities, microwave carriers, wireless telecommunications providers and private networks built by large end users. A number of markets served by the Company already are served by one or more CLECs. In addition, all three major IXCs are expected to enter the market for local telecommunications services. MCI has announced that it will invest more than $2.0 billion in fiber optic rings and local switching equipment in major metropolitan markets throughout the United States, and AT&T has filed applications with state regulatory authorities for authority to provide local telecommunications services in all 50 states. Although the Company has good relationships with the IXCs, there are no assurances that any of these IXCs will not build their own facilities or resell the services of other carriers rather than use the Company's services when entering the market for local exchange services.

  The Company also competes with equipment vendors and installers, and telecommunications management companies with respect to certain portions of its business.

  Many of the Company's current and potential competitors, particularly incumbent LECs, have financial, personnel and other resources substantially greater than those of the Company, as well as other competitive advantages over the Company. See "Competition" for more detailed information on the competitive environment faced by the Company.

  Regulation and Risks of the Telecommunications Act. The Company is subject to varying degrees of federal, state and local regulation. The Company is not currently subject to price cap or rate of return regulation by the FCC, nor is it currently required to obtain FCC authorization for the installation, acquisition or operation of its network facilities. However, the FCC has determined that nondominant carriers, such as the Company and the Operating Companies, are required to file interstate tariffs on an ongoing basis. The Telecommunications Act also requires the FCC to establish a subsidy mechanism for universal telephone service to which the Company will be required to contribute. The Operating Companies that provide intrastate services are also generally subject to certification and tariff filing requirements by state regulators and may also be subject to state reporting, customer service and universal service requirements. Challenges to these tariffs and certificates by third parties could cause the Company to incur substantial legal and administrative expenses. In addition, under the Telecommunications Act, provision of switched services by the Company could be subject to new universal service and other federal regulatory requirements.

  Although the Telecommunications Act eliminates legal barriers to entry, no assurance can be given that changes in current or future regulations adopted by the FCC or state regulators or other legislative or judicial initiatives relating to the telecommunications industry would not have a material adverse effect on the Company. In particular, the Company's belief that the entire $97 billion local exchange market may ultimately be open to CLEC competition depends upon favorable interpretation of the Telecommunications Act, and the ability of the Company and the Operating Companies to compete in these new market segments may be adversely affected if incumbent LECs are granted greater pricing flexibility and other regulatory relief that enables them to impose costs on potential competitors or otherwise restrict the Company's ability to serve its customers and attract new customers. In addition, the Telecommunications Act removes entry barriers for all companies and could increase substantially the number of competitors offering comparable services in the Company's markets. See "Regulation--Overview" for more detailed information on the regulatory environment in which the Company and the Operating Companies operate.

  Control by Principal Stockholder. Upon completion of the Offerings (and assuming no exercise of the over-allotment options), Adelphia will possess approximately 82.22% of the combined voting power of both classes of Common Stock. Accordingly, Adelphia will be able to control the vote on corporate matters requiring stockholder approval, including, but not limited to, electing directors, amending the Company's Certificate of Incorporation and approving mergers or sales of substantially all of the Company's assets. In addition, pursuant to agreements between the Company, Adelphia and certain of the Company's senior management, Adelphia has the power to control certain corporate transactions of the Company, including its ability to enter into joint ventures and other business relationships. As a result, the Company may be subject to the effect of possible conflicts of interest arising from the relationship with Adelphia in connection with the pursuit of business opportunities in the telecommunications industry. Although directors of the Company who are also directors of Adelphia have certain fiduciary obligations to the Company under Delaware law, such directors are in positions that may create conflicts of interest. There can be no assurance that any such conflict will be resolved in favor of the Company. Three directors of Adelphia serve on the Special Nominating Committee of the Board of Directors of the Company, which is empowered to expand the number of seats on the Company's Board of Directors by up to four and to fill the vacancies created thereby. See "Management--Board Committees." In addition, Adelphia has agreed to vote its shares of the Common Stock of the Company to elect the Management Stockholders (as defined herein) to the Company's Board of Directors. See "Certain Relationships and Transactions" and "Principal Stockholders."

  Dependence on Key Personnel. The success of the Company and its growth strategy depends in large part on the Company's ability to attract and retain key management, marketing and operations personnel. Currently, the Company's businesses are managed by a small number of management and operating personnel with certain other services, including financial and certain accounting services, provided by Adelphia. There can be no assurance that the Company will attract and retain the qualified personnel needed to manage, operate and further develop its business. In addition, the loss of the services of any one or more members of the Company's senior management team could have a material adverse effect on the Company.

  Significant Future Capital Requirements. Expansion of the Company's existing networks and services and the development of new networks and services require significant capital expenditures. The Company's operations have required and will continue to require substantial capital investment for (i) the installation of electronics for switched services in the Company's networks,
(ii) the expansion and improvement of the Company's NOCC and existing networks and (iii) the design, construction and development of additional networks. The Company plans to make substantial capital investments and investments in Operating Companies in connection with the installation of 5ESS switches or remote switching modules in all of its existing operating markets by mid-1997 and additional 5ESSs or remote switching modules in each of the Company's future operational markets. Expansion of the Company's networks will include the geographic expansion of the Company's existing clusters and the development of new markets. The Company expects to continue to build networks in additional markets which the Company anticipates will include additional networks with cable and utility partners that have broader geographic coverage and require higher capital outlays than those with cable partners in the past. The Company estimates that it will require approximately $200 million to fund anticipated capital expenditures, working capital requirements and operating losses of the Company and to make investments in existing and new Operating Companies and to enter certain additional markets during calendar 1997 and 1998. In order to achieve its goal of entering new markets by the end of 1998, the Company is seeking additional capital through the Offerings. The Company also expects to fund additional capital requirements through existing resources, secured credit facilities at the Company and Operating Company levels, internally generated funds, equity invested by Local Partners in Operating Companies, additional Operating Companies and additional debt or equity financings, as appropriate.

  The Company also has been required to fund the purchase of certain partnership interests in the Louisville Operating Partnership and the Nashville Operating Partnership and may be required to raise capital to purchase the partnership interests of a Local Partner seeking to exercise its right to sell its partnership interest. See "--Risks Associated with Joint Ventures," "Prospectus Summary--Recent Developments" and "Business--Operating Agreements--Local Partner Agreements." There can be no assurance, however, that the Company will be successful in generating sufficient cash flow or in raising sufficient debt or equity capital on terms that it will consider acceptable, or at all. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

  The expectations of required future capital expenditures are based on the Company's current estimates. There can be no assurance that actual expenditures will not significantly exceed current estimates.

  Holding Company Structure; Inability to Access Cash Flow. The Company is a holding company with substantially all of its operations conducted through the Operating Companies, and the Company expects that it could develop new networks and operations in the future through joint ventures in which the Company will own less than 50% of the equity interests. Accordingly, the Company's cash flow and, consequently, its ability to service its debt, including the Senior Notes, the Adelphia Note (as defined) and any other indebtedness, is dependent on its pro rata share of the cash flow of the Operating Companies and the payment of funds by those Operating Companies in the form of management fees, loans, dividends, distributions or otherwise. The Operating Companies are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the Senior Notes or to make any funds available therefor, whether in the form of loans, dividends, distributions or otherwise. Furthermore, the Company may be unable to access the cash flow of certain of the Operating Companies because it holds a 50% or less ownership interest in certain of such entities and, therefore, does not have the requisite control to cause such entities to make distributions or pay dividends (as applicable) to the partners or equity holders (as applicable). In addition, such entities will be permitted to incur indebtedness that may severely restrict or prohibit the making of distributions, the payment of dividends (as applicable) or the making of loans. See "--Risks Associated with Joint Ventures" and "--Substantial Leverage."

  Expansion Risk. The Company is experiencing a period of rapid expansion which the Company believes will accelerate following the Offerings. The operating complexity of the Company, as well as the level of responsibility for management personnel, has increased as a result of this expansion. The Company's ability to manage such growth effectively will require it to continue to expand and improve its operational and financial systems and to expand, train and manage its employee base.

  Dependence on Business from IXCs. For the year ended March 31, 1996, approximately 75% of the Operating Companies' combined revenues were attributable to access services provided to MCI, AT&T and other IXCs. The loss of access revenues from IXCs in general or the loss of MCI or AT&T as a customer could have a material adverse effect on the Company's business. See "Business--Company Strategy."

  The Company's growth strategy assumes increased revenues from IXCs and end users following the deployment of switches in the Company's networks and the provision of switched access origination and termination services. In addition, the Company competes in its markets with other CLECs for IXC business. Accordingly, there is no assurance that the IXCs will continue to increase their utilization of the Company's services, or will not reduce or cease their utilization of the Company's services, either of which could have a material adverse effect on the Company.

  Furthermore, the Telecommunications Act establishes procedures under which RBOCs can obtain authority to compete with the IXCs in the long distance market. Due to the Operating Companies' dependence on business from IXCs, any loss of market share by the IXCs could have a material adverse effect on the Company.

  Need to Obtain and Maintain Permits and Rights-of-Way. There can be no assurance that the Company or the Operating Companies, through Local Partners, Adelphia or their own efforts, will be able to maintain existing permits and rights-of-way or to obtain and maintain the other permits and rights-of-way needed to develop and operate existing and future networks. In addition, the Company and the Operating Companies may require pole attachment or conduit use agreements with incumbent LECs, utilities or other LECs to operate existing and future networks, and there can be no assurance that such agreements will be obtained or will be obtainable on reasonable terms. Failure to obtain or maintain such permits, rights-of-way and agreements could have a material adverse effect on the Company's ability to operate and expand its networks. See "Business--Operating Agreements--Fiber Lease Agreements."

  The amount of lease payments could be affected by the costs the Local Partners incur for attachments to poles, or use of conduit, owned by incumbent LECs or electric utilities. Various state public utility commissions ("State PUCs"), and the FCC are reviewing whether use of Local Partner facilities for telecommunications purposes (as occurs when the Operating Companies lease fiber optic capacity from Local Partners) should entitle incumbent LECs and electric utilities to higher pole attachment or conduit occupancy fees. Such increased fees could result in an increase in the amount of the lease payments made by the Operating Companies to the Local Partners and could have a significant impact on the profitability of the Operating Companies.

  Rapid Technological Changes. The telecommunications industry is subject to rapid and significant changes in technology. While the Company believes that for the foreseeable future these changes will neither materially affect the continued use of fiber optic telecommunications networks nor materially hinder the Company's ability to acquire necessary technologies, the effect of technological changes on the businesses of the Company cannot be predicted. Thus, there can be no assurance that technological developments will not have a material adverse effect on the Company.

  Anti-Takeover Provisions and Change of Control Considerations. The Company's Certificate of Incorporation and Bylaws, the provisions of the Delaware General Corporation Law and the Indenture with respect to the Senior Notes may make it difficult in some respects to effect a change of control of the Company and replace incumbent management. The existence of these provisions may have a negative impact on the price of the Class A Common Stock, may discourage third party bidders from making a bid for the Company, or may reduce any premiums paid to stockholders for their Class A Common Stock. In addition, the Board of Directors has the authority to fix the rights and preferences of and issue shares of the Company's Preferred Stock, which may have the effect of delaying or preventing a change of control of the Company without action by its stockholders.

  The Company and its Operating Companies are subject to regulation by State PUCs in the states in which they operate. Certain State PUCs have passed or are considering passing regulations that would require an investor who acquires a specified percentage of the Company's or the relevant Operating Company's securities, to obtain approval to own such securities from such State PUC. See "Regulation--State Regulation."

  No Prior Trading Market for Class A Common Stock; Potential Volatility of Stock Price. Prior to the Offerings, there has been no public market for the Class A Common Stock, and there can be no assurance that an active trading market will develop or be sustained after the Offerings. The initial public offering price will be determined through negotiations between the Company and the representatives of the Underwriters (the "Representatives") based on several factors and may not be indicative of the market price of the Class A Common Stock after the Offerings. See "Underwriting."

The market price of the shares of Class A Common Stock may be significantly affected by factors such as actual or anticipated fluctuations in the Company's operating results, new products or services or new contracts by the Company or its competitors, legislative and regulatory developments, conditions and trends in the telecommunications industry, general market conditions and other factors. In addition, the stock market has, from time to time, experienced significant price and volume fluctuations that have particularly affected the market prices for the common stock of telecommunications companies and that have often been unrelated to the operating performance of particular companies. These broad market fluctuations may also adversely affect the market price of the Company's Class A Common Stock.

  Dilution. The initial public offering price is substantially higher than the net tangible book value per share of Common Stock. Investors purchasing Class A Common Stock in the Offerings at the initial offering price will therefore incur immediate and substantial net tangible book value dilution of $7.61 per share of Class A Common Stock (assuming no exercise of the Underwriters' over-allotment option). To the extent that the Warrants or outstanding options to purchase the Common Stock are exercised or further Common Stock is issued by the Company at prices less than the then current net tangible book value, there will be further dilution. See "Dilution."

  Shares Eligible for Future Sale. Sales of substantial amounts of Class A Common Stock in the public market after the Offerings may have an adverse effect on the market price of the Class A Common Stock. The Company and the Selling Stockholder have agreed that they will not, directly or indirectly, offer, sell, grant any option to purchase or otherwise dispose (or approve any offer, sale, grant or other disposition) of any shares of Class A Common Stock, Class B Common Stock or other capital stock of the Company or any securities convertible into, or exercisable or exchangeable for, any share of Class A Common Stock or other capital stock of the Company (the "Lock-Up Agreements") (except in connection with certain transfers to affiliates, the Company's 1996 Plan and the Warrants), without the prior written consent of the Representatives for a period of 180 days after the date of this Prospectus. The Underwriters have agreed that each of Messrs. Drenning, Fajerski and Fowler may sell up to $1.0 million worth of shares of Class A Common Stock after 30 days following the date of this Prospectus. Their remaining shares will be subject to Lock-Up Agreements substantially identical to those of the Company and the Selling Stockholder. Unless otherwise restricted, all shares of Class A Common Stock issuable upon conversion of the outstanding Class B Common Stock will be immediately eligible for sale in the public market in reliance upon Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), subject to the restrictions contained therein. Additionally, the Company intends to register under the Securities Act up to 5,000,000 shares of Class A Common Stock reserved for future grants under the Company's 1996 Plan. See "Shares Eligible for Future Sale."

  Lack of Dividend History. The Company has never declared or paid any cash dividends on its Common Stock and does not expect to declare any such dividends in the foreseeable future. Payment of any future dividends will depend upon earnings and capital requirements of the Company, the Company's debt facilities and other factors the Board of Directors considers appropriate. The Company intends to retain its earnings, if any, to finance the development and expansion of its business, and therefore does not anticipate paying any dividends in the foreseeable future. In addition, the terms of the Senior Notes restrict the payment of dividends. See "Dividend Policy."

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the Class A Common Stock offered hereby, after deducting the underwriting discounts and commissions and estimated expenses of the Offerings, are estimated to be approximately $186.0 million.

  The Company currently intends to use the net proceeds from the Offerings, together with the remaining net proceeds from the offering of the Senior Notes and Warrants, to fund the Company's capital expenditures, working capital requirements, operating losses and pro rata investments in Operating Companies and for general corporate purposes. The Operating Companies and the Company will invest a substantial portion of these proceeds in capital expenditures. These capital expenditures will include: (i) connecting new buildings to the Company's networks; (ii) purchasing electronics (including switches) to increase the services provided by the Company's existing networks; (iii) financing the completion of the networks currently under construction and (iv) building additional networks in the future. In addition, the Company may use a portion of the proceeds to acquire existing networks or other telecommunications-related assets. Management will retain a substantial amount of discretion over the application of the net proceeds of the Offering and there can be assurance that the application of net proceeds will not vary significantly from the Company's current plans. Pending such uses, the net proceeds will be invested in short-term, highly liquid investment-grade securities.

  The Company expects to accelerate the expansion of its operations to take advantage of the recent regulatory changes mandated by the passage of the Telecommunications Act. In particular, the Company expects to continue to expand the Operating Companies' networks and to build networks in additional markets which the Company anticipates will include additional networks with cable and utility partners. The Company expects to fund these efforts through the sale of the Class A Common Stock offered hereby, the remaining net proceeds from the offering of the Senior Notes and Warrants, pro rata investments by Local Partners, Fiber Lease Financings (as defined), additional external financings and internally generated funds. There can be no assurance that the Company will be able to secure such sources for the development of its own networks and those of the Operating Companies. In addition, the Indenture relating to the Senior Notes limits the ability of the Company and the Operating Companies to incur additional indebtedness.

  The Underwriters have been granted an option to purchase an additional 1,980,000 shares at the initial public offering price, less the underwriting discount, solely to cover over-allotments. Additionally, the International Underwriters have been granted a similar option with respect to an additional 495,000 shares as part of the concurrent international offering. In the event that the Underwriters exercise such over-allotment options, the Selling Stockholder may elect to satisfy such over-allotment options by selling shares of Class A Common Stock; however, to the extent that such Selling Stockholder elects not to do so, then such shares will be issued and sold by the Company. If such over-allotment options are exercised in full, the total initial public offering price, underwriting discount and proceeds to (i) the Selling Stockholder, in the event that such Selling Stockholder sells all of the
shares necessary to satisfy such options, will be $     , $     , and $    ,
respectively and (ii) the Company, in the event that the Company sells all of
the shares necessary to satisfy such options, will be $     , $      , and
$      , respectively. The Company will not receive any of the proceeds from the sale of Class A Common Stock by the Selling Stockholder. See "Principal Stockholders."

                                CAPITALIZATION

  The following table sets forth the capitalization of the Company as of June 30, 1996 and as adjusted to reflect the receipt of net proceeds from the sale of 16,500,000 shares of Class A Common Stock offered by the Company (assuming no exercise of the Underwriters' over-allotment options) at an assumed initial public offering price of $12.00. This table should be read in conjunction with the Company's Consolidated Financial Statements and related Notes included elsewhere in this Prospectus.

                                                            JUNE 30, 1996
                                                       ------------------------
                                                        ACTUAL   AS ADJUSTED(1)
                                                       --------  --------------
                                                       (AMOUNTS IN THOUSANDS)
CASH AND CASH EQUIVALENTS............................. $132,142     $318,142
                                                       ========     ========
LONG-TERM DEBT
  13% Senior Discount Notes due 2003.................. $168,620     $168,620
  Note Payable--Adelphia..............................   25,855       25,855
                                                       --------     --------
TOTAL LONG-TERM DEBT.................................. $194,475     $194,475
                                                       --------     --------
STOCKHOLDERS' EQUITY (DEFICIENCY)
  Class A Common Stock, $.01 par value, 300,000,000
   shares
   authorized, no shares issued and outstanding
   (16,500,000 as
   adjusted)(2).......................................      --           165
  Class B Common Stock, $.01 par value, 150,000,000
   shares
   authorized, 20,000,000 shares issued and outstand-
   ing (20,000,000 as adjusted).......................      200          200
  Class B Common Stock Warrants.......................   11,087       11,087
  Additional paid-in-capital..........................      --       185,835
  Loans to stockholders...............................   (3,000)      (3,000)
  Accumulated deficit.................................  (26,972)     (26,972)
                                                       --------     --------
TOTAL STOCKHOLDERS' EQUITY (DEFICIENCY)...............  (18,685)     167,315
                                                       --------     --------
TOTAL CAPITALIZATION.................................. $175,790     $361,790
                                                       ========     ========

--------
(1) Reflects the effect of $186.0 million in estimated net proceeds from the issuance and sale by the Company of shares of Class A Common Stock in the Offerings.
(2) Excludes (i) 21,226,854 shares of Class A Common Stock reserved for issuance upon conversion of outstanding Class B Common Stock and Class B Common Stock issuable upon the exercise of outstanding Warrants, (ii) 5,000,000 shares of Class A Common Stock reserved for issuance under the Company's 1996 Plan, and (iii) 1,226,854 shares of Class B Common Stock issuable upon exercise of outstanding Warrants. See "Management--Long-Term Compensation Plan" and "Description of Capital Stock--Common Stock" and "--Warrants."

                                DIVIDEND POLICY

  The Company has no plans to pay dividends on the Common Stock. The Company presently intends to retain earnings to reduce outstanding indebtedness and to fund the growth of the Company's business. The payment of any future dividends will be determined by the Board of Directors in light of conditions then existing, including the Company's results of operations, financial condition, cash requirements, restrictions in financing agreements, business conditions and other factors. The ability of the Company to pay dividends is restricted by covenants contained in the Indenture relating to the Senior Notes.

                                   DILUTION

  The net tangible book value of the Company's Common Stock as of June 30, 1996 was $(25,589,001) or approximately $(1.28) per share. Net tangible book value per share represents the amount of the Company's stockholders' equity (deficiency), less intangible assets, divided by 20,000,000 shares of Common Stock outstanding.

  Net tangible book value dilution per share represents the difference between the amount per share paid by purchasers of shares of Class A Common Stock in the Offerings and the pro forma net tangible book value per share of the Common Stock immediately after completion of the Offerings. After giving effect to the sale by the Company of 16,500,000 shares of Class A Common Stock in the Offerings at an assumed initial public offering price of $12.00 per share, after deduction of underwriting discounts and commissions and estimated offering expenses, the pro forma net tangible book value of the Company as of June 30, 1996 would have been $160,411,000, or $4.39 per share of Common Stock. This represents an immediate increase in net tangible book value of $5.67 per share to existing stockholders and an immediate dilution of net tangible book value of $7.61 per share to purchasers of Class A Common Stock in the Offerings, as illustrated in the following table:

Public offering price per share of Class A Common Stock.........         $12.00
  Net tangible book value per share of Common Stock before the
 Offerings...................................................... $(1.28)
  Increase per share of Common Stock attributable to new
 investors......................................................   5.67
                                                                 ------
Pro forma net tangible book value per share of Common Stock
 after the Offerings............................................           4.39
                                                                         ------
Net tangible book value dilution per share to new investors.....          $7.61
                                                                         ======

  The following table sets forth as of June 30, 1996 the difference between the existing stockholders and the new investors in the Offerings (at an assumed initial public offering price of $12.00 per share) with respect to the number of shares purchased from the Company, the total consideration paid and the average price per share paid:

                            SHARES PURCHASED   TOTAL CONSIDERATION
                           ------------------  --------------------  AVERAGE PRICE
                             NUMBER   PERCENT     AMOUNT    PERCENT    PER SHARE
                           ---------- -------  ------------ -------  -------------
Existing stockholders..... 20,000,000  54.79%  $    200,000   0.10%     $ 0.01
New investors............. 16,500,000  45.21    198,000,000  99.90      $12.00
                           ---------- ------   ------------ ------
    Total................. 36,500,000 100.00%  $198,200,000 100.00%
                           ========== ======   ============ ======

  The foregoing tables assume no exercise of options issued under the Company's 1996 Plan or outstanding Warrants. As of October 3, 1996, there were 5,000,000 shares of Class A Common Stock reserved for issuance under the Company's 1996 Plan and 1,226,854 shares of Class B Common Stock issuable upon the exercise of outstanding Warrants at an exercise price of $0.005 per share. The Warrants may not be exercised until the earlier of (i) May 1, 1997 and
(ii) in the event a Change of Control (as defined in the warrant agreement relating to the Warrants which has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part) occurs, the date the Company mails notice thereof to holders of the Warrants. The foregoing tables also assume no exercise of the Underwriters' over-allotment options. To the extent that any of such shares are issued in connection with the 1996 Plan, outstanding Warrants or the Underwriters' over-allotment options, there will be further dilution to new investors. See "Management--Long-Term Compensation Plan" and "--Employment Contracts" and "Description of Capital Stock--Common Stock" and "--Warrants."

                     SELECTED CONSOLIDATED FINANCIAL DATA

  The following selected financial data (except the unaudited information for the fiscal years ended March 31, 1992 and 1993, and the three months ended June 30, 1995 and 1996) are derived from, and should be read in conjunction with, the audited Consolidated Financial Statements of the Company and the related Notes thereto contained herein. The unaudited information for the fiscal years ended March 31, 1992 and 1993 and the three months ended June 30, 1995 and 1996 are derived from other Company information. All of the following information should be read in conjunction with the Company's Consolidated Financial Statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained elsewhere in this Prospectus.



COMPANY DATA (A):
                                                                         THREE MONTHS
                                FISCAL YEAR ENDED MARCH 31,             ENDED JUNE 30,
                          --------------------------------------------  ----------------
                           1992    1993     1994      1995      1996     1995     1996
                          ------  -------  -------  --------  --------  -------  -------
                               (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS
DATA:
 Telecommunications
  service and management
  fee revenue...........  $   --  $    89  $   417  $  1,729  $  3,322  $   686  $ 1,102
 Operating expenses:
 Network operations.....       2       19      330     1,382     2,690      628      859
 Selling, general and
  administrative........     209      921    2,045     2,524     3,084      831    1,027
 Depreciation and
  amortization..........      --       30      189       463     1,184      250      695
                          ------  -------  -------  --------  --------  -------  -------
 Operating loss.........    (211)    (881)  (2,147)   (2,640)   (3,636)  (1,023)  (1,479)
 Gain on sale of
  investment............      --       --       --        --        --       --    8,405
 Interest income........      --       --       17        39       199       16    1,433
 Interest expense and
  fees..................      --       --   (2,164)   (3,321)   (6,088)  (1,328)  (6,169)
 Equity in net loss of
  joint ventures........      --     (194)    (528)   (1,799)   (4,292)    (797)  (1,636)
 Net (loss) income .....  $ (211) $(1,075) $(4,725) $ (7,692) $(13,620) $(3,113) $   551
 Net (loss) income per
  weighted average share
  of common stock.......  $(0.01) $ (0.05) $ (0.24) $  (0.38) $  (0.68) $ (0.16) $  0.03
 Weighted average shares
  of common stock
  outstanding...........  20,000   20,000   20,000    20,000    20,000   20,000   21,050
OTHER COMPANY DATA:
 EBITDA (b).............  $ (211) $  (851) $(1,958) $ (2,177) $ (2,452) $  (773) $  (784)
 Capital expenditures
  and Company
  investments (c).......      60    3,891    8,607    10,376    18,899    5,390    6,568
 Cash used in operating
  activities............    (184)    (725)  (2,121)   (2,130)     (833)  (1,621)  (2,657)
 Cash (used in) provided
  by investing
  activities............     (60)  (3,806)  (8,607)  (10,376)  (18,899)  (5,390)   5,050
 Cash provided by
  financing activities..     248    4,645   10,609    12,506    19,732    7,011  129,749

                                     AS OF MARCH 31,                   AS OF
                         -------------------------------------------  JUNE 30,
                         1992    1993     1994      1995      1996      1996
                         -----  -------  -------  --------  --------  --------
                                      (AMOUNTS IN THOUSANDS)
BALANCE SHEET DATA:
 Cash and cash
  equivalents........... $   5  $   118  $    --  $     --  $     --  $132,142
 Total assets...........    82    4,316   14,765    23,212    35,269   176,793
 Long term debt.........    --    4,814   19,968    35,541    50,855   194,475
 Stockholders' equity
  (deficiency)..........  (211)  (1,286)  (6,011)  (13,703)  (27,323)  (18,685)

--------
(a) Financial Information for the Company and its consolidated subsidiaries. As of June 30, 1996, 13 of the Company's networks were owned by joint ventures in which it owns an interest of 50% or less, and for which the Company reports its interest pursuant to the equity method of accounting consistent with generally accepted accounting principles.
(b) EBITDA consists of net (loss) income before interest, equity in net loss of joint ventures, gain on sale of investment, income taxes, depreciation and amortization for the periods presented. It is a measure commonly used in the telecommunications industry and is presented to assist in understanding the Company's operating results. However, it is not intended to represent cash flow or results of operations in accordance with generally accepted accounting principles. See the Company's Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus.
(c) For the fiscal years ended March 31, 1992, 1993, 1994, 1995, 1996 and the three months ended June 30, 1995 and 1996, the Company's capital expenditures (including capital expenditures relating to its wholly owned Operating Companies) were $0.1, $2.0, $3.1, $2.9, $6.1, $1.4 and $1.8 million, respectively, and the Company's investments in its less than wholly owned Operating Companies and the South Florida Partnership were $0.0, $1.9, $5.5, $7.5, $12.8, $4.0 and $4.8 million, respectively, for the same periods. See the Company's Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus.

                            SUMMARY OPERATING DATA

  The following summary operating data is unaudited information that represents data for 100% of the Operating Companies' networks and is derived from Company information. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Supplementary Operating Company Financial Analysis." As of June 30, 1996, 13 of the Company's 17 networks were 50% or less owned by the Company, and as of September 30, 1996, 14 of the Company's 18 networks were 50% or less owned by the Company. The Company reports its interest in such 50% or less owned networks pursuant to the equity method of accounting consistent with generally accepted accounting principles. As a result, the financial information set forth below is not indicative of the Company's overall financial position and investors should not place undue reliance on such information when considering an investment in the Class A Common Stock offered hereby. The Company was organized in October 1991 and did not provide any service through its Operating Companies until after Fiscal 1992.


NETWORK DATA
(UNAUDITED)(A):
                                                                 THREE MONTHS
                                                                     ENDED
                             FISCAL YEAR ENDED MARCH 31,           JUNE 30,
                         --------------------------------------  --------------
                         1992 1993    1994     1995      1996     1995    1996
                         ---- -----  -------  -------  --------  ------  ------
                                   (AMOUNTS IN THOUSANDS)
STATEMENT OF OPERATIONS
DATA:
 Network revenues....... $--  $ 195  $   962  $ 3,056  $  7,763  $1,505  $2,926
 Operating expenses:
  Network operations....  --    504      789    1,946     4,871     819   1,501
  Selling, general and
  administrative........  --    353    1,145    2,439     5,316     973   1,941
  Depreciation and
  amortization..........  --    207      839    2,467     6,137   1,298   2,709
                         ---  -----  -------  -------  --------  ------  ------
 Operating loss.........  --   (869)  (1,811)  (3,796)   (8,561) (1,585) (3,225)
 Net loss...............  --   (948)  (2,077)  (4,569)  (11,285) (1,945) (4,112)
OTHER OPERATING DATA:
 EBITDA (b)............. $--  $(662) $  (972) $(1,329) $ (2,424) $ (287) $ (516)
 Capital expenditures...  --  4,947   13,790   24,658    45,177   7,980  13,887

                                             AS OF MARCH 31,            AS OF
                                   ----------------------------------- JUNE 30,
                                   1992  1993   1994    1995    1996     1996
                                   ---- ------ ------- ------- ------- --------
                                              (AMOUNTS IN THOUSANDS)
BALANCE SHEET DATA:
 Gross Property, Plant & Equipment
 (c).............................. $60  $6,952 $21,907 $49,107 $97,318 $112,497
 Capital lease obligations (d)....  --   1,244   3,291  11,166  18,163   24,833

                                                  AS OF    AS OF       AS OF
                                                MARCH 31, JUNE 30, SEPTEMBER 30,
                                                  1996      1996       1996
                                                --------- -------- -------------
OTHER NETWORK DATA:
 Networks in operation.........................       13       13          15
 Cities served (e).............................       19       19          33
 Networks under construction...................        4        4           3
 Route miles (e)...............................    2,210    2,647       2,887
 Fiber miles (e)...............................  106,080  127,063     138,571
 Buildings connected...........................      822      908       1,101
 LEC-COs collocated (f)........................       44       69          89
 Voice grade equivalent circuits...............  186,292  279,864     316,080
 Switches installed (g)........................        5        5           6
 Employees (h).................................      155      155         179

--------
(a) Unless otherwise stated, represents the summation of all of the networks' financial and operating information for each of the categories presented. Network Data is derived from the Operating Companies' records and presents information for the Company's networks, but does not include information for the South Florida Partnership.
(b) EBITDA consists of net (loss) income before interest, equity in net loss of joint ventures, gain on sale of investment, income taxes, depreciation and amortization for the periods presented. It is a measure commonly used in the telecommunications industry and is presented to assist in understanding the Company's operating results. However, it is not intended to represent cash flow or results of operations in accordance with generally accepted accounting principles.
(c) Represents total property, plant and equipment (before accumulated depreciation) of the networks, the NOCC and the Company. Excludes the $5.4 million (subject to post-closing adjustments) SONET ring fiber backbone purchased by the Vermont Operating Company from Adelphia effective September 30, 1996. See "Prospectus Summary--Recent Developments."
(d) Represents fiber lease financings with the respective Local Partners for each network.
(e) Excludes networks under construction.
(f) LEC-CO collocated means that the Company has interconnected its network at the LEC-CO.
(g) Represents Lucent 5ESS switches or remote switch modules which deliver full switch functionality.
(h) Employees includes combined employees of the Operating Companies and the Company.

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                  OPERATIONS

  The following discussion and analysis should be read in conjunction with the Company's audited Consolidated Financial Statements and the Notes thereto appearing elsewhere in this Prospectus. Unless otherwise stated or the context otherwise requires, the following information is as of June 30, 1996.

OVERVIEW

  The Company, through its Operating Companies, provides a competitive alternative to the telecommunications services offered by the incumbent LECs in its markets. Since its inception in October 1991 through June 30, 1996, the Company experienced substantial growth, building from its original two partnerships covering two networks to 13 Operating Companies and 17 networks. At June 30, 1996, 13 of these 17 networks were operational. Between June 30, 1996 and September 30, 1996, two additional networks became operational and one additional network under construction was added. The Operating Companies' customers are principally small, medium and large businesses and government and educational end users and resellers, including IXCs. The Company believes that its strategy of utilizing Local Partners to develop its networks has allowed the Company to build networks with greater coverage, lower upfront and ongoing costs and superior service and reliability.

  As of June 30, 1996, the Company's Operating Companies were made up of three wholly owned subsidiaries and ten joint ventures (through which the Company has an interest in 14 networks) where the Company owns 50% or less of the aggregate equity interests in such Operating Companies. Between June 30, 1996 and September 30, 1996, one of the Company's joint ventures became a majority-owned subsidiary and the Company added one joint venture. Results of majority-owned subsidiaries are consolidated into the Company's financial statements in this Prospectus. The Company's pro rata share of the results of the Operating Companies where the Company owns 50% or less and the South Florida Partnership, until the date of sale, are recorded under the caption "Equity in net loss of joint ventures" in the Company's Consolidated Financial Statements utilizing the equity method of accounting. Correspondingly, the Company's initial investments in these Operating Companies and the South Florida Partnership are carried at cost and are subsequently adjusted for the Company's pro rata share of the Operating Companies' and the South Florida Partnership's net losses, additional capital contributions to the Operating Companies and the South Florida Partnership, and distributions from the Operating Companies and the South Florida Partnership to the Company. The Company is responsible for the design, construction, management and operation of the networks owned by all of the Operating Companies and receives management fees from the Operating Companies for its management and network monitoring services. Management fees, which are generally based on the Company's costs of providing such services, are determined by Local Partner Agreements and vary depending upon the market. Management fees are accounted for as revenues of the Company. To date, the Company's principal source of revenues has been derived through management fees from its Operating Companies, although in the future the Company expects that majority-owned Operating Companies revenues will represent an increasing proportion of the Company's revenue.

  Since its inception, the Company, in conjunction with its Local Partners, has made substantial investments in designing, constructing and enhancing the Operating Companies' fiber optic networks. As of June 30, 1996, the Company's networks had approximately 2,647 route miles, approximately 127,063 fiber miles and were connected to approximately 908 buildings in 13 operating networks. As of September 30, 1996, the Company's networks had approximately 2,887 route miles, approximately 138,571 fiber miles and were connected to approximately 1,101 buildings in 15 operating networks. As of June 30, 1996, the Operating Companies had also installed five switches or remote modules which serve five networks, and the Company had built its NOCC in Coudersport, Pennsylvania, which provides for remote control, monitoring and diagnosis of all of the Operating Companies' networks; as of September 30, 1996, the Operating Companies had installed six switches or remote modules which served six networks. The Company believes it is the third largest CLEC in the United States based upon route miles and buildings connected data made publicly available by other CLECs. Funding for the development of the Operating Companies has come from investments by the Company and the Local Partners as well as from Fiber Lease Financings which enable the Company to finance the building of fiber optic plant through long-term leases. Excluding investments in the South Florida Partnership, the combined capital invested through June 30, 1996 in the Operating Companies' networks, the NOCC and other activities totaled approximately $164.8 million. Due to savings achieved in the construction of fiber optic networks by working with Local Partners, the Company believes that building a comparable level of network infrastructure without Local Partners would require a substantially greater level of capital investment.

  The Company believes that as a result of the Telecommunications Act, the potential market for its services has expanded significantly. According to the Company's analysis of FCC data and its knowledge of the industry, in the markets where the Company's 18 networks are currently operating or are under construction, the Company believes it has an addressable market of approximately $5.1 billion annually, substantially all of which is currently provided by the incumbent LECs. This addressable market estimate does not include the market for enhanced data services (currently targeted by the Company through its partnership with !NTERPRISE) or the market for interLATA toll, which the Company has the ability to enter at its option. The Company plans to deploy switches or remote switching modules in the balance of its markets by mid-1997 in order to more fully address this potential market opportunity. See "Business" and "Regulation."

RESULTS OF OPERATIONS

 Three Months Ended June 30, 1996 in Comparison with Three Months Ended June 30, 1995

  Revenues increased 61% to $1.1 million for the three months ended June 30, 1996 from $0.7 million for the same quarter in the prior fiscal year. Growth in revenues of $0.3 million resulted from continued expansion in the number and size of Operating Companies and the resultant increase in management fees. Revenues from the Company's first wholly owned Operating Company, which operates in the Vermont market (the "Vermont Operating Company"), increased $0.1 million due to increases in the customer base.

  Network operations expense increased 37% to $0.9 million for the three months ended June 30, 1996 from $0.6 million for the same quarter in the prior fiscal year. Substantially all of the increase was attributable to the expansion of operations at the NOCC due to the increased number and size of the Operating Companies which resulted in increased employee-related costs and equipment maintenance costs.

  Selling, general and administrative expense increased 24% to $1.0 million for the three months ended June 30, 1996 from $0.8 million for the same quarter in the prior fiscal year. Corporate and NOCC overhead increased to accommodate the growth in the number of Operating Companies managed and monitored by the Company.

  Depreciation and amortization expense increased 178% to $0.7 million during the three months ended June 30, 1996 from $0.3 million for the same quarter in the prior fiscal year primarily as a result of an increase in amortization of $0.3 million in connection with the issuance of the Senior Notes and Warrants, and increased depreciation resulting from higher capital expenditures at the NOCC and the wholly owned Operating Companies.

  Gain on sale of investment recognized in the three month period ended June 30, 1996 was $8.4 million. On May 16, 1996 the Company completed the sale of its 15.7% partnership interest in the South Florida Partnership to Teleport Communications Group Inc. for an aggregate sales price of $11.6 million, resulting in a pre-tax gain of $8.4 million.

  Interest income for the three months ended June 30, 1996 increased by $1.4 million from the same quarter in the prior fiscal year as a result of interest earned on the proceeds of the Senior Notes and Warrants.

  Interest expense and fees increased 365% to $6.2 million during the three months ended June 30, 1996 from $1.3 million for the same period in the prior fiscal year. The increase was directly attributable to $4.9 million of interest associated with the Senior Notes.

  Equity in net loss of joint ventures increased by 105% to $1.6 million during the three months ended June 30, 1996 from $0.8 million for the same quarter in the prior fiscal year as more nonconsolidated Operating Companies began operations. The net losses of the Operating Companies for the three months ended June 30, 1996 were primarily the result of revenues only partially offsetting startup and other costs and expenses associated with design, construction, operation and managment of the networks of the Operating Companies, and the effect of the typical lag time between the incurrence of such costs and expenses and the subsequent generation of revenues by a network.

  The number of nonconsolidated networks paying management fees to the Company increased from 11 at June 30, 1995 to 12 at June 30, 1996. These networks paid management and monitoring fees to the Company aggregating approximately $0.8 million for the three months ended June 30, 1996, an increase of approximately $0.3 million over the same quarter in the prior fiscal year. The networks' net losses, including networks under construction, for the three months ended June 30, 1996 aggregated approximately $3.6 million as compared to $1.7 million for the comparable prior period.

  Net (loss) income increased from ($3.1) million for the three months ended June 30, 1995 to $0.6 million for the same quarter in the current fiscal year. The increase was primarily attributable to higher interest income and the gain recognized for the sale of the Company's investment in TCG of South Florida, partially reduced by greater interest expense associated with the Senior Notes, increased equity in the net losses of the Company's joint ventures, and increased depreciation and amortization.

  EBITDA of ($0.8) million for the three months ended June 30, 1996 was comparable with EBITDA of ($0.8) million for the same quarter in the prior fiscal year. Increased revenues from management fees and the Vermont Operating Company were offset by increased operating costs. EBITDA consists of net
(loss) income before interest, equity in net loss of joint ventures, gain on sale of investment, income taxes, depreciation and amortization for the periods presented. It is a measure commonly used in the telecommunications industry and is presented to assist in understanding the Company's operating results. However, it is not intended to represent cash flow or result of operations in accordance with generally accepted accounting principles.

 Fiscal 1996 in Comparison with Fiscal 1995

  Revenues increased 92.1% to $3.3 million for the year ended March 31, 1996 ("Fiscal 1996") from $1.7 million for the prior fiscal year. Approximately $1.0 million of the increase resulted from continued expansion in the number and size of Operating Companies and the resulting increase in management fees, and $0.6 million of the increase resulted from the Vermont Operating Company generating revenues during the entire fiscal year.

  Network operations expense increased 94.6% to $2.7 million in Fiscal 1996 from $1.4 million for the prior fiscal year. Approximately $0.8 million of the increase was attributable to the Vermont Operating Company reporting expenses relating to its operations for the entire fiscal year and $0.4 million was attributable to the expansion of operations at the NOCC, including systems upgrades.

  Selling, general and administrative expense increased 22% to $3.1 million in Fiscal 1996 from $2.5 million for the prior fiscal year. Of the increase, approximately $0.4 million was attributable to corporate overhead increases to accommodate the growth in the number of Operating Companies managed by the Company, and $0.1 million was attributable to the full twelve-months of operations at the Vermont Operating Company.

  Depreciation and amortization expense increased 156% to $1.2 million in Fiscal 1996 from $0.5 million for the prior fiscal year primarily as a result of increased capital expenditures at the Vermont Operating Company and the NOCC.

  Interest expense and fees increased 83% to $6.1 million in Fiscal 1996 from $3.3 million for the prior fiscal year. The increase was directly attributable to increased borrowings from Adelphia which were used to fund investments in Operating Companies and the South Florida Partnership, capital expenditures and the Company's operations. All of the Company's interest expense was non-cash and was added to amounts due to Adelphia.

  Equity in net loss of joint ventures increased by 139% to ($4.3) million in Fiscal 1996 from ($1.8) million for the prior fiscal year as two more nonconsolidated Operating Companies began operations. The net loss for the nonconsolidated Operating Companies and the South Florida Partnership for the year ended March 31, 1996 aggregated approximately ($14.5) million. The net losses of the Operating Companies for the year ended March 31, 1996 were primarily the result of revenues only partially offsetting startup and other costs and expenses associated with the design, construction, operation and management of the networks of the Operating Companies, and the effect of the typical lag time between the incurrence of such costs and expenses and the subsequent generation of revenues by a network.

  The number of nonconsolidated networks paying management fees to the Company increased from nine at March 31, 1995 to 12 at March 31, 1996. Such 12 networks paid management and monitoring fees to the Company aggregating approximately $2.4 million for Fiscal 1996, an increase of approximately $1.1 million over Fiscal 1995.

  Net income (loss) increased to ($13.6) million for Fiscal 1996 from ($7.7) million for Fiscal 1995. The increase was primarily attributable to greater interest expense, increased equity in the net losses of the Company's joint ventures, and increased depreciation and amortization, as noted above.

  EBITDA decreased 13% to ($2.5) million in Fiscal 1996 from ($2.2) million for the prior fiscal year. Increased revenues from management fees and the Vermont Operating Company were more than offset by increased operating costs.

 Fiscal 1995 in Comparison with Fiscal 1994

  Revenues increased 315% from $0.4 million to $1.7 million from the year ended March 31, 1994 ("Fiscal 1994") to the year ended March 31, 1995 ("Fiscal 1995"). Approximately $1.0 million of the increase in revenues resulted from growth in the number of Operating Companies and the resulting management fees. The number of nonconsolidated networks paying management fees to the Company increased from three at March 31, 1994 to nine at March 31, 1995. Approximately $0.2 million of the increase was due to the Vermont Operating Company which commenced operations during Fiscal 1995.

  Network operations expense increased 319% from $0.3 million in Fiscal 1994 to $1.4 million in Fiscal 1995. Approximately $0.8 million of the increase was the result of the expansion of the Company's NOCC staff and technical resources staff required to support an increasing number of Operating Companies that were operating during Fiscal 1995 and the expansion of the Vermont Operating Company staff.

  Selling, general, and administrative expense increased 23% from $2.0 million in Fiscal 1994 to $2.5 million in Fiscal 1995. The change was primarily due to increases in accounting, regulatory and marketing personnel to support increased management and monitoring operations and, to a lesser extent, to additional personnel and related costs for the commencement of operations at the Vermont Operating Company.

  Depreciation and amortization expense increased by 145% from $0.2 million in Fiscal 1994 to $0.5 million in Fiscal 1995. Approximately two-thirds of the increase was attributable to the addition of telecommunications monitoring equipment totaling $1.5 million and the expansion of the telecommunications networks in the Company's wholly owned Operating Companies.

  Interest expense and fees increased by 53% from $2.2 million in Fiscal 1994 to $3.3 million in Fiscal 1995. The increase was primarily due to the increase in borrowings from Adelphia to fund investments in Operating Companies and the South Florida Partnership, capital expenditures and the Company's operations. All of the Company's interest expense was non-cash and was added to amounts due to Adelphia.

  Equity in net loss of joint ventures increased by ($1.3) million from ($0.5) million in Fiscal 1994 to ($1.8) million in Fiscal 1995. The increase was primarily due to the six nonconsolidated networks beginning operations in Fiscal 1995, resulting in a total of nine nonconsolidated networks at year end. The net loss for such nonconsolidated Operating Companies and the South Florida Partnership for the year ended March 31, 1995 was approximately ($7.3) million. The net losses of the Operating Companies for Fiscal 1995 were primarily the result of revenues only partially offsetting startup and other costs and expenses associated with the design, construction, operation and management of the networks of the Operating Companies, and the effect of the typical lag time between the incurrence of such costs and expenses and the subsequent generation of revenues by a network. The nine nonconsolidated networks paid the Company an aggregate of approximately $1.3 million in management and monitoring fees for Fiscal 1995, an increase of $1.0 million over Fiscal 1994.

  Net income (loss) increased ($3.0) million from ($4.7) million in Fiscal 1994 to ($7.7) million in Fiscal 1995. This increase was primarily the result of the increase in the Company's operating loss, greater interest expense and increased equity in the net losses of the Company's joint ventures, as noted above.

  EBITDA decreased by $0.2 million or 10% from ($2.0) million in Fiscal 1994 to ($2.2) million in Fiscal 1995. This decrease was the result of increasing expenses incurred in advance of new networks becoming operational, which more than offset increased revenues.

SUPPLEMENTARY OPERATING COMPANY FINANCIAL ANALYSIS

  The Company believes that working with Local Partners to develop markets enables the Company to build larger networks in a rapid and cost effective manner. In pursuit of this strategy, the Company currently has ten joint ventures with Local Partners where the Company owns 50% or less of each partnership or corporation. As a result of the Company's ownership position in these joint ventures, a substantial portion of the Operating Companies' results are reported by the Company on the equity method of accounting for investments which only reflects the Company's pro rata share of net income or loss of the Operating Companies. Because all of the assets, liabilities and results of operations of the Operating Companies are not presented in the Company's consolidated financial statements, financial analysis of these Operating Companies based upon the Company's results does not represent a complete measure of the growth or operations of the Operating Companies.

  In order to provide an additional measure of the growth and performance of all of the Company's networks, management of the Company analyzes a variety of financial information including revenues,

EBITDA and capital expenditures. Revenues and EBITDA of the Operating Companies indicate the level of activity in the Company's networks. Capital expenditures of the Operating Companies along with network construction statistics, such as route miles and buildings connected, indicate the extensiveness of the Company's construction and expansion efforts in those markets. The financial information set forth below, however, is not indicative of the Company's overall financial position and investors should not place undue reliance on such information when considering an investment in the Class A Common Stock offered hereby.

  The Operating Companies have shown substantial growth in revenues since the Company's inception in October 1991. Total combined revenues for the Operating Companies have more than doubled each year since the Company's inception.

  The increase in revenue during Fiscal 1995 as compared to Fiscal 1994 of $2.1 million or 218% was due to the expansion of the Syracuse and Jacksonville networks and the commencement of operations in the Vermont, Albany, Binghamton, Richmond, Nashville and Wichita networks. Revenues during Fiscal 1996 of $7.8 million were $4.7 million or 154% higher than during Fiscal 1995 due to the expansion of the above mentioned networks and the initial generation of revenues in the Buffalo and Louisville networks. Revenues continued to expand in all markets during the three months ended June 30, 1996 as compared with the corresponding period in the prior year.

  There can be no assurance that the Operating Companies will continue to experience revenue growth at this rate, or at all. See "Risk Factors--Negative Cash Flow and Operating Losses; Limited History of Operations." Furthermore, there can be no assurance that the Company will be able to benefit from such growth in revenues if such growth occurs. See "Risk Factors--Holding Company Structure; Inability to Access Cash Flow."

  EBITDA decreased by ($0.3) million in Fiscal 1995 to ($1.3) million as compared to ($1.0) million in Fiscal 1994. The decrease was primarily attributable to operating losses in many of the networks as operations commenced, particularly in Vermont, Buffalo, Richmond, Louisville and Nashville, offset somewhat by increased EBITDA in the more established Syracuse and Jacksonville markets. For Fiscal 1996, EBITDA decreased by ($1.1) million to ($2.4) million from ($1.3) million in Fiscal 1995. The decrease was primarily due to a continued increase in operating expenses in several networks, including Vermont, Buffalo, New Brunswick, Harrisburg, Charlottesville and Louisville, offset somewhat by increased EBITDA in the Syracuse, Richmond, Nashville and Wichita networks.

  The Operating Companies' capital expenditures for Fiscal 1995 and 1996 have grown consistently, reflecting the addition of new networks and the expansion and growth of existing networks. Capital expenditures for the quarter ended June 30, 1996 were somewhat lower than expected due to the timing of certain capital projects. The Company expects capital expenditures for the quarter ended September 30, 1996 to be higher than during the prior quarter as a result of these timing considerations. There can be no assurance, however, that the Company and Operating Companies will continue to be able to fund the Company's significant requirements for future capital expenditures of the Operating Companies. See "Risk Factors--Significant Future Capital Requirements."

 Supplementary Operating Company Financial Information by Cluster (unaudited)

                                                         REVENUES
                                          ----------------------------------
                                                               THREE MONTHS
                                          FISCAL FISCAL FISCAL     ENDED
                                           1994   1995   1996  JUNE 30, 1996
                                          ------ ------ ------ -------------
                                                (AMOUNTS IN THOUSANDS)
Northeast................................  $703  $1,393 $3,991    $1,265
Mid-Atlantic.............................     4     267    735       345
Mid-South................................    --      44    473       239
Other Networks...........................   255   1,352  2,564     1,077
                                           ----  ------ ------    ------
  Total..................................  $962  $3,056 $7,763    $2,926
                                           ====  ====== ======    ======

                                                       EBITDA
                                      ---------------------------------------
                                                                THREE MONTHS
                                      FISCAL  FISCAL   FISCAL       ENDED
                                       1994    1995     1996    JUNE 30, 1996
                                      ------  -------  -------  -------------
                                             (AMOUNTS IN THOUSANDS)
Northeast............................ $ 180   $  (183) $  (765)     $ 215
Mid-Atlantic.........................  (170)     (308)    (766)      (753)
Mid-South............................    --      (605)    (878)      (231)
Other Networks.......................  (982)     (233)     (15)       253
                                      -----   -------  -------      -----
  Total.............................. $(972)  $(1,329) $(2,424)     $(516)
                                      =====   =======  =======      =====

                                                 CAPITAL EXPENDITURES
                                       -------------------------------------
                                                               THREE MONTHS
                                       FISCAL  FISCAL  FISCAL      ENDED
                                        1994    1995    1996   JUNE 30, 1996
                                       ------- ------- ------- -------------
                                              (AMOUNTS IN THOUSANDS)
Northeast............................. $ 5,629 $ 8,167 $ 6,978    $ 2,031
Mid-Atlantic..........................   2,831   3,923  14,351      7,802
Mid-South.............................   1,591   4,002   7,321      1,610
Other Networks........................   3,739   8,566  16,527      2,444
                                       ------- ------- -------    -------
  Total............................... $13,790 $24,658 $45,177    $13,887
                                       ======= ======= =======    =======

LIQUIDITY AND CAPITAL RESOURCES

  The development of the Company's business and the installation and expansion of the Operating Companies' networks, combined with the construction of the Company's NOCC, have resulted in substantial capital expenditures and investments during the past several years. Capital expenditures by the Company were $3.1 million, $2.9 million and $6.1 million for Fiscal 1994, Fiscal 1995 and Fiscal 1996, respectively and $1.4 million and $1.8 million for the three months ended June 30, 1995 and 1996, respectively. Further, investments made in the Company's nonconsolidated Operating Companies and the South Florida Partnership by the Company were $5.5 million, $7.5 million and $12.8 million in Fiscal 1994, Fiscal 1995 and Fiscal 1996, respectively, and $4.0 million and $4.8 million for the three months ended June 30, 1995 and 1996, respectively. The Company expects that it will continue to have substantial capital and investment requirements. The Company also expects to have to continue to fund operating losses as the Company develops and grows its business. See "Risk Factors--Significant Future Capital Requirements."

  Through June 30, 1996, Adelphia had made loans and advances totaling approximately $64.8 million, including accrued interest, to the Company and leased $6.7 million in fiber network construction to certain Operating Companies. During April 1996, the Company repaid $37.8 million of such loans and advances. In addition, Local Partners have invested approximately $57.4 million as their pro rata investment in those networks. These amounts exclude previous investments in the South Florida Partnership which were sold on May 16, 1996. These partners have also provided additional capital of $26.7 million for the construction of the Company's networks through the partnership agreements by funding the fiber construction of the network and leasing the fiber to the partnership under long-term, renewable agreements. In addition, the Company used $9.2 million to fund its pro rata investment in the networks, capital expenditures and operations. Collectively, these investments and the Fiber Lease Financings have totaled $164.8 million from the Company's inception through June 30, 1996.

  The Company has experienced negative cash flow since its inception. A combination of operating losses, the substantial capital investments required to build the Company's wholly owned networks and its state-of-the-art NOCC, and incremental investments in the Operating Companies has resulted in substantial negative cash flow. See "Risk Factors--Negative Cash Flow and Operating Losses; Limited History of Operations." For the fiscal years ended March 31, 1994, 1995 and 1996, cash used in operating activities totalled $2.1 million, $2.1 million and $.8 million, respectively, cash used in investing activities totalled $8.6 million, $10.4 million and $18.9 million, respectively, and cash provided by financing activities totalled $10.6 million, $12.5 million and $19.7 million, respectively. For the three month periods ended June 30, 1995 and 1996, cash used in investing activities totalled $5.4 million and cash provided by investing activities totalled $5.1 million, respectively. The cash provided by investing activities in the three month period ended June 30, 1996 is primarily from the sale of the South Florida Partnership. Cash provided by financing activities totalled $7.0 million and $129.7 million, respectively, for the three month periods ended June 30, 1995 and 1996. Prior to April 15, 1996, funding of the Company's cash flow deficiency was principally accomplished through additional borrowings from Adelphia. Prior to April 15, 1996, interest and fees on this unsecured credit facility were based upon the weighted average cost of unsecured borrowings of Adelphia. The average interest rate charged for all periods was 11.3% through April 15, 1996 (excluding fees charged which were based on the amount borrowed) and 16.5% for the period since April 16, 1996.

  On April 15, 1996, the Company issued $329.0 million of 13% Senior Discount Notes due April 15, 2003, and 329,000 Warrants to purchase an aggregate of 613,427 shares of its common stock, prior to adjustment for the Recapitalization Events. See "Description of Capital Stock--Warrants." Proceeds to the Company, net of discounts, commissions, and other transaction costs were approximately $168.6 million. Such net proceeds were used to fund the Company's capital expenditures, working capital requirements, operating losses and its pro-rata investments in joint ventures, to pay $25.0 million of indebtedness owing to Adelphia and to make loans of $3.0 million to certain key members of management. Proceeds from the Senior Notes and Warrants were also used to repay amounts related to capital expenditures, working capital requirements, operating losses and pro-rata investments in joint ventures totaling $12.8 million incurred during the period from January 1, 1996 to April 15, 1996. These amounts had been funded during the same time period through advances from Adelphia. As of April 15, 1996, approximately $26.1 million of outstanding indebtedness owed to Adelphia was evidenced by an unsecured subordinated note due April 16, 2003 (the "Adelphia Note"), that accrues interest at 16.5% and is subordinated to the Senior Notes. Interest on the Adelphia Note is payable quarterly in cash, through the issuance of identical subordinated notes, or in any combination thereof, at the option of the Company. See "Certain Relationships and Transactions."

  On May 16, 1996, the Company completed the sale of its 15.7% partnership interest in the South Florida Partnership to Teleport Communications Group Inc. for an aggregate sales price of approximately $11.6 million resulting in a pre-tax gain of approximately $8.4 million. Amounts related to the South Florida Partnership included in the Company's investments and equity in net loss of joint ventures as of the sale date and for the three months ended June 30, 1996 were approximately $3.2 million and ($0.2) million, respectively. As part of the transaction, the Company was released from its covenant not to compete with respect to the South Florida market. The Company plans to use the proceeds from the sale to continue to expand and develop its existing markets, complete new networks under construction and enter additional markets.

  Effective September 30, 1996, the Company purchased approximately 280 miles of SONET ring fiber backbone used by the Vermont Operating Company from Adelphia for $5.4 million, Adelphia's historical cost for such assets, subject to post-closing adjustments. Prior to such purchase, the Company had been leasing such fiber backbone in the Vermont network from Adelphia at an annual rate of approximately $1.0 million.

  The competitive local telecommunication service business is a capital-intensive business. The Company's operations have required and will continue to require substantial capital investment for (i) the installation of electronics for switched services in the Company's networks, (ii) the expansion and improvement of the Company's NOCC and (iii) the design, construction and development of additional networks. The Company plans to make substantial capital investments and investments in Operating Companies in connection with the deployment of switches in all of its operating markets by mid-1997, the expansion of existing networks and the construction and development of new networks. Expansion of the Company's networks will include the geographic expansion of the Company's existing clusters and the development of new markets. The Company expects to continue to build new networks in additional markets which the Company anticipates will include additional networks with utility partners. In addition, the Company may acquire existing networks in the future. The Company estimates that it will require approximately $200 million to fund anticipated capital expenditures, working capital requirements and operating losses of the Company and to make investments in existing and new Operating Companies during calendar years 1997 and 1998. The Company expects that it will have adequate resources to fund such expenditures through the proceeds from the Offerings and the offering of the Senior Notes and Warrants and internal sources of funds including cash flow from operations. See "Use of Proceeds". There can be no assurance, however, as to the availability of funds from internal cash flow or from the private or public equity markets. See "Risk Factors--Significant Future Capital Requirements." The Company recently increased its interests in three other markets. See "Prospectus Summary--Recent Developments."

  In addition, the Company expects that pro rata investments by the Company and its Local Partners as well as Fiber Lease Financings and anticipated vendor financings will be adequate to fund the requirements of the Operating Companies for capital expenditures, operating losses and working capital for existing networks, networks currently under construction and certain of the Company's planned additional markets during calendar years 1997 and 1998. There can be no assurance as to the availability of funds from internal cash flow, the Local Partners or other external sources or as to the terms of such financings. In addition, the Indenture provides certain restrictions upon the Company's ability to incur additional indebtedness. The Company's inability to fund pro rata investments required for the Operating Companies could result in a dilution of the Company's interest in the individual Operating Companies or could otherwise have a material adverse effect upon the Company and/or the Operating Companies.

IMPACT OF INFLATION

  The Company does not believe that inflation has had a significant impact on the Company's consolidated operations or on the operations of the Operating Companies over the past three fiscal years.

                                   BUSINESS

MARKET POTENTIAL

  Deregulation, technological change and the increasingly information intensive nature of the United States economy have significantly expanded the role of telecommunications in business. In particular these changes have accelerated the growth of certain aspects of the telecommunications market. For example, industry sources estimate that voice traffic is growing at a rate of approximately seven percent per year while data communications are growing at three to five times that rate due to the increase in computerized transaction processing and video applications, the movement to distributed data processing and the rise of decentralized management structures, all of which require the transmission of large amounts of information with speed, accuracy and reliability.

  The present structure of the U.S. telecommunications market resulted largely from the divestiture of the "Bell System" in 1984 (the "Divestiture"). As part of the Divestiture, seven RBOCs were created to offer services in geographically defined areas called LATAs. The RBOCs were separated from the long distance provider, AT&T, resulting in the creation of two distinct industries: local exchange and interexchange (commonly known as long distance). The Divestiture facilitated direct, open competition in the long distance segment of the telecommunications market; however, it did not promote competition in the local telecommunications market. Nonetheless, several factors have served to promote competition in the local telecommunications market and the emergence of competitive access providers ("CAPs"), including
(i) the incumbent LECs' monopoly position and regulated pricing structure, which provided little incentive for incumbent LECs to reduce prices, improve service or upgrade their networks, (ii) customer demand for an alternative to the incumbent LEC monopoly, which demand grew rapidly and was spurred in part by the development of competitive activities in the long distance market and increasing demand for high quality, reliable services, (iii) the advancement of fiber optic and digital electronic technologies (such as ATM and SONET), which combined the ability to transmit voice, data and video at high speeds with greatly increased capacity and reliability as compared to the incumbent LECs' copper-based networks and (iv) the significant fees, called "access charges," IXCs are required to pay to incumbent LECs for originating and terminating calls on the incumbent LEC networks.

  Established in the mid 1980s, CAPs were among the first competitors in the local telecommunications market. CAPs provided non-switched services (i.e., dedicated special access and private line) by installing fiber optic facilities connecting IXC POPs within a metropolitan area and, in some cases, connecting end users (primarily large businesses and government agencies) with IXCs. CAPs used the substantial capacity and economies of scale inherent in fiber optic cable to offer customers service that was generally less expensive and of a higher quality than could be obtained from incumbent LECs. In addition, CAPs offered customers shorter installation and repair intervals and improved service reliability in comparison to incumbent LECs.

  The Company believes the passage of the Telecommunications Act on February 8, 1996 will substantially expand the market opportunities for the Company and its networks. Based upon data compiled by the FCC, the Company believes that the passage of the Telecommunications Act increases the potential market for CLECs to approximately $97.1 billion annually due to the opening of the market for all switched services which will permit CLECs to offer a full range of local telecommunications services including local dial tone, local calls, customer calling features and intraLATA toll services for both businesses and residential customers. The Telecommunications Act provides for the removal of legal barriers to entering the local exchange telecommunications market and directs the incumbent LECs to negotiate with CLECs to resolve network and competitive issues such as interconnection of CLEC and incumbent LEC networks, reciprocal compensation for termination of calls originating on a competing network, telephone number portability, access to rights-of-way and the unbundling of network services. The Telecommunications Act may provide an incentive for incumbent LECs to cooperate with local facilities-based competitors, such as the Company, on interconnection issues because the existence of an interconnection agreement with a facilities-based competitor is a prerequisite for incumbent LEC entry into the long distance market unless no such facilities-based competitor has requested access and interconnection in accordance with the terms of the Telecommunications Act. According to industry data, revenues from switched services, including local dial tone, represented 85% of local telecommunications revenues in the United States in 1995. In the markets where the Company's networks are currently operating or are under construction, the Company believes it has an addressable market of approximately $5.1 billion annually, substantially all of which is currently provided by the incumbent LECs. This addressable market estimate does not include the market for enhanced data services (currently targeted by the Company through its partnerships with !NTERPRISE) or the market for interLATA toll, which the Company has the ability to enter at its option.

THE COMPANY

  The Company is a leading provider of local telecommunications services over state-of-the-art fiber optic networks in selected markets within the United States. Hyperion believes it is the third largest CLEC in the United States, based upon route miles and buildings connected data made publicly available by other CLECs. Each of the Company's 18 networks (including three currently under construction) has been developed by partnering with a Local Partner with operations in that region. This approach has allowed Hyperion to rapidly construct high-capacity networks which generally have broader coverage of its markets than those of other CLECs. The Company believes that the breadth of its networks will allow it to originate and terminate a significant proportion of its customers' local telephone calls over its own network, instead of relying on the network of the incumbent LEC. The Company also believes that working with a Local Partner significantly reduces the cost of constructing its fiber optic networks through the utilization of existing cable or utility facilities and by sharing construction costs with its Local Partners, who usually upgrade the capacity of their cable or utility infrastructure during construction of the telecommunications network.

  The Company offers a broad array of integrated, high quality voice, video and enhanced data communications services to end users such as small, medium and large businesses, as well as to resellers, including IXCs. The Company believes the design and breadth of its networks is a key competitive advantage in attracting customers. As IXCs seek to offer their customers an integrated switched local and long distance service offering, the Company believes IXCs will increasingly rely on the local networks of CLECs such as the Company. This is in part due to the IXCs' desire to minimize usage of the incumbent LEC's network due to the expected entry of incumbent LECs into the long distance marketplace. The Company believes its networks will be attractive to IXCs, such as AT&T, MCI and Sprint, and other resellers because the Company's networks are 100% fiber optic-based and generally offer the broadest market coverage (other than that of the incumbent LEC). Hyperion believes its services will also be attractive to end users because it can offer (i) lower prices than the incumbent LEC, (ii) high-capacity fiber-optic network connection directly to substantially all of its customers' premises in a particular city, (iii) high quality customer service and reliability, and (iv) brand name recognition through its alliances with its Local Partners and IXCs.

  The Company plans to offer switched services, including customer dial tone, in each of its 18 networks by mid-1997, and has already installed switches or remote switching capability in six of its networks. According to industry data, revenues from switched services, including local dial tone, represented 85% of local telecommunications revenues in the United States in 1995. The Company also offers traditional access services to IXCs, and large customers, which to date have represented the principal source of revenue for the Company's networks. The Company currently offers enhanced data services to its customers in four of its networks in a partnership with !NTERPRISE, a wholly owned subsidiary of U S WEST, and plans to offer such services in all of its networks. Enhanced data services currently include frame relay, ATM data transport, business video conferencing, private line data interconnect service and LAN connection and monitoring services. These services, along with the long distance services provided by IXCs, enable the Company to provide an integrated telecommunications service offering to network customers that is more reliable, has a superior level of service and is priced lower relative to that of the incumbent LEC in markets served by the Company's networks.

  From the Company's inception in October 1991 through June 30, 1996, the Company and its partners have invested approximately $164.8 million to build and develop the network infrastructure and operations (excluding the South Florida Partnership; see "Management Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources"). As of September 30, 1996, the Company's 15 operating networks served 33 cities, and included approximately 2,887 route miles of fiber optic cable and were connected to approximately 1,101 buildings. The Company also has three networks which are currently under construction. The Company intends to increase the density of its existing network clusters and expand into new geographic markets or clusters through the Company's continued construction of new networks with cable and utility partners.

  Hyperion's ownership interest in its networks ranges from 19.7% to 100%. See "--The Company's Markets." Consistent with the Company's goal of owning at least a 50% interest in its Operating Companies, the Company has recently entered into a non-binding letter of intent to consolidate its interests in its networks in the State of New York. This transaction would increase its weighted average ownership interest in its networks from 40% to 44% (based on total fixed assets of the networks). See "Prospectus Summary--Recent Developments." The Company reports its interest in joint ventures in which it owns an interest of 50% or less pursuant to the equity method of accounting consistent with generally accepted accounting principles. The Company manages the day-to-day operation of all of the Company's networks, for which it receives management fees which are based on the Company's costs.

COMPANY STRATEGY

  The Company, through its networks, is a leading provider of integrated local telecommunications services to small, medium and large businesses, government and educational end users and resellers, including IXCs, in its markets. By partnering with local cable television operators and utility companies, the Company develops networks that will provide customers with greater market coverage, lower costs and superior service. The Company's networks leverage the IXCs' name recognition and reputation for quality and reliability and existing customer base by becoming preferred suppliers for IXCs of local telecommunications services in the Company's markets. The IXCs market their long distance services in conjunction with the Company's local service offerings to provide end users with a fully integrated telecommunications service offering in all of the Company's operating markets. Principal elements of the Company's network, market and customer strategies include:

  Develop a Rapid Entry/Low Cost Approach with Local Partners. The Company works with a Local Partner in order to significantly reduce the cost and time to construct a fiber optic network, enable the Company to rapidly begin offering services and lower the overhead associated with operating and maintaining the Company's networks. Advantages of building the Company's networks with Local Partners include (i) sharing the cost of building a fiber optic network, which the Company believes reduces the cost of aerial fiber construction by approximately 62% in the case of cable partners and 40% in the case of utility partners, (ii) reducing the time and cost of obtaining access to rights-of-way and building entrances and (iii) leveraging the Local Partners' existing fiber optic network maintenance and installation infrastructure. Through the partnerships, the Company has financed its expansion at a lower cost relative to its competitors by utilizing pro rata equity investments and Local Partner financings of a significant portion of fiber construction. Local Partners generally provide funding for the fiber build in a network and lease the fiber capacity back to the partnership under long-term agreements, while the partnership funds other capital expenditures, including switching infrastructure and electronics.

  The Company estimates that approximately 70% of its network construction will be aerial and in many cases, where conduit is available, the Company can achieve similar savings in underground construction. These estimates are based upon historical experience, and there can be no assurance that the Company will be able to achieve similar results in future efforts. These cost savings are achieved primarily through the sharing of pole attachment costs ("Pole Attachment Costs") and the elimination of costs of the engineering and rearrangement of cables to prepare telephone poles for the attachment of new fiber optic cable ("Make Ready Costs"). An analysis of the estimated cost savings for the Company for one mile of aerial construction is set forth in the following table.

                                      WITH LOCAL     WITH LOCAL       WITHOUT
COSTS                                CABLE PARTNER UTILITY PARTNER LOCAL PARTNER
-----                                ------------- --------------- -------------
                                               (AMOUNTS IN THOUSANDS)
Make Ready Costs....................     $  --(a)       $  --(b)       $18.0(c)
Pole Attachment Costs...............       3.4(d)          --(b)         5.0
Fiber Costs and Installation........       8.0(e)        18.5(e)         8.0
Splicing Costs......................       0.6(f)         0.6(f)         0.6
                                         -----          -----          -----
  Total.............................     $12.0(g)       $19.1(g)       $31.6
                                         =====          =====          =====

--------
(a) Assumes a fiber overlash of existing cable plant.
(b) Assumes placing fiber in the space allocated for the local utility partner on the pole.
(c) Assumes an average cost of $200 per pole, 40 poles per mile, to move the telephone and cable television wires in the space allocated for communications providers on the pole and the replacement of two poles per mile.
(d) Assumes the payment of a pro rata portion (approximately 33%) of such costs by the Local Partner with respect to capacity to be available for such partner's use.
(e) Represents the cost of the Operating Company's fiber and its installation on the pole.
(f) Represents the cost of cutting and integrating new fiber components.
(g) In the above analysis, this would be the amount amortized by an applicable fiber lease financing between an Operating Company and its Local Partner.

  Create Additional Partnerships with Utility Companies. The Company believes that a significant proportion of the networks the Company constructs in the future will be through partnerships with utility companies. Utility companies have a number of features which make them particularly attractive as partners for the Company, including (i) contiguous and broad geographic coverage with extensive conduits and rights-of-way in both business and residential areas;
(ii) significant access to capital; (iii) existing relationships with business and residential customers; and (iv) a reputation for reliability and quality customer service. The Company believes that it is an attractive partner for utility companies because it builds large metropolitan networks which are similar to those of the utility company and because it can offer utility companies a significant stake in its networks, both from a financial and operational perspective.

  Build Broad Network Coverage. The Company intends to build substantially larger networks than the networks of the CLECs it competes with in its markets. As of September 30, 1996, in all of the markets in which the Company and its networks operate, management believes that the Company has the broadest network coverage in terms of route miles of any of its CLEC competitors. The Company believes that expanded network coverage will enable the Company to (i) provide broader and more reliable coverage for network customers, (ii) carry a greater amount of traffic on its own networks rather than on the networks of other carriers thereby increasing the Company's revenues and profit margins, (iii) increase the potential market available to the Company due to the greater number of buildings, LEC-COs and customers that the Company's networks can service, (iv) increase the attractiveness of the Company's networks to IXCs, cellular providers and new telecommunications providers such as PCS operators that need wide backbone coverage, (v) offer services in areas where there are fewer potential CLECs with facilities and
(vi) leverage the fixed cost structure of the Company's networks, particularly with regard to network electronics such as switches.

  Expand through Development of Network Clusters. The Company's networks are located primarily in the eastern half of the United States. The Company expects to continue to focus on this region due to the eastern location of the Company's existing networks and the Company's NOCC and headquarters. The Company also believes that the eastern half of the United States, particularly the Northeast, has greater concentrations of large business, government and educational end users and telecommunications traffic. The Company intends to build on its extensive network size by expanding its existing networks into nearby areas and establishing new networks in close proximity to existing ones. Management believes that there are significant operating and marketing advantages to locating its networks in clusters. Clustering enables the Company to (i) take advantage of economies of scale in management, construction, network operations and sales and marketing, (ii) reduce capital expenditures by optimizing the networks' switching capacity through the use of remote switch capacity in nearby cities, (iii) cost-effectively offer services to smaller markets which are adjacent to its networks and in which the Company's networks are less likely to face strong competition from incumbent LECs and other CLECs and (iv) increase the networks' ability to offer highly reliable, end-to-end connectivity on a regional basis. The Company also believes that creating regional networks will enable the Company to gain a greater share of high margin long distance transport traffic.

  Leverage Strategic Relationships with IXCs. The Company, through its networks, provides customers with an integrated, one-stop shopping approach to their telecommunications needs through its strategic relationships with IXCs such as AT&T, MCI, Sprint, WorldCom and others. The goal of these relationships is for the Company's networks to offer their local services in conjunction with the long distance services of these IXCs. Management believes that working in partnership with IXCs enables the Company to (i) utilize extensive market information from the IXCs regarding traffic patterns and building requirements to more optimally construct and extend its networks,
(ii) work closely with IXC account teams to provide an integrated service approach to end users, (iii) increase market penetration by capitalizing on the IXCs' name recognition and (iv) lower sales and marketing costs by utilizing the extensive marketing resources and salesforce of the IXCs to market the networks' products and services. In pursuing this strategy, the Company has entered into a national service agreement with AT&T pursuant to which the Company, through its networks, will be an AT&T preferred supplier of dedicated special access and switched access transport services. The Company has also passed AT&T's Switch Network Validation test.

  Expand Enhanced Service Offerings. Four of the Company's networks operate in partnership with !NTERPRISE, a leading, nationwide network integrator that designs, develops and deploys state-of-the-art data networks (including both network services and equipment) to support and enhance the information systems with which the customers of the !NTERPRISE Partnerships operate their businesses. !NTERPRISE co-markets enhanced services, including frame relay, ATM data transport, business video conferencing, private line data interconnect service and LAN connection and monitoring services to the networks' customers in the networks' respective markets through its partnerships with the Company's networks. The Company believes that the partnerships with !NTERPRISE provide the opportunity to offer network customers a full complement of enhanced services more rapidly and without the Company incurring the cost and overhead of establishing its own nationwide enhanced services marketing, sales and installation effort. The Operating Companies intend to enter into additional agreements with !NTERPRISE in all of the Company's existing networks and may enter into agreements with other service integrators in the future.

COMPANY SERVICES

  The Company currently offers traditional access services to all of its customers. The Company has installed six switches or remote switching modules, and plans to offer switched services, including dial tone, in its 18 networks by mid-1997. The Company currently offers enhanced data services in four networks, and plans to offer these services in all of its networks.

 Traditional Access Services

  Special Access and Private Line Services. Non-switched dedicated connections, including high capacity interconnections between (i) POPs of an IXC, (ii) the POPs of different IXCs, (iii) large end users and their selected IXCs and (iv) different locations of particular customers. These services are billed at a flat, non-usage sensitive, monthly rate.

  Collocated Special Access Services. A dedicated line carrying switched transmissions from the IXC POP, through the LEC-CO to the end user.

  Switched Access Transport Services. A dedicated line carrying switched transmissions from the LEC-CO to an IXC POP.

  Long Distance Transport Services. Non-switched, high capacity intraLATA services sold on a wholesale basis to IXCs and cellular and PCS operators.

 Switched Services

  Local Exchange Services. Switched services providing dial tone to business customers, as well as intraLATA toll.

  Long Distance Services. Switching and transport of interexchange traffic, including voice, data and video billed on a minutes-of-use basis. The Company currently offers these services to its customers in conjunction with IXCs.

 Enhanced Data Services

  The Company and the Operating Companies currently offer, or intend to offer, their customers a broad array of high bandwidth, enhanced data services, including frame relay, ATM transport services, business Internet access and high speed video conferencing. Operating Companies currently offer some of those services to customers in four markets through partnerships with !NTERPRISE, a wholly owned subsidiary of U S WEST, and the Company plans to offer such services in all of its markets.

MARKET SIZE

  The following table sets forth the Company's estimate, based upon an analysis of industry sources including industry projections and FCC data, of the total local telecommunications revenue for calendar year 1995 in the markets where the Company's 18 networks are currently located. The estimates, however, do not include estimates for enhanced data services which the Company expects will provide substantial revenue opportunities. See "--Company Services." There is currently limited direct information relating to these markets and therefore a significant portion of the information set forth below is based upon estimates and assumptions made by the Company. Management believes that these estimates are based upon reliable information and that its assumptions are reasonable. There can be no assurance, however, that these estimates will not vary substantially from the actual market data. Investors should not place undue reliance on this information in making an investment decision with respect to the Class A Common Stock offered hereby.

                                   TRADITIONAL                     TOTAL REVENUE
CLUSTER                          ACCESS SERVICES SWITCHED SERVICES POTENTIAL(A)
-------                          --------------- ----------------- -------------
                                              (AMOUNTS IN MILLIONS)
Northeast.......................     $ 47.8          $1,387.5        $1,435.3
Mid-Atlantic....................      109.7           2,332.3         2,442.0
Mid-South.......................       31.1             693.2           724.3
Other Networks..................       24.7             505.1           529.8
                                     ------          --------        --------
  Total.........................     $213.3          $4,918.1        $5,131.4
                                     ======          ========        ========

--------
(a) Excludes the potential market for enhanced data services and long distance services.

THE COMPANY'S MARKETS

 Overview

  The Company currently has 18 networks (including three under construction). The networks are owned by the Operating Companies, ten of which are Operating Partnerships and four of which are Operating Corporations. Three of the Operating Corporations are wholly owned subsidiaries of the Company. The Company manages and operates these networks through a combination of local management, the Company's headquarters and NOCC in Coudersport, Pennsylvania, and the Company's marketing offices in Pittsburgh, Pennsylvania. The following table describes the Company's current networks:

                                 ACTUAL OR
                               EXPECTED DATE  HYPERION
COMPANY NETWORKS              OF OPERATION(B) INTEREST     LOCAL PARTNER(S)
----------------              --------------- -------- -------------------------
      Northeast Cluster
Albany, NY(a)................      2/95         50.0%  Time Warner/Advance(c)
Binghamton, NY(a)............      3/95         20.0   Time Warner/Advance(c)
Buffalo, NY(a)...............      1/95         40.0   Tele-Communications, Inc.
                                                       Time Warner/Advance(d)
Syracuse, NY(a)..............      8/92         50.0   Time Warner/Advance(c)(d)
Vermont......................      11/94       100.0   (d)
    Mid-Atlantic Cluster
Charlottesville, VA..........      11/95       100.0   (d)
Harrisburg, PA...............      4/95         50.0   Lenfest Communications
Morristown, NJ...............      7/96         19.7   TKR Cable(e)
New Brunswick, NJ............      11/95        19.7   TKR Cable(e)
Philadelphia, PA.............      8/96         50.0   PECO Energy
Richmond, VA.................      9/93         37.0   Continental Cablevision
Scranton/Wilkes-Barre, PA....    mid-1997      100.0   (d)
York, PA.....................    mid-1997       50.0   Susquehanna Cable
      Mid-South Cluster
Lexington, KY(f).............      12/96        50.0   TKR Cable(g)
Louisville, KY(f)............      3/95         50.0   TKR Cable(g)
Nashville, TN(f).............      11/94        95.0   InterMedia Partners
       Other Networks
Jacksonville, FL.............      9/92         20.0   Continental Cablevision
Wichita, KS..................      9/94         49.9   Gannett

--------
(a) The Company has entered into a non-binding letter of intent with Time Warner to increase its ownership interest in the Buffalo network to 50% and in the Syracuse network to 100%, and to eliminate its ownership interests in and management responsibility for the Albany and Binghamton networks. See "Prospectus Summary--Recent Developments."

(b) Refers to the date on which (i) the network is connected to at least one IXC POP; (ii) the network is capable of accepting traffic from IXCs and end users; (iii) the Company's central office is fully functional and (iv) the initial network SONET fiber rings have been completed.

(c) The interests in the Albany, Binghamton and Syracuse networks are all owned by one Operating Company.

(d) Adelphia or its affiliates lease fiber capacity to the Operating Companies in these networks.

(e) The interests in the Morristown and New Brunswick networks are owned by one Operating Company. Sutton Capital Associates also owns a minority interest in the Operating Company.

(f) The Company's interest in these networks has recently changed. See "Prospectus Summary--Recent Developments."

(g) The interests in the Lexington and Louisville networks are owned by one Operating Company.

CLUSTER STATISTICS(A)

                                                                THREE MONTHS
                             ROUTE  FIBER  BUILDINGS         ENDED JUNE 30, 1996
CLUSTER                      MILES  MILES  CONNECTED VGES(B)      REVENUES
-------                      ----- ------- --------- ------- -------------------
Northeast................... 1,084  52,054     294   101,952       $1,265
Mid-Atlantic................   786  37,714     309    65,664          345
Mid-South...................   364  17,472     201    39,264          239
Other Networks..............   653  31,331     297   109,200        1,077
                             ----- -------   -----   -------       ------
  Total..................... 2,887 138,571   1,101   316,080       $2,926
                             ===== =======   =====   =======       ======

--------
(a) Non-financial information is as of September 30, 1996 and does not include networks under construction.

(b) Voice grade equivalents circuits.

OPERATING AGREEMENTS

  Generally, subsidiaries of the Company enter into partnership agreements with Local Partners to take advantage of the benefits of building networks in conjunction with local cable television or utility operators. Typically Operating Partnerships are formed and operated pursuant to three key agreements: (i) a partnership agreement between the Company or one of its wholly owned subsidiaries and a cable operator or utility company (the "Local Partner Agreement"); (ii) a fiber capacity lease agreement between the Local Partner and the Operating Partnership (the "Fiber Lease Agreement"); and (iii) a management agreement between the Operating Partnership and the Company or one of its subsidiaries (the "Management Agreement"). Four of the Operating Companies have also entered into agreements with !NTERPRISE, a wholly owned subsidiary of U S WEST, to co-market enhanced services.

  The following chart summarizes the allocation of responsibilities and certain payments to be made under the Local Partner Agreements, Fiber Lease Agreements and Management Agreements.


                            [GRAPHIC APPEARS HERE]

 Local Partner Agreements

  Each Local Partner Agreement establishes the structure of the applicable Operating Partnership by determining, among other things, the partner's capital contribution requirements, capital structure, purpose and scope of business activities, transfer restrictions, dissolution procedures, duration and competition restrictions, as well as the voting and buy/sell rights and rights of first refusal of the partners of the Operating Partnership.

  Ownership and Capital Contributions. The initial capital contributions and percentage of ownership of the Operating Partnerships vary. Some of the Local Partner Agreements establish maximum capital contributions such that each partner's ultimate aggregate capital contribution is determined at the Operating Partnership's inception. Initial capital contributions are generally paid on an installment basis as determined by the management committee of the Operating Partnership, which is comprised of representatives of each partner. Additional capital contributions in excess of the initial capital contribution may be required in several Local Partner Agreements, but generally either must be initiated by the manager of the Operating Partnership or approved by at least a majority vote of the management committee. Generally, the percentage of ownership is also fixed at the Operating Partnership's inception. Absent an agreement by the partners, generally, the only circumstances that result in the dilution of such partner's ownership interest are a partner's failure to make a capital contribution or its failure to exercise a right of first refusal.

  Matters Requiring a Vote. Most partner votes of an Operating Partnership require only a majority vote; however, a unanimous vote of the partners is required for, among other things, expansion of the scope of the business activities in the defined business area, admission of additional partners and merger or consolidation with any other entity if the Operating Partnership is not the surviving entity.

  Distributions. Generally, the Local Partner Agreements allow for distributions to the partners; however, the Local Partner Agreements vary with regard to the procedure for determining if, when and how much of a distribution should be made. In one Local Partner Agreement, the Company, through its affiliate, controls such determinations. In the remaining Local Partner Agreements, the partners or the partnership's managing committee makes such determinations by either majority, approval or unanimous consent. All distributions are required to be made in proportion to each partner's percentage interest in the partnership.

  Transfer of Ownership. The Local Partner Agreements generally prohibit the transfer of partnership interests, including most changes in control. Generally, transfers of entire partnership interests to subsidiaries of a partner's parent corporation and the sale or disposition of all or substantially all of the stock or assets of a partner's parent are expressly permitted in the typical Local Partner Agreement.

  Rights of First Refusal; Buy/Sell Agreements. The partners of most of the Operating Partnerships also retain certain rights of first refusal and buy/sell rights. See "Risk Factors--Risks Associated with Joint Ventures." Generally, after a specified period of time, usually three to six years after the inception of the Operating Partnership, either partner may transfer its interest to an unrelated third party if such partner first offers its interest to the other partner at the same terms and the other partner elects not to purchase the interest. The right of first refusal usually requires that the selling partner sell all, and not less than all, of its partnership interest pursuant to an offer by a bona fide third party. The selling party must first give the other partners the opportunity to purchase (on a pro rata basis) the interest at the same price and under the same terms as the third party's offer.

  Several of the Local Partner Agreements set forth rights of first refusal in connection with the sale of cable television systems. These provisions give partners the right to sell all of their partnership interests in conjunction with the sale of all or substantially all of the assets of, or controlling interest in, the cable television systems operated by the selling partner or its affiliates in the defined business area, on any terms and conditions agreed to among the selling partners, its affiliates and the purchaser; provided, however, that if a partner elects to sell its interest in the partnership to an entity that, at the time of the potential sale, is engaged in a competitive business in the business area, the remaining partner generally has a right of first refusal to purchase the selling partner's interest at a price and terms comparable to the offer made by the competitor. In addition, in most of the Operating Partnerships, either partner can, after a specified period of time, usually five years after the inception of the partnership, make an offer to the other partner(s) to sell its own interest. Within 30 days of submitting a price which generally must be based on a written third party valuation of the partnership interest, the other partner must respond to the offer indicating its election to either accept the offer to buy or sell at the offered price. Certain partners in two of the partnerships have the right after a specified period of time to put their interest in the respective partnership (i) to the other partners at an amount equal to the fair market value of such partner's interest pursuant to one agreement and (ii) to the Company at an amount equal to the partner's capital contributions plus interest less any distributions pursuant to the other agreement.

  Term. Most of the Operating Partnerships were created in the last three and half years and have a duration of 10 to 25 years unless earlier dissolved. Two of the Local Partner Agreements contain provisions whereby the respective Local Partner can terminate its interest, at such Local Partner's sole discretion, prior to 2003. See "Risk Factors--Risks Associated with Joint Ventures." Generally, each partner and certain of its affiliates are restricted from competing with the Operating Partnership in the defined business area so long as the partner is a partner plus two or three years thereafter.

 Fiber Lease Agreements

  Generally, the Operating Partnerships lease fiber optic capacity from their Local Partners. In some instances, the Operating Partnerships lease existing fiber optic capacity and in other instances, the Operating Partnerships request the Local Partners to construct new fiber optic capacity. In many cases, Local Partners upgrade the capacity of their cable or utility infrastructure, and as a result, share construction costs equally with the Operating Partnership. Monthly lease payments in both instances are based on the amortization of the Operating Partnership's share of the Local Partner's cost of construction and material costs over the term of the Fiber Lease Agreement. Because construction and material costs are amortized over the then current term of the Fiber Lease Agreement, it is possible for the amount of a monthly lease payment to be significantly lower during a renewal term unless the construction of additional fiber optic cable is scheduled for such renewal term. Typically, the amount of the lease payments in a renewal period equals the amount of monthly maintenance costs for the leased fiber optic cable.

  Each of the Fiber Lease Agreements is in its initial term. The initial terms vary from five to 25 years in length. The Fiber Lease Agreements contain various renewal options. Generally, either party can terminate the Fiber Lease Agreement at the end of the then current term if the terminating party provides prior written notice to the other party. Several of the Fiber Lease Agreements contain termination rights which provide the lessor with the option to terminate the lease if the lessor becomes subject to telecommunications regulation, an action is brought against the lessor challenging or seeking to adversely modify the lessor's continued validity or authority to operate, legal or regulatory determination renders it unlawful or impossible for the lessor to satisfy its obligations under the lease or in case of an imposition of public utility or common carrier status on the lessor as a result of its performance of the lease.

  Throughout the term of the Fiber Lease Agreements and thereafter, title to the fiber optic cable remains with the Local Partner. Similarly, the Operating Partnerships retain title to all of their own electronics and switches that become a part of the network. A Local Partner cannot sell the fiber subject to the Fiber Lease Agreement to a third party unless its obligations under the Fiber Lease Agreement are assumed by the third party.

  The amount of the lease payments could be affected by the costs the Local Partners incur for attachments to poles, or use of conduit, owned by incumbent LECs or electric utilities. Various State PUCs and the FCC are reviewing whether use of Local Partner facilities for telecommunications purposes (as occurs when the Operating Companies lease fiber optic capacity from Local Partners) should entitle incumbent LECs and electric utilities to higher pole attachment or conduit occupancy fees. Such increased fees could result in an increase in the amount of the lease payments made by the Operating Companies to the Local Partners and could have significant impact on the profitability of the Operating Companies.

 Management Agreements

  Generally, the Company or a wholly owned subsidiary of the Company provides the Operating Partnerships with the following services pursuant to the Management Agreement for a fee based on the Company's cost of providing such services: general management, monitoring, marketing, regulatory processing, accounting, engineering, designing, planning, construction, maintenance, operations, service ordering and billing. The term of the typical Management Agreement is three or five years and automatically renews for continuous one-year periods unless one party provides the other with written notice that it intends to terminate the agreement.

 Enhanced Data Services Agreements

  Four of the Operating Companies have entered into partnerships with !NTERPRISE, a wholly owned subsidiary of U S WEST (the "!NTERPRISE Partnerships"), in order to provide enhanced services such as frame relay, ATM data transport, business video conferencing, private line data interconnect service and LAN connection and monitoring services. The partners in the !NTERPRISE Partnerships each have a 50% ownership interest and are required to contribute equal amounts in order to retain their shares. The business area serviced by the !NTERPRISE Partnerships is generally the same as that serviced by the applicable Operating Company. The partners and their respective affiliates are also prohibited from competing for as long as the partners are partners plus two years thereafter. In addition, the partners have a right of first refusal with regard to the sale of partnership interests and, under certain circumstances, may put their interest to the !NTERPRISE Partnership. Generally, the !NTERPRISE Partnerships have a 20 year duration.

AT&T CERTIFICATION

  AT&T has established a certification process called Operational Readiness Testing ("ORT") in order to determine whether a supplier's network, systems and processes are capable of providing a level of service which meets AT&T standards. ORT is a lengthy process comprised of the following components: (i) Operational Readiness Assessment ("ORA"), (ii) Network Validation Testing ("NVT") and (iii) Switch Network Validation Testing ("SNVT"). CLECs must pass AT&T's ORT for access services in order to provide access services to AT&T and AT&T's ORT for switched services in order to provide switched services to AT&T. The Company has passed AT&T's ORA, NVT and SNVT.

SALES AND MARKETING

  The Company targets its network sales and marketing activities at resellers, including IXCs, and business, government and educational end users. The Company and the Operating Companies currently have 45 local sales representatives and eight national account representatives. The Company's primary reseller customers are the major IXCs as well as smaller and regional IXCs; however, the Company also targets other resellers, such as PCS, cellular and local distance resellers. The Company's networks offer their services in accordance with tariffs filed with the FCC for interstate services and state regulatory authorities for intrastate services. The Operating Companies are classified as non-dominant carriers by the FCC and therefore have substantial pricing flexibility and in many cases may enter into customer and product specific agreements.

 Resellers

  Resellers utilize the Operating Companies' services primarily as a local component of their own service offerings to end users. In many cases, the Company works in conjunction with IXCs when marketing to these end users in order to leverage the name recognition, marketing reputation and resources of IXCs.

  The Company has national supplier agreements with all of the major IXCs. The Company believes it can effectively provide IXCs with a full complement of traditional access services as well as switched services. Factors that increase the value of the Company's networks to IXCs include reliability, state-of-the-art technology, route diversity, ease of ordering and customer service. The Company also generally prices the services of an Operating Company at a discount relative to the incumbent LEC. In order to further complement the services provided to the IXCs, the Company integrates its networks with IXC networks to enable the IXC to (i) access service, billing and other data directly from the Company and (ii) electronically send automated service requests to the Company.

  An important component of the Company's strategy is to work with major IXCs to provide local services which the IXC can integrate with its long distance offering, and thereby provide a single source for the customers' telecommunications needs. The Company believes this strategy will provide greater access to the IXCs' large customer base and enable the Operating Companies to leverage the IXCs' name recognition and reputation for reliability and quality. In pursuing this strategy, the Company has entered into the National Service Agreement with AT&T pursuant to which the Company through its networks will be an AT&T preferred supplier of dedicated special access and switched access transport services. The National Service Agreement requires the Company to provide such services to AT&T at a discount from the tariffed or published LEC rates. See "--AT&T Certification."

  The Company currently utilizes national account representatives to market to IXC customers since the major IXCs have established national or regional groups to manage and coordinate their purchasing of access services. These groups assess CLECs not only upon price, quality, service and ease of provisioning in a particular market, but also upon size, scope of operations and financial stability in order to maximize the leverage of their CLEC relationships. The Company focuses on serving the Operating Companies' IXC customers in all of the Company's markets with a view to establishing national preferred vendor relationships. The terms and conditions applicable to services ordered by IXCs are generally specified in agreements under which some services can be terminated by the IXC on 60 days or less notice.

 End Users

  The Company targets end users which include small, medium and large businesses as well as government and educational institutions. Each Operating Company works in conjunction with IXCs to offer an integrated package of local and long distance service offerings to end users. Initially, the Operating Company offers high quality access services to these end users in combination with an IXC's long distance offerings. Building on its success with the end users, the Operating Company attempts to increase the size and number of service offerings it provides by working with customers to analyze the customers' local telecommunications needs. In particular, the typical Operating Company offers end users a variety of services, including local dial tone, frame relay, ATM transport, business video conferencing and other services. The Company believes that, based upon the Operating Companies' reputation developed in conjunction with major IXCs, the Operating Companies will be able to systematically increase their share of the end users' telecommunications expenditures. The Company believes the networks will be able to compete for end users' needs based upon price, reliability, product diversity, service and custom solutions to end user needs. A significant component of an Operating Company's reliability will be its ability to offer customers end-to-end SONET ring construction for many localized applications. The Operating Companies' construction of SONET rings combined with the Company's large network size will enable the Operating Companies to offer fiber optic coverage superior to the incumbent LEC in its markets.

  End users are currently marketed through Company direct sales representatives in each market. The national sales organization also provides support for the local sales groups and develops new product offerings and customized telecommunications applications and solutions which address the specific requirements of particular customers. In addition, the Company markets the Operating Companies' products through advertisements, media relations, direct mail and participation in trade conferences. End users typically commit to a service agreement for a term of three to five years which is either renegotiated or automatically converted to a month-to-month arrangement at the end of the contract term.

 Special Purpose Networks

  The Company develops special purpose networks in conjunction with the Operating Companies in order to meet specific customer network requirements. To date, these special purpose networks have included construction of IXC backbone networks, campus networks, private carriage networks and other similar network applications. The terms and conditions for these special purpose networks are generally specified in agreements with three to five year terms which automatically renew on a month-to-month basis. In addition, special customer networks are normally constructed with excess fiber bandwith capacity, which allows the Company to make additional capacity available to other end users.

NETWORK DEVELOPMENT AND DESIGN

  Prior to any network construction in a particular market, the Company's corporate development staff reviews the demographic, economic, competitive and telecommunications demand characteristics of the market. These characteristics generally include market location, the size of the telecommunications market, the number and size of business, educational and government end users and the economic prospects for the area. In addition, the Company also carefully analyzes demand information provided by IXCs, including demand for end user special access and volume of traffic from the LEC-CO and the IXC POPs. The Company also analyzes market size utilizing a variety of data, including available estimates of the number of interstate access and intrastate private lines in the region, which is available from the FCC.

  If a particular market targeted for development is deemed to have sufficiently attractive demographic, economic, competitive and telecommunications demand characteristics, the Company's network planning and design personnel, working in conjunction with the Company's Local Partner, Adelphia, or one of Adelphia's affiliates, design a large regional network targeted to provide access to the identified business, educational and government end user revenue base and to the IXC POPs and the LEC-COs in the geographic area covered by the proposed network.

  The actual network design is influenced by a number of market, cost and technical factors including:

  . Availability and ease of fiber deployment
  . Location of IXC POPs
  . Density of telecommunications revenue based upon IXC information . The Company's market information
  . Cost of construction

  The objective of the network design is to maximize revenue derived from service to IXC POPs, LEC-COs and important customers in consideration of network construction costs. In most cases, the Local Partner bears the costs of construction for the required fiber, retains ownership of the fiber and leases the fiber to the Operating Company. The fiber lease costs are determined by amortizing the Operating Company's portion of the Local Partner's cost of construction over the term of the Fiber Lease Agreement at an assumed interest rate. This structure generally allows the Operating Company to better match its capital costs to cash flows. See "--Operating Agreements--Fiber Lease Agreements."

NETWORK CONSTRUCTION

  The Company's networks are constructed to cost-effectively access areas of significant end user telecommunications traffic, as well as the POPs of most IXCs and the majority of the LEC-COs. The Company establishes with its Local Partner or Adelphia general requirements for network design including, engineering specifications, fiber type and amount, construction timelines and quality control. The Company's engineering personnel provide project management, including contract negotiation and overall supervision of the construction, testing and certification of all facilities. The construction period for a new network varies depending upon the number of route miles to be installed, the initial number of buildings targeted for connection to the network, the general deployment of the network and other factors. Networks that the Company has installed to date have generally become operational within six to ten months after the beginning of construction.

NETWORK OPERATING CONTROL CENTER

  In Coudersport, Pennsylvania, the Company has built a NOCC that is equipped with state-of-the-art system monitoring and control technology. The NOCC is a single point interface for monitoring all of the Company's networks and provisioning all services and systems necessary to operate the networks. The NOCC currently supports all of the Company's networks including the management of approximately 1,101 building connections, six switches or remote switching modules and approximately 2,887 network route miles. The NOCC is designed to accommodate the Company's anticipated growth.

  The NOCC is utilized for a variety of network management and control functions including monitoring, managing and diagnosing the Company's SONET networks, central office equipment, customer circuits and signals and the Company's switches and associated equipment. The NOCC is also the location where the Company provisions, coordinates, tests and accepts all orders for switched and dedicated circuit orders. In addition, the NOCC maintains the database for the Company's circuits and network availability. Network personnel at the NOCC also develop and distribute a variety of software utilized to manage and maintain the networks.

EQUIPMENT SUPPLY

  The Company and the Operating Companies purchase fiber optic transmission and other electronic equipment from Lucent, Fujitsu, Tellabs, and other suppliers at negotiated prices. The Company expects that fiber optic cable, equipment and supplies for the construction and development of its networks will continue to be readily available from Lucent, Fujitsu and other suppliers as required. The Company has negotiated multi-year contracts for equipment with Lucent, Fujitsu, and Tellabs. The Company and the Operating Companies have deployed three Lucent 5ESS Switches ("5ESSs") and three Lucent remote switching modules, which deliver full switching functionality, in six of their current markets. The Company and the Operating Companies plan to deploy 5ESSs or remote switching modules in all of its existing networks by mid-1997 and additional 5ESSs or remote switching modules in each of the Company's future networks.

CONNECTIONS TO CUSTOMER LOCATIONS

  Office buildings are connected by network backbone extensions to one of a number of physical rings of fiber optic cable, which originate and terminate at the Operating Company's central office. Signals are sent simultaneously on both primary and alternate protection paths through a network backbone to the Operating Company's central office. Within each building, Operating Company-owned internal wiring connects the Operating Company's fiber optic terminal equipment to the customer premises. Customer equipment is connected to Operating Company-provided electronic equipment generally located where customer transmissions are digitized, combined and converted to an optical signal. The traffic is then transmitted through the network backbone to the Operating Company's central office where it can be reconfigured for routing to its ultimate destination on the network.

  The Operating Company locates its fiber optic equipment in space provided by the building owner or, more typically, on a customer's premises. IXCs often enter into discussions with building owners to allow the Company to serve the IXCs' customers. This network configuration enables the Company to share electronic equipment among multiple customers, causes little interruption for customers during installation and maintenance and allows the Company to introduce new services rapidly and at low incremental cost.

  The following diagram is an illustration of an Operating Company fiber optic transport network in a typical market.


                            [GRAPHIC APPEARS HERE]

EMPLOYEES

  As of September 30, 1996, the Operating Companies and the Company employed a total of 99 and 80 full-time employees, respectively, in support of the Operating Companies' and the Company's operations. The Company also regularly uses the services of its Local Partners, employees and contract technicians for the installation and maintenance of its networks. None of the Operating Companies' or the Company's employees is represented by a collective bargaining agreement. The Company believes that the Operating Companies' and the Company's relations with their respective employees are good.

PROPERTIES

  The Company leases its principal executive offices in Coudersport, Pennsylvania and its offices in Pittsburgh, Pennsylvania. Additionally, the Company owns its NOCC facilities, and leases certain office space from Adelphia, in Coudersport, Pennsylvania.

  All of the fiber optic cable, fiber optic telecommunications equipment and other properties and equipment used in the networks, are owned or leased by the applicable Operating Company. See "--The Company's Markets." Fiber optic cable plant used in providing service is primarily on or under public roads, highways or streets, with the remainder being on or under private property. As of

September 30, 1996, the Company's total telecommunications equipment in service consists of fiber optic telecommunications equipment, fiber optic cable, furniture and fixtures, leasehold improvements and construction in progress. Such properties do not lend themselves to description by character and location of principal units.

  Substantially all of the fiber optic telecommunications equipment used in the Company's networks is housed in multiple leased facilities in various locations throughout the metropolitan areas served by the Company. The Company believes that its properties and those of its Operating Companies are adequate and suitable for their intended purpose.

LEGAL PROCEEDINGS

  The Company is not a party to any pending legal proceedings except for claims and lawsuits arising in the normal course of business. The Company does not believe that these claims or lawsuits will have a material effect on the Company's financial condition or results of operations.

                                  COMPETITION

  The Company operates in a highly competitive environment and has no significant market share in any market in which it operates. In each of the areas served by an Operating Company, services similar to those offered by the Operating Company are offered by the incumbent LEC serving that area. Incumbent LECs have long-standing relationships with their customers, have far greater technical and financial resources and provide services that an Operating Company may not currently be authorized by state regulators to offer. See "Regulation--State Regulation." Following the enactment of the Telecommunications Act, there has been significant merger activity among the RBOCs which will result in competitors with even greater financial resources and geographic scope than currently faced by the Company. In addition, in many markets, the incumbent LEC currently is excused from paying license or franchise fees or pays fees materially lower than those required to be paid by the Operating Companies.

  While new business opportunities will be made available to the Company through the Telecommunications Act and other federal and state regulatory initiatives, regulators are likely to provide the incumbent LECs with an increased degree of flexibility with regard to pricing of their services as competition increases. If the incumbent LECs elect to lower their rates and can sustain lower rates over time, this may adversely affect the revenues of the Operating Companies and the Company by placing downward pressure on the rates the Operating Companies can charge. The Company believes this effect will be offset by the increased revenues available by offering new services, but if future regulatory decisions afford the incumbent LECs excessive pricing flexibility or other regulatory relief, such decisions could have a material adverse effect on the Company.

  Competition for the Company's and the Operating Companies' services are based on price, quality, network reliability, service features and responsiveness to customer needs. The Company believes that its management expertise, coupled with its highly reliable, state-of-the-art digital networks and back-office infrastructure, which offer significant transmission capacity at competitive prices, will allow it to compete effectively with the incumbent LECs, which may not yet have fully deployed fiber optic networks in many of the Company's target markets. The Company believes that the Operating Companies price their services at a modest discount compared to the prices of incumbent LECs while providing a higher level of customer service. The Company's networks provide diverse access routing and redundant electronics, design features not widely deployed by the incumbent LEC networks at the present time. However, as incumbent LECs continue to upgrade their networks, any competitive advantage held by the Company due to the superiority of its facilities may diminish.

  Other current or potential competitors of the Company's networks include other CLECs, IXCs, wireless telecommunications providers, microwave carriers, satellite carriers, private networks built by large end users and cable television operators or utilities in markets in which the Company has not partnered with one or the other. In many markets served by the Company, one or more CLECs already are providing service. Furthermore, the three major IXCs have announced ambitious plans to enter the local exchange market. There is no assurance that these IXCs will choose to obtain local services from the Operating Companies in the Company's markets. In addition, the Telecommunications Act requires all local exchange providers, including new entrants, to offer their services for resale. See "Regulation-- Telecommunications Act of 1996." This requirement permits companies to enter the market for local telecommunications services without investing in new facilities, thereby increasing the number of likely competitors in any given market, and enables the IXCs to provide local services by reselling the service of the incumbent LEC rather than using services provided by the Company.

                                  REGULATION

OVERVIEW

  Telecommunications services provided by the Company and its networks are subject to regulation by federal, state and local government agencies. At the federal level, the FCC has jurisdiction over interstate services, which constitute a majority of the Operating Companies' current services. Interstate services, for the purpose of determining FCC jurisdiction, are communications that originate in one state and terminate in another state or foreign country. State regulatory commissions exercise jurisdiction over intrastate services. Intrastate services are communications that originate and terminate in the same state. Additionally, municipalities and other local government agencies may regulate limited aspects of the Company's business, such as use of rights-of-way.

TELECOMMUNICATIONS ACT OF 1996

  On February 8, 1996, the Telecommunications Act of 1996 was signed into law and is considered to be the most comprehensive reform of the nation's telecommunications laws since the Communications Act of 1934. The Telecommunications Act will result in substantial changes in the marketplace for voice, data and video services. These changes will open the local exchange market to competition and will result in a substantial increase in the addressable market for the Company's networks. Among its more significant provisions, the Telecommunications Act (i) removes legal barriers to entry in local telephone markets, (ii) requires incumbent LECs to "interconnect" with competitors, (iii) establishes procedures for incumbent LEC entry into new markets, such as long distance and cable television, (iv) relaxes regulation of telecommunications services provided by incumbent LECs and all other telecommunications service providers, and (v) directs the FCC to establish a subsidy mechanism for the preservation of universal service.

 Removal of Entry Barriers

  Prior to enactment of the Telecommunications Act, many states limited the services that could be offered by a company competing with the incumbent LEC. See "--State Regulation." In these states, the incumbent LEC retained a monopoly over basic local exchange services pursuant to state statute or regulatory policy. In states with these legal barriers to entry, the Company had been limited to the provision of dedicated telecommunications services, which constitutes only a small portion of the local telephone market.

  The Telecommunications Act prohibits state and local governments from enforcing any law, rule or legal requirement that prohibits or has the effect of prohibiting any person from providing interstate or intrastate telecommunications services. States retain jurisdiction under the Telecommunications Act to adopt laws necessary to preserve universal service, protect public safety and welfare, ensure the continued quality of telecommunications services and safeguard the rights of consumers.

  This provision of the Telecommunications Act should enable the Operating Companies to provide a full range of local telecommunications services in any state. The Operating Companies will continue their policy of not providing long distance services that compete with the major IXCs in order to enable the Company to work with IXCs to provide an integrated local and long distance service offering to end users. Although the Operating Companies will be required to obtain certification from the state regulatory commission in almost all cases, the Telecommunications Act limits substantially the ability of a state commission to deny a request for certification filed by an Operating Company. While this provision of the Telecommunications Act expands significantly the markets available to the Operating Companies, it also reduces the barriers to entry by other potential competitors and therefore increases the level of competition the Operating Companies will face in all their markets. See "Competition."

  The Vermont Public Service Board ("PSB") is currently considering actions that would attempt to preserve universal service and protect the public safety and welfare. The actions would impose conditions on the certificate issued to the Vermont Operating Company which would require it to offer service on a geographically widespread basis through the construction of facilities to serve all residents and business customers in such areas, the acquisition from other carriers of network facilities required to provide such service, or the resale of other carriers' services. The Company does not believe that the Vermont PSB has the authority to impose such requirements under the Telecommunications Act. The imposition of such conditions by the Vermont PSB or other state commissions could increase the cost to the Operating Companies to provide local exchange services.

 Access and Interconnection with LEC Facilities

  A company cannot compete effectively with the incumbent LEC in the market for switched local telephone services unless it is able to connect its facilities with the incumbent LEC and obtain access to certain essential services and resources under reasonable rates, terms and conditions. Incumbent LECs historically have been reluctant to provide these services voluntarily and generally have done so only when ordered to by state regulatory commissions.

  The Telecommunications Act imposes a number of access and interconnection requirements on all local exchange providers, including CLECs, with additional requirements imposed on incumbent LECs. These requirements will provide access to certain networks under reasonable rates, terms and conditions.
Specifically, LECs must provide the following:

  Telephone Number Portability. Telephone number portability enables a customer to keep the same telephone number when the customer switches local exchange carriers. New entrants are at a competitive disadvantage without telephone number portability because of inconvenience and costs to customers that must change numbers.

  Dialing Parity. All LECs must provide dialing parity, which means that a customer calling to or from a CLEC network cannot be required to dial more digits than is required for a comparable call originating and terminating on the LEC's network.

  Reciprocal Compensation. The duty to provide reciprocal compensation means that LECs must terminate calls that originate on competing networks in exchange for a given level of compensation and that they are entitled to termination of calls that originate on their network for which they must pay a given level of compensation.

  Resale. A LEC may not prohibit or place unreasonable restrictions on the resale of its services. In addition, incumbent LECs must offer services to resellers at a wholesale rate that is less than the retail rate charged to end users.

  Access to Rights-of-Way. A LEC must provide access to its poles, ducts, conduits and rights-of-way on a reasonable, nondiscriminatory basis.

  Unbundling of Network Services. Incumbent LECs must offer unbundled access to the various elements of their network. This requirement allows new entrants to purchase elements of an incumbent

LEC's network that may be necessary to provide service to customers not located in the new entrants' networks.

  On July 2, 1996 the FCC released its First Report and Order and Further Notice of Proposed Rulemaking promulgating rules and regulations to implement Congress' statutory directive concerning number portability (the "Number Portability Order"). The FCC ordered all LECs to begin phased development of a long-term service provider portability method in the 100 largest Metropolitan Statistical Areas ("MSAs") no later than October 1, 1997, and to complete deployment in those MSAs by December 31, 1998. Number portability must be provided in those areas by all LECs to all requesting telecommunications carriers. After December 31, 1998, each LEC must make number portability available within six months after receiving a specific request by another telecommunications carrier in areas outside the 100 largest area MSAs in which the requesting carrier is operating or plans to operate. Until long-term service portability is available, all LECs must provide currently available number portability measures as soon as reasonably possible after a specific request from another carrier. As new carriers are at a competitive disadvantage without telephone number portability, the Number Portability Order should enhance the Company's ability to offer service in competition with the incumbent LECs, but it is uncertain how effective these regulations will be in promoting number portability. The Number Portability Order does not address how the costs of implementing long-term service portability will be recovered. This issue is subject to an additional comment period and is not expected to be decided until 1997. Further, the Number Portability Order is subject to Petitions for Reconsideration filed at the FCC. To the extent that the outcome of the Petitions results in new rules that decrease the LEC obligation to provide number portability or increase the CLEC obligation to pay for number portability, changes to the Number Portability Order could decrease the Company's ability to offer service in competition with the incumbent LECs.

  On August 8, 1996 the FCC released its First Report and Order and Second Report and Order and Memorandum Opinion and Order promulgating rules and regulations to implement Congress' statutory directive concerning the interconnection of CLEC and incumbent LEC networks and incumbent LEC pricing of unbundled elements (the "Local Competition Orders"). The Local Competition Orders adopt a national framework for interconnection but leave to the individual states the task of implementing the FCC's rules. Because implementation of the Local Competition Orders will be at the state level, it is uncertain how these new requirements will affect the Company. The Local Competition Orders indicate that the FCC intends to take up access charge reform as early as the fourth quarter of 1996 with new rules in place as early as the first quarter of 1997. To the extent that the Local Competition Orders reduce the ability of incumbent LECs to impose non-cost-based access charges on IXCs, the Company's competitive advantage in providing customers with access services will decrease. However, to the extent that CLECs are able to interconnect with incumbent LEC networks on favorable terms, the Company's ability to provide competitive local exchange services will increase. The Local Competition Orders are subject to Petitions for Reconsideration filed at the FCC and Petitions for Review filed at the United States Court of Appeals. Additionally, the Eighth Circuit has granted a stay of the pricing and "most favored nation" provisions of the First Report and Order. The pricing provisions establish price ceilings and default prices for interconnection elements, and the "most favored nation" provision allows carriers to request the incumbent LEC to make available to them on the same terms and conditions, any interconnection, service or network element contained in an approved agreement to which the incumbent LEC is a party. The stay is limited to certain FCC rules. None of the provisions of the Telecommunications Act has been stayed. Various parties have filed petitions to modify the stay with the Eighth Circuit, and the FCC and a group of telecommunications companies have filed petitions with the United States Supreme Court to overturn the stay. As of October 29, 1996, the stay remained in place. To the extent that one or more of the stay motions are granted or that the outcome of these petitions results in new rules, the Company's ability to provide competitive local exchange services could be impaired.

  Although the Number Portability Order, the Local Competition Orders and the underlying statutory requirements are intended to benefit new entrants in the local exchange market, such as the Operating

Companies, it is uncertain how effective these requirements will be until state regulators begin to implement the FCC's requirements. In particular, if CLECs are unable to obtain favorable agreements with the incumbent LEC regarding call termination and resale of incumbent LEC facilities and services through negotiation with the incumbent LEC or arbitration at state public utility commissions, there is a diminished likelihood that an Operating Company will be successful in its local exchange market. In addition, the ability of CLECs to resell incumbent LEC services obtained at wholesale rates may permit some CLECs to compete with the Operating Companies without investing in facilities.

  Moreover, these requirements place burdens on an Operating Company when it provides switched local exchange services that will benefit potential competitors. In particular, the obligation to offer services for resale means that a company can resell the Operating Company's services without investing in facilities, although unlike incumbent LECs, the Operating Companies are not required to offer services for resale at discounted rates. Similarly, the obligation to provide access to rights-of-way is of limited benefit to the Operating Companies, which already have such access through their Local Partners, but benefits other potential competitors to a far greater degree.

 LEC Entry into New Markets

  The Company's principal competitor in each market it enters is the incumbent LEC. See "Competition." Prior to enactment of the Telecommunications Act, incumbent LECs generally were prohibited from providing cable television service pursuant to the "telco/cable cross-ownership prohibition" contained in the Communications Act of 1934, although the prohibition had been stayed by several courts and was not being enforced by the FCC. In addition, the RBOCs generally were prohibited by the MFJ (as defined) from providing interLATA (i.e., long distance) services within the region in which they provide local exchange service.

  The Telecommunications Act repeals the telco/cable cross-ownership prohibition and permits incumbent LECs to provide cable television service. Prior to the Telecommunications Act repeal, some LECs were investing in fiber optic networks on a limited basis through the FCCs "video dialtone" regulatory regime. With the telco/cable cross ownership prohibition removed, incumbent LECs are more likely to invest in fiber optic networks because those facilities will be able to generate a revenue stream previously unavailable on a widespread basis to the incumbent LECs. While incumbent LEC entry into the video market may be the motivating factor for construction of new facilities, these facilities also can be used by an incumbent LEC to provide services that compete with the Company's networks.

  The Telecommunications Act also eliminates the prospective effect of the MFJ and establishes procedures under which an RBOC can enter the market for interLATA services within its telephone service area. Before an RBOC can enter the interLATA market, it must enter into a state-approved interconnection agreement with a company that provides local exchange service to business and residential customers predominantly over its own facilities. Alternatively, if no such competitor requests interconnection, the RBOC can request authority to provide interLATA services if it offers interconnection under state-approved terms and conditions. The interconnection offered or provided by the RBOC must comply with a "competitive checklist" that is comparable to the interconnection requirements discussed above. See "--Access and Interconnection with LEC Facilities."

  The ability of the RBOCs to provide interLATA services enables them to provide customers with a full range of local and long distance telecommunications services. The provision of interLATA services by RBOCs is expected to reduce the market share of the major long distance carriers, who are the Company's networks' primary customers. Consequently, the entry of the RBOCs into the long distance market may have adverse consequences on the ability to generate revenues from the IXCs.

 Relaxation of Regulation

  A long-term goal of the Telecommunications Act is to increase competition for telecommunications services, thereby reducing the need for regulation of these services. To this end, the

Telecommunications Act requires the FCC to streamline its regulation of incumbent LECs and permits the FCC to forbear from regulating particular classes of telecommunications services or providers. Since the Company is a non-dominant carrier and, therefore, is not heavily regulated by the FCC, the potential for regulatory forbearance likely will be more beneficial to the incumbent LECs than the Company in the long run.

  Pursuant to the forbearance provisions of the Telecommunications Act, the Company has filed a petition requesting that the FCC reinstate its forbearance policy with regard to tariff filing requirements for competitive providers of interstate access services, such as the Company. See "--Federal Regulation." This would relieve the Company of its biggest existing federal regulatory burden. The FCC has not set a timetable for action on the Company's petition.

  The Telecommunications Act eliminates the requirement that LECs obtain FCC authorization before constructing new facilities for interstate services. The Telecommunications Act also limits the FCC's ability to review LEC tariff filings. These changes will increase the speed with which incumbent LECs are able to introduce new service offerings and new pricing of existing services, thereby increasing the incumbent LECs' ability to compete with the Company.

 Preservation of Universal Service

  One of the primary goals of the original Communications Act of 1934 was to extend telephone service to all the citizens of the United States. This goal has been achieved largely by keeping the rates for basic local exchange service at a reasonable level. It was traditionally thought that incumbent LECs were able to keep basic residential rates reasonable by subsidizing them with revenues from business and IXC customers, and by subsidizing rural service at the expense of urban customers. The existence and level of these subsidies has been widely disputed in recent years because they are so difficult to quantify.

  The Telecommunications Act continues the goal of advancing and preserving universal service by requiring the FCC to establish an explicit mechanism for subsidizing service to those who might otherwise drop off the public switched network. Although the details will be determined by the FCC, all carriers will be required to contribute and carriers that serve eligible customers will be able to receive subsidies. In addition, subsidies likely will be available for companies that provide service to schools, libraries and hospitals.

  Depending on how the FCC implements its statutory mandate, this subsidy mechanism may provide an additional source of revenue to those LECs willing and able to provide service to markets that are less desirable, either because of the high cost of providing service or the limited revenues that might be available. This could be advantageous to the Company or it could be beneficial to the Company's competitors, depending on the geographic areas and type of customers for which subsidies are available. For example, if distributions are limited to companies that provide service to residential customers, the Company may contribute more than it receives from the universal service fund due to its focus on business customers.

FEDERAL REGULATION

  Through a series of regulatory proceedings, the FCC has established different levels of regulation for "dominant carriers" and "non-dominant carriers." Only incumbent LECs are classified as dominant; all other providers of domestic interstate services, including the Operating Companies, are classified as non-dominant carriers. As non-dominant carriers, the Operating Companies are subject to relatively limited regulation by the FCC. The Operating Companies must offer interstate services at just and reasonable rates in a manner that is not unreasonably discriminatory, subject to the complaint provisions of the Communications Act of 1934, as amended.

  Presently, the Operating Companies are required to file tariffs listing the terms, conditions and rates for their services. The FCC's policy of forbearing from requiring non-dominant carriers to file tariffs was rejected by the U.S. Supreme Court and its policy of permitting carriers to file tariffs listing a range of rates for each service was rejected by the U.S. Court of Appeals for District of Columbia Circuit. Under the Telecommunications Act, the FCC has authority to reinstate its forbearance policy for non-dominant carriers. The Company has filed a petition requesting the FCC to take this action with regard to competitive providers of interstate access services, but there can be no assurance that it will do so. On October 29, 1996, the FCC adopted an order in its proceeding concerning regulatory requirements for non-dominant carriers. Although this order had not been released as of October 29, 1996, a press release issued on that date indicates that the order will eliminate tariff requirements for non-dominant IXCs and makes no mention of CAPs or of the Company's forbearance petition. The press release is not, however, a binding statement from the FCC, and the order may differ from the press release.

  The FCC has adopted rules requiring incumbent LECs to provide "collocation" to CAPs for the purpose of interconnecting their competing networks. These rules enable the Operating Companies to carry a portion of a customer's interstate traffic to an IXC even if the customer is not located on the Company's network. The Company has requested collocation in some, but not all, of its markets. The incumbent LECs have proposed interconnection rates that are being investigated by the FCC to determine whether they are excessive. If the FCC orders the incumbent LECs to reduce these rates, collocation will be a more attractive option for CLECs. Under the Local Competition Order, incumbent LECs will be required to provide both virtual collocation and actual collocation at their switching offices.

  Under the Telecommunications Act, an Operating Company may become subject to additional federal regulatory obligations when it provides local exchange service in a market. All LECs, including CLECs, must make their services available for resale by other carriers, provide nondiscriminatory access to rights-of-way, offer reciprocal compensation for termination of traffic and provide dialing parity and telephone number portability. In addition, the Telecommunications Act requires all telecommunications carriers to contribute to the universal service mechanism established by the FCC and to ensure that their services are accessible to and usable by persons with disabilities.

  Because the states have not yet implemented the FCC's rules under the Telecommunications Act, it is uncertain how burdensome these requirements will be for the Company and the Operating Companies. The obligation to provide services for resale by others potentially limits any competitive advantage held by the Company by virtue of its state-of-the-art facilities because other carriers, including the incumbent LEC and the IXCs, can simply resell the Operating Companies' services. Similarly, the obligation to provide access to rights-of-way benefits certain competitors more than the Company, which already has such access through its Local Partners. Most of the other obligations impose costs on the Operating Companies that also will be borne by competing carriers so the competitive implication of these requirements should not be significant if they are implemented fairly.

  As part of its decision requiring incumbent LECs to provide virtual collocation, the FCC also granted incumbent LECs flexibility to reduce their rates for interstate access services in markets where a CAP is collocated. This flexibility includes the ability to offer volume and term discounts and to de-average access rates in different "zones" in a state based on the level of traffic. In addition, the FCC has granted two incumbent LECs further flexibility in their most competitive markets and the FCC could grant in the future similar waivers in markets served by the Operating Companies. The FCC also is considering granting incumbent LECs additional pricing flexibility in its pending proceeding regarding incumbent LEC price caps. With the passage of the Telecommunications Act and the anticipated increase in the level of competition faced by incumbent LECs, the FCC could grant incumbent LECs substantial pricing flexibility with regard to interstate access services. It is also anticipated that the prices incumbent LECs charge for access services will be substantially reduced as a result of the

FCC's reform of the current access charge regime and the adoption of universal service rules. A Federal-State Joint Board mandated by the Telecommunications Act is required to make recommendations regarding universal service by November 8, 1996, and new universal service rules must be in place by May 8, 1997. The Local Competition Orders indicate that the FCC intends to take up access charge reform as early as the fourth quarter of 1996 with new rules in place as early as the first quarter of 1997. To the extent these regulatory initiatives enable or require incumbent LECs to offer selectively reduced rates for access services, the rates the Operating Companies may charge for access services will be constrained. The Operating Companies' rates also will be constrained by the fact that competitors other than the incumbent LECs are subject to the same streamlined regulatory regime as the Operating Companies and can price their services to meet competition.

STATE REGULATION

  Most state public utility commissions require companies that wish to provide intrastate common carrier services to be certified to provide such services. These certifications generally require a showing that the carrier has adequate financial, managerial and technical resources to offer the proposed services in a manner consistent with the public interest.

  Operating Companies have been certificated to provide telecommunications services in Florida, Kansas, Kentucky, New York, Pennsylvania, Tennessee, Vermont and Virginia. The New Jersey Operating Company currently has an application for initial operating authority pending before the New Jersey Board of Public Utilities. The certificates in New York, Florida and Tennessee permit the Operating Companies to provide a full range of local telecommunications services, including basic local exchange service. In light of the Telecommunications Act, the Operating Companies will request removal of any restrictions that now exist on its certificates in the remaining states and anticipate that requests will be granted. See "--Telecommunications Act of 1996--Removal of Entry Barriers." In addition, the Telecommunications Act will enable the Company to enter new states providing a full range of local services upon certification. In certain states, each of the Company, its subsidiaries and the Operating Companies may be subject to additional state regulatory requirements, including tariff filing requirements, in order to begin offering the telecommunications services for which such entities have been certificated. Many states also may have additional regulatory requirements such as reporting and customer service requirements and universal service contributions.

  In addition to obtaining certification, an Operating Company must negotiate terms of interconnection with the incumbent LEC before it can begin providing switched services. Most states in which the Company operates have not adopted rules governing the interconnection of competing networks although certain states, such as New York, have recently approved voluntary interconnection agreements which may set a pattern for arbitrated agreements. Under the Telecommunications Act, the FCC has adopted interconnection requirements. See "--Telecommunications Act of 1996--Access and Interconnection with LEC Facilities." These rules establish guidelines for the states to follow when reviewing interconnection agreements and should greatly facilitate the negotiation of interconnection agreements, although it is anticipated that some incumbent LECs may remain reluctant to comply with interconnection requests, thereby delaying an Operating Company's ability to provide switched services. State regulators are generally responsible for resolving any disputes that cannot be resolved through negotiation between carriers.

  The Operating Companies are not presently subject to price regulation or rate of return regulation in any state, although there can be no assurance this will not change when the Operating Companies begin providing switched services in some states. In most states, an Operating Company is required to file tariffs setting forth the terms, conditions and prices for intrastate services. In some states, an Operating Company's tariff lists a rate range or sets prices on an individual case basis.

  Several states have allowed incumbent LECs rate and tariff flexibility, particularly for services deemed subject to competition. This pricing flexibility increases the ability of the incumbent LEC to compete with an Operating Company and constrains the rates an Operating Company may charge for its services. In light of the additional competition that is expected to result from the Telecommunications Act, states may grant incumbent LECs additional pricing flexibility. At the same time, some incumbent LECs may request increases in local exchange rates to offset revenue losses due to competition.

  An investor who acquires ten percent or more of the Company's outstanding voting securities may have to obtain approval of the Vermont PSB to own ten percent or more of such securities because such ownership might be deemed to constitute an indirect controlling interest in the Vermont Operating Company. See "Risk Factors--Anti-Takeover Provisions and Change of Control Considerations."

LOCAL GOVERNMENT AUTHORIZATIONS

  An Operating Company may be required to obtain from municipal authorities street opening and construction permits, or operating franchises, to install and expand its fiber optic networks in certain cities. In some cities, the Local Partners or subcontractors may already possess the requisite authorizations to construct or expand the Company's networks. An Operating Company or its Local Partners also must obtain a license to attach facilities to utility poles in order to build and expand facilities. Because utilities that are owned by a cooperative or municipality are not subject to federal pole attachment regulation, there are no assurances that an Operating Company or its Local Partners will be able to obtain pole attachments from these utilities at reasonable rates, terms and conditions.

  In some of the areas where the Operating Companies provide service, their Local Partners pay license or franchise fees based on a percent of gross revenue. In addition, in areas where the Company does not use facilities constructed by a Local Partner, the Operating Company may be required to pay such fees. There are no assurances that certain municipalities that do not currently impose fees will not seek to impose fees in the future, nor is there any assurance that, following the expiration of existing franchises, fees will remain at their current levels. In many markets, other companies providing local telecommunications services, particularly the incumbent LECs, currently are excused from paying license or franchise fees or pay fees that are materially lower than those required to be paid by the Operating Company or Local Partner. The Telecommunications Act requires municipalities to charge nondiscriminatory fees to all telecommunications providers, but it is uncertain how quickly this requirement will be implemented by particular municipalities in which the Company operates or plans to operate or whether it will be implemented without a legal challenge initiated by the Company or another CLEC.

  If any of the existing Local Partner Agreements or Fiber Lease Agreements held by a Local Partner or an Operating Company for a particular market were terminated prior to its expiration date and the Local Partner or Operating Company were forced to remove its fiber optic cables from the streets or abandon its network in place, even with compensation, such termination could have a material adverse effect on the Company.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  The directors and executive officers of the Company are:

 NAME                          AGE POSITION
 ----                          --- --------
 John J. Rigas...............   71 Chairman and Director
 James P. Rigas..............   38 Vice Chairman, Chief Executive Officer and
                                    Director
 Michael J. Rigas............   42 Vice Chairman and Director
 Timothy J. Rigas............   40 Vice Chairman, Chief Financial Officer,
                                    Treasurer and Director
 Daniel R. Milliard..........   49 President, Chief Operating Officer,
                                    Secretary and Director
 Charles R. Drenning.........   51 Senior Vice President, Engineering
                                    Operations and Director
 Paul D. Fajerski............   47 Senior Vice President, Marketing and Sales
                                    and Director
 Randolph S. Fowler..........   45 Senior Vice President, Business Development
                                    and Regulatory Affairs and Director

  Within 90 days of the consummation of the Offerings and pursuant to Nasdaq National Market requirements, the Company intends to identify and elect two new Directors, each of whom will be an independent director who is not an employee of the Company or its subsidiaries.

  The bylaws of the Company provide that the Board of Directors shall consist of a minimum of seven and a maximum of 21 directors, such number to be determined from time to time by the Board of Directors. The Board of Directors currently consists of eight members. All directors hold office until the next annual meeting of stockholders or until their successors have been elected and qualified. Executive officers serve at the discretion of the Board of Directors.

  John J. Rigas is the Chairman of the Board of the Company. He also is the founder, Chairman, Chief Executive Officer and President of Adelphia. Mr. Rigas has owned and operated cable television systems since 1952. Among his business and community service activities, Mr. Rigas is Chairman of the Board of Directors of Citizens Bank Corp., Inc., Coudersport, Pennsylvania and a member of the Board of Directors of the Charles Cole Memorial Hospital. He is a director of the National Cable Television Association and a member of its Pioneer Association and a past President of the Pennsylvania Cable Television Association. He is also a member of the Board of Directors of C-SPAN and the Cable Advertising Bureau, and is a Trustee of St. Bonaventure University. He graduated from Rensselaer Polytechnic Institute with a B.S. in Management Engineering in 1950.

  John J. Rigas is the father of Michael J. Rigas, Timothy J. Rigas and James
P. Rigas, each of whom currently serves as a director and executive officer of the Company.

  James P. Rigas is Vice Chairman, Chief Executive Officer and a Director of the Company, Executive Vice President, Strategic Planning and a Director of Adelphia and a Vice President and Director of Adelphia's other subsidiaries. He has been with Adelphia since 1986. Mr. Rigas graduated from Harvard University (magna cum laude) in 1980 and received a Juris Doctor degree and an M.A. degree in Economics from Stanford University in 1984. From June 1984 to February 1986, he was a consultant with Bain & Co., a management consulting firm.

  Michael J. Rigas is Vice Chairman and a Director of the Company, Executive Vice President, Operations and a Director of Adelphia and a Vice President and Director of Adelphia's other subsidiaries. He has been with Adelphia since 1981. From 1979 to 1981, he worked for Webster, Chamberlain & Bean, a Washington, D.C. law firm. Mr. Rigas graduated from Harvard University (magna cum laude) in 1976 and received his Juris Doctor degree from Harvard Law School in 1979.

  Timothy J. Rigas is Vice Chairman, Chief Financial Officer, Treasurer and a Director of the Company, Executive Vice President, Chief Accounting Officer, Treasurer and a Director of Adelphia, and a Vice President and Director of Adelphia's other subsidiaries. He has been with Adelphia since 1979. Mr. Rigas graduated from the University of Pennsylvania, Wharton School, with a B.S. degree in Economics (cum laude) in 1978.

  Daniel R. Milliard is President, Chief Operating Officer, Secretary and a Director of the Company, and Senior Vice President and Secretary and a Director of Adelphia and its other subsidiaries. Mr. Milliard currently spends substantially all of his time on concerns of the Company. He has been with Adelphia since 1982. He served as outside general counsel to Adelphia's predecessors from 1979 to 1982. Mr. Milliard graduated from American University in 1970 with a B.S. degree in Business Administration. He received an M.A. degree in Business from Central Missouri State University in 1971, where he was an Instructor in the Department of Finance, School of Business and Economics, from 1971-73, and received his Juris Doctor degree from the University of Tulsa School of Law in 1976. He is a member of the Board of Directors of Citizens Bank Corp., Inc. in Coudersport, Pennsylvania and is President of the Board of Directors of the Charles Cole Memorial Hospital.

  Charles R. Drenning has served as Senior Vice President, Engineering Operations effective October 1996, and has been a Director of the Company since October 1991. Prior to joining Hyperion as Vice President, Engineering Operations in October 1991, Mr. Drenning was a District Sales manager for Penn Access Corporation. In addition, he has over 22 years experience with AT&T and the Bell System, where he served in a number of executive level positions in sales and marketing, accounting, data processing, research and development, and strategic planning. Mr. Drenning began his career with AT&T as a member of the technical staff of Bell Laboratories in Columbus, Ohio. His seven years of research work at the laboratories included both hardware and software development for central office switching equipment. Mr. Drenning holds a B.S. in Electrical Engineering and an M.S. in Computer Information Science from Ohio State University. He is a member of the Pennsylvania Technical Institute and IEEE.

  Paul D. Fajerski has served as Senior Vice President, Marketing and Sales effective October 1996, and has been a Director of the Company since October 1991. Prior to joining Hyperion as Vice President, Marketing and Sales in October 1991, Mr. Fajerski was a District Sales Manager for Penn Access Corporation, a competitive access provider in Pittsburgh, Pennsylvania. In addition, he has over 13 years experience with AT&T and the Bell System where he served in a number of executive level positions in sales and marketing. Mr. Fajerski holds a B.S. in Business Administration from the College of Steubenville.

  Randolph S. Fowler has served as Senior Vice President, Business Development and Regulatory Affairs effective October 1996, and has been a Director of the Company since October 1991. Prior to joining Hyperion as Vice President, Business Development and Regulatory Affairs in October 1991, Mr. Fowler was Vice President of Marketing for Penn Access Corporation, a competitive access provider in Pittsburgh, Pennsylvania. He previously served for four years as Director of Technology Transfer and Commercial Use of Space in two NASA-sponsored technology transfer programs. In addition, he has over 17 years experience with AT&T and the Bell System, where he served in a number of executive level positions in sales and marketing, operations, human resources, business controls, and strategy development. Mr. Fowler holds a B.S. in Business Administration from the University of Pittsburgh. He has developed and taught courses in Marketing, Network Management, and Regulation for the University of Pittsburgh's Graduate Program in Telecommunications.

  In addition to the above, Edward E. Babcock, an officer and Vice President, Finance of the Company, serves as Chief Accounting Officer.

EXECUTIVE COMPENSATION

  The following table sets forth certain information regarding compensation paid by the Company for services rendered during the Company's last three fiscal years ending March 31, 1996 to the Company's President and the other most highly compensated executive officers whose total annual salary and bonus exceeds $100,000.

NAME AND PRINCIPAL POSITION(A)  FISCAL YEAR  SALARY   BONUS  ALL OTHER COMPENSATION
------------------------------  ----------- -------- ------- ----------------------
Daniel R. Milliard(b).....         1996     $207,474 $    --         $5,250(c)
 President and Secretary           1995      187,412      --          5,350(c)
                                   1994      183,484      --          5,250(c)
Charles R. Drenning.......         1996     $139,982 $25,000         $   --
 Vice President                    1995      128,254  17,345             --
                                   1994      105,379  21,250             --
Paul D. Fajerski..........         1996     $139,982 $25,000         $   --
 Vice President                    1995      128,254  17,345             --
                                   1994      105,379  21,250             --
Randolph S. Fowler........         1996     $139,982 $25,000         $   --
 Vice President                    1995      128,254  17,345             --
                                   1994      105,379  21,250             --

--------
(a) James P. Rigas, Michael J. Rigas and Timothy J. Rigas are not employed by the Company, and the Company does not reimburse Adelphia for any services they provide to the Company.

(b) Daniel R. Milliard is not employed by the Company, but is compensated by Adelphia for his services to the Company pursuant to an employment agreement with Adelphia. The Company currently reimburses Adelphia for Mr. Milliard's base salary, insurance premium payments and other benefits paid by Adelphia. However, the Company expects to enter into an employment agreement with Mr. Milliard. See "--Employment Contracts."

(c) Fiscal 1996, 1995 and 1994 amounts include (i) life insurance premiums paid during each respective fiscal year pursuant to the employment agreement of Daniel R. Milliard with Adelphia, in the premium payment amounts of $4,500 during Fiscal 1996, $4,600 during Fiscal 1995, and $4,500, during Fiscal 1994, on policies owned by Mr. Milliard and (ii) $750 in matching contributions for Mr. Milliard under Adelphia's 401(k) savings plan for each of Fiscal 1996, 1995 and 1994.

BOARD COMMITTEES

  The Special Nominating Committee of the Board of Directors was established in October 1996 and consists of the following members: John J. Rigas, Michael
J. Rigas and Daniel R. Milliard (with Timothy J. Rigas and James P. Rigas as alternates). The Special Nominating Committee is empowered to expand the number of seats on the Board of Directors from eight to up to 12 at any time prior to the next annual meeting of the stockholders of the Company, and to fill the vacancies created thereby. In addition to other actions it may take, it is expected that within the 90 days of the consummation of the Offerings, the Special Nominating Committee will expand the number of seats on the Board of Directors by two and fill the vacancies created thereby with independent persons who are not employees of the Company or its subsidiaries. Such appointments will meet the requirements for quotation on the Nasdaq National Market and will avoid liquidated damages under the Indenture for the Senior Notes. See "--Directors and Executive Officers."

  Following consummation of the Offerings, the Board of Directors expects to appoint a Compensation Committee that will establish salaries, incentives and other forms of compensation for officers and employees of the Company and administer the Company's 1996 Plan.

  The Audit Committee, which will also be established following the Offerings, after the appointment of two independent directors as provided above, will review, act on and report to the Board of Directors with respect to various auditing and accounting matters, including the selection of the Company's auditors, the scope of the annual audits, fees paid to auditors, the performance of the Company's auditors and the accounting practices of the Company.

DIRECTOR COMPENSATION

  The directors do not currently receive any compensation for services rendered to the Company in their capacities as directors.

LONG-TERM COMPENSATION PLAN

  The Company's 1996 Long-Term Compensation Plan (the "1996 Plan") provides for the grant of options which qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), options which do not so qualify, share awards (with or without restrictions on vesting), stock appreciation rights and stock equivalent or phantom units. The number of shares of Class A Common Stock available for the issuance of such options, awards, rights and phantom stock units under the 1996 Plan initially will be 3,500,000. Such number is to increase each year by a number of shares equal to one percent (1%) of outstanding shares of all classes of Common Stock, up to a maximum of 5,000,000 shares. Options, awards and units may be granted under the 1996 Plan to directors, officers, employees and consultants. The purposes of the 1996 Plan are to encourage ownership of the Class A Common Stock by directors, executive officers, employees and consultants; to induce them to remain employed or involved with the Company; and to provide additional incentive for such persons to promote the success of the Company. Any shares subject to the Plan in excess of 2,000,000 shares will require the consent of the Management Stockholders (as defined below) under the Plan. No stock options, stock awards, stock appreciation rights or phantom stock units have been granted under the Plan.

EMPLOYMENT CONTRACTS

  The Company and Mr. Milliard are expected to enter into an employment agreement which will provide for his employment as President and Chief Operating Officer of the Company. The agreement is expected to include the following provisions:(i) a base salary of at least $230,000, to be increased from time to time to be comparable to salaries paid by comparable companies for comparable positions, (ii) an annual cash bonus, subject to achievement of certain benchmarks, of up to 50% of base salary, (iii) stock options to be granted currently to purchase up to 200,000 shares of Class A Common Stock at an exercise price of 50% of fair market value, stock options to purchase 150,000 shares of Class A Common Stock at an exercise price equal to the fair market value of the Class A Common Stock on the closing date of the Offerings, stock options to purchase 50,000 shares of Class A Common Stock at fair market value granted on the first day of each of the next four fiscal years, commencing April 1, 1997 and the ability to receive, upon attainment of certain benchmarks, stock options to purchase 50,000 shares of Class A Common Stock at fair market value during fiscal 1997 and the next four fiscal years,
(iv) a current cash bonus of $75,000, a portion of which will be used to repay outstanding loans to Adelphia and (v) certain employee benefits. It is expected that all such stock options would be granted under the 1996 Plan. The initial term of the proposed employment agreement expires on March 31, 2001, unless terminated earlier for cause (as defined therein) or due to death or disability. The agreement also is expected to provide that upon a change-in-control (as defined therein) of the Company, the obligations under the agreement, if not assumed, would be cancelled in exchange for a payment by the Company equal to its then fair value. In the event of a change-in-control of the Company and Adelphia in which no party assumes the Company's obligations under the agreement, Mr. Milliard would receive a lump sum payment from the Company equal to two times his annual base salary then in effect. The employment agreement will also contain provisions with respect to confidentiality, non-competition and non-solicitation of customers, suppliers and employees. Mr. Milliard will continue to serve as a senior vice president and secretary of Adelphia, although he will receive no additional compensation for serving in such capacities. The execution of such employment agreement will be subject to the final negotiation of definitive terms thereof between the Company and Mr. Milliard after the consummation of the Offerings and there can be no assurance that the final terms of the agreement will not materially vary from those set forth above.

  Each of Messrs. Drenning, Fajerski and Fowler (the "Management Stockholders") have employment agreements with the Company which expire on October 20, 1998. The employment agreements provide for base salary, bonuses and benefits, and contain noncompetition and nondisclosure provisions. The employment agreements also provide for base pay and bonuses to be paid to each Management Stockholder that are comparable to industry average base pay and bonuses paid by comparable companies for comparable positions.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Company's Board of Directors currently does not, and during Fiscal 1996 did not, have a Compensation Committee. Consequently, all Directors have participated in deliberations concerning executive officer compensation, including decisions relative to their own compensation. See "Certain Relationships and Transactions."

                    CERTAIN RELATIONSHIPS AND TRANSACTIONS

  The Company was founded in October 1991. From the Company's inception through March 31, 1996, Adelphia, which owns 89% of the Company's outstanding Common Stock prior to the Offerings, provided all the equity capital to the Company and also made loans and advances totaling approximately $50.9 million. The Company repaid $25 million of such indebtedness to Adelphia from the proceeds of the offering of Senior Notes and Warrants on April 15, 1996, on which date the remaining $26.1 million, including accrued interest and fees of approximately $1.2 million for the period January 1, 1996 through April 15, 1996, was evidenced by the Adelphia Note, an unsecured subordinated note due April 16, 2003 that accrues interest at an annual rate of 16.5% and is subordinated to the Senior Notes. Interest on the Adelphia Note is payable quarterly in cash, through the issuance of identical subordinated notes or in any combination thereof, at the option of the Company. Interest (excluding fees relating to amounts borrowed) accrued on the indebtedness to Adelphia at an annual rate of 11.3% prior to April 15, 1996. Proceeds from the Senior Notes and Warrants were also used to repay amounts related to capital expenditures, working capital requirements, operating losses and pro-rata investments in joint ventures totaling $12.8 million incurred during the period from January 1, 1996 to April 15, 1996. These amounts had been funded during the same time period through advances from Adelphia.

  Messrs. Drenning, Fajerski and Fowler together hold 11% of the Company's outstanding Common Stock prior to the Offerings, and are parties to a shareholder agreement, as amended ("Shareholder Agreement") with Adelphia. The Shareholder Agreement provides, among other things, (i) that upon the earlier of (a) the termination of employment of any Management Stockholder or (b) after October 7, 1998, such Management Stockholder may put his shares to Adelphia for fair market value, unless such put rights are terminated as a result of the registration of the Company's Common Stock under the Securities Act; (ii) for Adelphia to vote its shares in the Company to elect each Management Stockholder to the Board of Directors of the Company; and (iii) for certain buy/sell and termination rights and duties among Adelphia and the Management Stockholders. The Shareholder Agreement terminates automatically upon the date when the Company's Common Stock is registered under the 1933 Act or 1934 Act and the Management Stockholders have the opportunity to sell their shares pursuant to the registration rights agreement discussed below.

  The Company has also entered into Term Loan and Stock Pledge Agreements ("Loan Agreements") with each of the Management Stockholders. Pursuant to the Loan Agreements, each Management Stockholder has borrowed $1 million from the Company. Each of these loans accrues interest at the average rate at which the Company can invest cash on a short-term basis, is secured by a pledge of the borrower's Common Stock in the Company, and matures upon the earlier of (i) October 8, 1998 or (ii) the date when the Company's Common Stock is registered under the 1933 Act and the Management Stockholders have the right to sell their shares pursuant to the registration rights agreement discussed below. Each Loan Agreement also provides that any interest accruing on a loan from the date six months after the date of such loan shall be offset by a bonus payment which shall be paid when principal and interest thereon are due and which shall include additional amounts to pay income taxes applicable to such bonus payment.

  The Company and the Management Stockholders have entered into a registration rights agreement whereby the Company has agreed to provide the Management Stockholders with one collective demand registration right relating to the Common Stock owned by them or certain permitted transferees. Such demand registration right may be exercised beginning six months after the completion of the Offerings and terminated upon the earlier of (i) the sale or disposition of all of such Common Stock or (ii) the date on which all such shares of Common Stock become freely tradeable pursuant to Rule 144.

  The Company and Adelphia have entered into a registration rights agreement whereby the Company has agreed to provide Adelphia and certain permitted transferees with two demand registration rights per year under certain conditions, including that any such demand be with respect to shares with a minimum of $10 million in market value, and with certain piggyback registration rights in future public offerings of the Common Stock. Adelphia's demand registration rights terminate at such time as Adelphia ceases to hold at least $10 million in market value of Common Stock.

  The Company, Adelphia and the Management Stockholders have agreed that upon or following the consummation of the Offerings, (i) the Shareholder Agreement and Loan Agreements will terminate, (ii) the Management Stockholders will each repay the $1 million borrowed from the Company pursuant to the Loan Agreements with the proceeds from margin loans secured by Common Stock owned by such Management Stockholders, and (iii) the Company will pay to the Management Stockholders bonus payments in the amount of interest accruing on the margin loans through March 1, 1997 and any additional amounts necessary to pay income taxes applicable to such bonus payments.

  During Fiscal 1994, 1995, 1996 and the three months ended June 30, 1996, the Company incurred charges from Adelphia of $0.5, $0.5, $0.4 and $0.1 million, respectively, for the provision to the Company of shared corporate overhead services in areas such as personnel, payroll, management information services, shared use of office, aircraft and network facilities and support equipment. The Company expects that charges for the provision of similar services by Adelphia to the Company, or by the Company to Adelphia, will continue to be incurred or charged by the Company in the future. The transactions related to the provision of these services have been based on allocation of Adelphia's costs incurred for these services, and do not necessarily represent the cost to the Company had these services been provided on an arm's length basis. During Fiscal 1995, 1996 and the three months ended June 30, 1996, the Company paid Adelphia or certain of Adelphia's affiliates, fiber lease payments of $0.3, $1.0 and $0.3 million, respectively.

  Effective September 30, 1996, the Vermont Operating Company purchased from Adelphia approximately 280 miles of SONET ring fiber backbone presently used by the Vermont Operating Company for $5.4 million, Adelphia's historical cost for such assets, subject to post-closing adjustments.

                            PRINCIPAL STOCKHOLDERS

  The following table provides information, as of October 30, 1996, with respect to the beneficial ownership of the Company's Class A Common Stock and Class B Common Stock by (i) each person known by the Company to be a beneficial owner of more than 5% of either the Class A Common Stock or Class B Common Stock, (ii) the directors and executive officers and (iii) all directors and executive officers as a group.

                                CLASS A              CLASS B           TOTAL          TOTAL
                              COMMON STOCK        COMMON STOCK      COMMON STOCK  COMMON STOCK
                             OWNED PRIOR TO      OWNED PRIOR TO    OWNED PRIOR TO  OWNED AFTER
                          AND AFTER OFFERINGS  AND AFTER OFFERINGS OFFERINGS (%)  OFFERINGS (%)
                          -------------------- ------------------- -------------- -------------
Adelphia Communications
 Corporation (a)(b)(c)..     (c)                   17,800,040           89.00         48.77
Charles R. Drenning (d).     (c)                      733,320            3.67          2.01
Paul D. Fajerski (d)....     (c)                      733,320            3.67          2.01
Randolph S. Fowler (d)..     (c)                      733,320            3.67          2.01
All executive officers
and directors as  a
group (eight
persons)(a).............     (c)                   20,000,000(e)       100.00         54.79

--------
(a) The business address of Adelphia Communications Corporation is the same as that of the Company. In their capacity as executive officers of Adelphia, the following persons share or may be deemed to share voting and dispositive power over the shares of Common Stock owned by Adelphia, subject to the discretion of the Board of Directors of Adelphia: John J. Rigas, Michael J. Rigas, Timothy J. Rigas, James P. Rigas and Daniel R. Milliard.
(b) In the event that the Underwriters exercise the over-allotment options, Adelphia may elect to sell shares of Class A Common Stock to satisfy such over-allotment options. The information presented assumes no exercise of such over-allotment options by the Underwriters. In the event that the over-allotment options are exercised in full by the Underwriters and Adelphia elects to satisfy such over-allotment options through the sale of shares of Class A Common Stock, Adelphia would own 15,325,040 shares of Class B Common Stock after the conversion and sale of shares of Class A Common Stock in connection with the over-allotment options and the resulting percentage of total Common Stock owned by Adelphia after the Offerings would be 41.99%. In the event that Adelphia does not elect to sell shares in connection with the Underwriters over-allotment options, Adelphia would own 17,800,040 shares of Class B Common Stock, which would represent 45.67% of the total Common Stock outstanding after the Offerings.
(c) Each share of Class B Common Stock is convertible at any time at the option of the holder into an equal number of shares of Class A Common Stock. Holders of Class A Common Stock are entitled to one vote per share and holders of Class B Common Stock are entitled to 10 votes per share on all matters submitted to a vote of stockholders. Upon completion of the Offerings, Adelphia will possess approximately 82.22% of the combined power of both classes of Common Stock. See "Description of Capital Stock."

(d) The business address of each such holder is 2570 Boyce Plaza, Pittsburgh, Pennsylvania 15241. Includes with respect to (i) Mr. Drenning, an aggregate of 130,000 shares of Class B Common Stock held in trust for the benefit of Mr. Drenning's children for which his spouse serves as co-trustee and as to which shares Mr. Drenning has neither the power to dispose nor the power to vote; and (ii) Mr. Fajerski, an aggregate of 130,000 shares held in trust for the benefit of Mr. Fajerski's children for which his spouse serves as co-trustee and as to which shares Mr. Fajerski has neither the power to dispose nor the power to vote.
(e) Includes 17,800,040 shares of Class B Common Stock held by Adelphia, for which the following executive officers and directors of the Company share or may be deemed to share voting and dispositive power over the shares, subject to the discretion of the Board of Directors of Adelphia: John J. Rigas, Michael J. Rigas, Timothy J. Rigas, James P. Rigas and Daniel R. Milliard.

                         DESCRIPTION OF CAPITAL STOCK

  The following description of the capital stock of Hyperion and certain provisions of Hyperion's Certificate of Incorporation and Bylaws is a summary and is qualified in its entirety by Hyperion's Certificate of Incorporation and Bylaws, which documents are filed as exhibits to the Registration Statement of which this Prospectus is a part and are incorporated herein by reference.

  Following the Recapitalization Events, Hyperion's authorized capital stock will consist of 300,000,000 shares of Class A Common Stock, par value $.01 per share, 150,000,000 shares of Class B Common Stock, par value $.01 per share, and 5,000,000 shares of Preferred Stock, par value $0.01 per share.

COMMON STOCK

  Shares of Class A Common Stock and Class B Common Stock are substantially identical, except that holders of Class A Common Stock are entitled to one vote per share and holders of Class B Common Stock are entitled to 10 votes per share on all matters submitted to a vote of stockholders.

 Class A Common Stock

  The holders of Class A Common Stock are entitled to one vote per share on all matters to be voted on by the stockholders. Subject to preferences that may be applicable to any outstanding Preferred Stock, the holders of Class A Common Stock and Class B Common Stock are entitled to receive dividends ratably, if any such dividends are declared, from time to time by the Board of Directors out of funds legally available therefor. Stock dividends declared on Class A Common Stock shall be in shares of Class A Common Stock, and stock dividends on Class B Common Stock shall be in shares of Class B Common Stock. In the event of a liquidation, dissolution or winding up of the Company, the holders of Class A Common Stock and Class B Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior rights of the holders of the Preferred Stock then outstanding. There are no redemption or sinking fund provisions available to the Class A Common Stock. All outstanding shares of Common Stock are fully paid and non-assessable, and the shares of Class A Common Stock to be issued upon completion of this offering will be fully paid and non-assessable.

 Class B Common Stock

  The holders of Class B Common Stock are entitled to ten votes per share on all matters to be voted on by the stockholders. Each share of Class B Common Stock is convertible at the option of the holder into one share of Class A Common Stock. In all other respects, the provisions of the Class B Common Stock are identical to those of the Class A Common Stock.

  Neither the holders of Class A Common Stock nor the holders of Class B Common Stock have cumulative voting rights. For a discussion of the effects of the disproportionate voting rights of the Class A Common Stock and Class B Common Stock, see "Risk Factors--Control by Principal Stockholder."

PREFERRED STOCK

  The Board of Directors will be authorized, subject to any limitations prescribed by law, without further stockholder approval, to issue from time to time such shares of Preferred Stock, in one or more classes or series. Each class or series of Preferred Stock shall have such number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges as shall be determined by the Board of Directors, which may include, among others, dividend rights, voting rights, redemption and sinking fund provisions, liquidation preferences, conversion rights and preemptive rights. The ownership and control of the Company by the holders of Common Stock would be diluted if the Company were to issue Preferred Stock that had voting rights or that was convertible into Common Stock. In addition, the holders of Preferred Stock issued by the Company would be entitled by law to vote on certain transactions such as a merger or consolidation, and thus the issuance of Preferred Stock could dilute the voting rights of the holders of Common Stock on such issues.

  The Company currently has no shares of Preferred Stock outstanding. At present, the Company has no plans to issue any shares of Preferred Stock.

WARRANTS

  The Warrants were issued pursuant to the Warrant Agreement between the Company and Bank of Montreal Trust Company, as warrant agent (the "Warrant Agent") on April 15, 1996 as part of a private placement by the Company of 329,000 units consisting of $329.0 million aggregate principle amount at maturity of Senior Notes and Warrants to purchase an aggregate of 613,427 shares of common stock of the Company, prior to adjustment for the Recapitalization Events. Following the Recapitalization Events, there were outstanding Warrants for the purchase of an aggregate of 1,226,854 shares of Class B Common Stock. The following summary of certain provisions of the Warrant Agreement and the Warrants does not purport to be complete and is qualified in its entirety by reference to the Warrant Agreement and the Warrants, including the definitions therein of certain terms. As used in this section, the term "Company" refers only to Hyperion Telecommunications, Inc. and not to its subsidiaries.

  After the Recapitalization Events each Warrant, when exercised, will entitle the holder thereof to purchase 3.729 shares of Class B Common Stock (the "Warrant Shares") at the exercise price of $0.005 per share. The exercise price and the number of Warrant Shares issuable on exercise of a Warrant are both subject to adjustment in certain cases referred to below. The Warrants are exercisable at any time on or after the earlier to occur of (i) May 1, 1997 and (ii) in the event a Change of Control occurs, the date the Company mails notice thereof to holders of the Senior Notes and to the holders of the Warrants, Warrant Shares and any other securities issued or issuable with respect thereto. Unless exercised, the Warrants will automatically expire on April 1, 2001, the Expiration Date. The Company will give notice of expiration not less than 90 and not more than 120 days prior to the Expiration Date to the registered holders of the then outstanding Warrants. If the Company fails to give such notice, the Warrants will not expire until 90 days after the Company gives such notice. In no event will holders be entitled to any damages or other remedy for the Company's failure to give such notice other than any such extension.

  In connection with the issuance of the Warrants, the Company agreed to file Warrant Shelf Registration Statements under the Securities Act (i) covering the Warrants, on or prior to October 1, 1996, and (ii) covering the Warrant Shares, on or prior to January 1, 1997, and to use its best efforts to cause such Warrant Shelf Registration Statements to be declared effective by the Commission on or prior to 90 days after the dates specified for such filings. The Company filed a registration statement covering the Warrants and the Warrant Shares on September 25, 1996. The Warrant Shelf Registration Statement has not been declared effective by the Commission as of the date of this Prospectus. The Company has agreed to keep the Warrant Shelf Registration Statements with respect to the Warrants and the Warrant Shares as described in the immediately preceding paragraph effective until October 1, 1999 and January 1, 2000, respectively. If the Company does not comply with its registration obligations under the Warrant Registration Rights Agreement, it will be required to pay liquidated damages to holders of the Warrants or Warrant Shares under certain circumstances.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND DELAWARE LAW

 Delaware General Corporation Law

  Although the Company's Certificate of Incorporation currently provides that the Company is not subject to Section 203 of the Delaware General Corporation Law ("Section 203"), the Company could become subject to Section 203 through stockholder action in the future. Section 203, subject to certain exceptions, prohibits a Delaware corporation, the voting stock of which is generally publicly traded (i.e., listed on a national securities exchange or authorized for quotation on an inter-dealer quotation system of a registered national securities association) or held of record by more than 2,000 stockholders, from engaging in any "business combination" with any "interested stockholder" for a period of three years following the time that such stockholder became an interested stockholder, unless (i) prior to such time, the Board of Directors of the corporation approved either such business combination or the transaction which resulted in such stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in such stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time such transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (y) by persons who are directors and also officers and (z) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) at or subsequent to such time, such business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

  Section 203 defines business combination to include: (i) any merger or consolidation involving the corporation and the interested stockholder; (ii) any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation; (iii) subject to certain exceptions, any transaction which results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (iv) any transactions involving the corporation beneficially owned by the interested stockholder; or (v) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general,
Section 203 defines an interested stockholder as any entity or person beneficially owning (or within the past three years having owned) 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

 Certificate of Incorporation

  In addition to the voting rights of the Class A and Class B Common Stock described above, the Company's Certificate of Incorporation, as amended, by means of a "blank check preferred" provision authorizes the Board of Directors, at any time, to divide any or all of the shares of Preferred Stock into one or more series and to fix and determine the number of shares and the designation of such series so as to distinguish it from the shares of all other series. Further, the Board of Directors, when issuing a series of Preferred Stock, may fix and determine the voting rights, designations, preferences, qualifications, privileges, limitations, options, conversion rights, restrictions and other special or relative rights of the Preferred Stock of such series.

  This blank check preferred provision gives the Board of Directors flexibility in dealing with methods of raising capital and responding to possible hostile takeover attempts. The provision may have the effect of making it more difficult for a third party to acquire the Company, discourage a third party from attempting to acquire the Company or deter a third party from paying a premium to acquire a majority of the outstanding voting stock of the Company. Additionally, depending on the rights and preferences of any series of Preferred Stock issued and outstanding, the issuance of Preferred Stock may adversely affect the voting and other rights of the holders of the Common Stock, including the possibility of the loss of voting control to others.

  For a discussion of the effects of the disproportionate voting rights of the Class A Common Stock and Class B Common Stock, see "Risk Factors--Control by Principal Stockholder" and "Description of Capital Stock--Common Stock."

DIVIDEND RESTRICTIONS

  The terms of the Indenture for the Senior Notes contain restrictions on the ability of the Company to pay dividends on the Common Stock. The payment of dividends on the Common Stock is also subject to the preferences that may be applicable to any then outstanding Preferred Stock.

TRANSFER AGENT AND REGISTRAR

  The Transfer Agent and Registrar for the Common Stock is the American Stock Transfer & Trust Company. The Transfer Agent and Registrar for the Warrants is Bank of Montreal Trust Company, New York, New York.

                    CERTAIN UNITED STATES TAX CONSEQUENCES
                         TO NON-UNITED STATES HOLDERS

  The following is a general discussion of certain United States federal income and estate tax consequences of the ownership and disposition of Class A Common Stock applicable to "Non-United States Holders." A "Non-United States Holder" is any beneficial owner of Class A Common Stock that, for United States federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership or a non-resident fiduciary of a foreign estate or trust as such terms are defined in the Code. This discussion is based on the Code and administrative and judicial interpretations as of the date hereof, all of which are subject to change either retroactively or prospectively. This discussion does not address all aspects of United States federal income and estate taxation that may be relevant to Non-United States Holders in light of their particular circumstances and does not address any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Prospective investors are urged to consult with their tax advisors regarding the United States federal, state and local income and other tax consequences, and the non-United States tax consequences, of owning and disposing of Class A Common Stock.

DIVIDENDS

  Subject to the discussion below, any dividend paid to a Non-United States Holder generally will be subject to United States withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty. For purposes of determining whether tax is to be withheld at a 30% rate or at a reduced rate as specified by an income tax treaty, the Company ordinarily will presume that dividends paid to an address in a foreign country are paid to a resident of such country absent knowledge that such presumption is not warranted. However, under proposed United States Treasury regulations not currently in effect, a Non-United States Holder would be required to file certain forms accompanied by a statement from a competent authority of the treaty country in order to claim the benefits of a tax treaty. Dividends paid to a holder with an address within the United States generally will not be subject to withholding tax, unless the Company has actual knowledge that the holder is a Non-United States Holder.

  Dividends received by a Non-United States Holder that are effectively connected with a United States trade or business conducted by such Non-United States Holder are exempt from withholding tax. However, such effectively connected dividends are subject to regular United States income tax in the same manner as if the Non-United States Holder were a United States resident. A Non-United States Holder may claim exemption from withholding under the effectively connected income exception by filing Form 4224 (Statement Claiming Exemption from Withholding of Tax on Income Effectively Connected With the Conduct of Business in the United States) each year with the Company or its paying agent prior to the payment of the dividends for such year. Effectively connected dividends received by a corporate Non-United States Holder may be subject to an additional "branch profits tax" at a rate of 30% (or such lower rate as may be specified by an applicable tax treaty) of such corporate Non-United States Holder's effectively connected earnings and profits, subject to certain adjustments.

  A Non-United States Holder eligible for a reduced rate of United States withholding tax pursuant to a tax treaty may obtain a refund of any excess amounts currently withheld by filing an appropriate claim for refund with the United States Internal Revenue Service (the "IRS").

GAIN ON DISPOSITION OF ORDINARY COMMON STOCK

  A Non-United States Holder generally will not be subject to United States federal income tax with respect to a gain realized upon the sale or a disposition of Class A Common Stock unless: (i) such gain is effectively connected with a United States trade or business of the Non-United States Holder, (ii) the Non-United States Holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the taxable year in which such sale or disposition occurs and certain other conditions are met, or (iii) the Company is or has been a "United States real property holding corporation" for federal income tax purposes at any time within the shorter of the five-year period preceding such disposition or such holder's holding period and certain other conditions are met. The Company has determined that it is not, has not been for the last five years, and does not believe that it will become a "United States real property holding corporation" for federal income tax purposes. If a Non-United States Holder falls under clause (i) above, the Non-United States holder will be taxed on the net gain derived from the sale under regular graduated United States federal income tax rates (and, with respect to corporate Non-United States Holders, may also be subject to the branch profits tax described above). If an individual Non-United States Holder falls under clause (ii) above, the Non-United States Holder generally will be subject to a 30% tax on the gain derived from the sale, which gain may be offset by United States capital losses recognized within the same taxable year of such sale.

BACKUP WITHHOLDING AND INFORMATION REPORTING

  Generally, the Company must report to the IRS the amount of dividends paid, the name and address of the recipient, and the amount, if any, of tax withheld. A similar report is sent to the holder. Pursuant to tax treaties or other agreements, the IRS may make its reports available to tax authorities in the recipient's country of residence.

  Unless the Company has actual knowledge that a holder is a non-United States person, dividends paid to a holder at an address within the United States may be subject to backup withholding at a rate of 31% if the holder is not an exempt recipient as defined in Treasury Regulation Section 1.6049-4(c)(1)(ii) (which includes corporations) and fails to provide a correct taxpayer identification number and other information to the Company. Backup withholding will generally not apply to dividends paid to holders at an address outside the United States (unless the Company has knowledge that the holder is a United States person.)

  If the proceeds of the disposition of Class A Common Stock by a Non-United States Holder are paid over, by or through a United States office of a broker, the payment is subject to information reporting and to backup withholding at a rate of 31% unless the disposing holder certifies as to its name, address and status as a Non-United States Holder under penalties of perjury or otherwise establishes an exemption. Generally, United States information reporting and backup withholding will not apply to a payment of disposition proceeds if the payment is made outside the United States through a non-United States office of a non-United States broker. However, United States information reporting requirements (but not backup withholding) will apply to a payment of disposition proceeds outside the United States if (a) the payment is made through an office outside the United States of a broker that is either (i) a United States person for United States federal income tax purposes, (ii) a "controlled foreign corporation" for United States federal income tax purposes, or (iii) a foreign person which derives 50% or more of its gross income for certain periods from the conduct of a United States trade or business, and (b) the broker fails to maintain documentary evidence in its files that the holder is a Non-United States Holder and that certain conditions are met or that the holder otherwise is entitled to an exemption.

  Backup withholding is not an additional tax. Rather, the tax liability of persons subject to 31% backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is furnished to the IRS.

  The United States Treasury has recently issued proposed regulations regarding the withholding and information reporting rules discussed above. In general, the proposed regulations do not alter the substantive withholding and information reporting requirements but unify current certification procedures and forms and clarify reliance standards. If finalized in their current form, the proposed regulations would generally be effective for payments made after December 31, 1997, subject to certain transition rules.

ESTATE TAX

  An individual Non-United States Holder who is treated as the owner of Class A Common Stock at the time of his or her death or has made certain lifetime transfers of an interest in Class A Common Stock will be required to include the value of such Class A Common Stock in his or her gross estate for United States federal estate tax purposes and may be subject to United States federal estate tax, unless an applicable estate tax treaty provides otherwise.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of the Offerings, the Company will have 36,500,000 shares of Class A Common Stock outstanding or issuable on the conversion of outstanding Class B Common Stock (assuming no exercise of the Underwriters' over-allotment options or of outstanding Warrants). Of these shares, the 16,500,000 shares of Class A Common Stock sold in the Offerings will generally be freely tradeable without restriction or further registration under the Securities Act. 1,226,854 shares of Class A Common Stock which are issuable on conversion of shares of Class B Common Stock issuable upon the exercise of outstanding Warrants, which are not subject to the Lock-Up Agreements, will be eligible for resale in the public market upon their issuance, which may occur at the opinion of the holders of such a Warrant, on or after (i) May 1, 1997, or (ii) in the event a Change of Control (as defined in the warrant agreement relating to Warrants which has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part) occurs, the date the Company mails notice thereof to holders of the Warrants, in accordance with a registration statement filed by the Company. Assuming no exercise of the Underwriters' over-allotment options, 20,000,000 shares of Class A Common Stock issuable upon conversion of outstanding Class B Common Stock will be subject to Lock-Up Agreements described below. Upon the expiration of the Lock-Up Agreements, or earlier at the discretion of the Representatives, all of such shares of Class A Common Stock issuable upon the conversion of Class B Common Stock, will be "restricted shares" which are nonetheless eligible for sale in the public market pursuant to the provisions and limitations of Rule 144 under the Securities Act ("Rule 144"). See "--Sale of Restricted Shares." Additionally, the Company intends to register all shares of Class A Common Stock reserved for issuance under its 1996 Plan, thus permitting the issuance of such shares to plan participants under the Securities Act.

SALE OF RESTRICTED SHARES

  In general, pursuant to Rule 144, beginning November 10, 1996, a person (or persons whose shares are aggregated) who has beneficially owned restricted shares ("Restricted Shares") for at least two years, will be entitled to sell, within any three-month period, a number of shares of Class A Common Stock equal to the greater of (i) one percent of the shares of Class A Common Stock outstanding, or (ii) the average weekly trading volume of the Class A Common Stock on the Nasdaq National Market during the four calendar weeks immediately preceding the date on which notice of such sale is filed with the Securities and Exchange Commission. Sales pursuant to Rule 144 are also subject to certain requirements relating to the manner of sale, notice and the availability of current public information about the Company. A person (or persons whose shares are aggregated) who is not an Affiliate (as such term is defined under the Securities Act) and has not been an Affiliate of the Company at any time during the three months immediately preceding the sale and who has beneficially owned Restricted Shares for at least three years is entitled to sell such shares pursuant to Rule 144(k) without regard to the Rule 144 limitations described above.

  The Company intends to file a registration statement under the Securities Act covering the shares issuable on the exercise of options for the purchase of Class A Common Stock granted under the Company's 1996 Plan. The Company expects that this registration will automatically become effective upon filing. Accordingly, shares registered under such registration statement will immediately thereafter be available for sale in the public market, subject to Rule 144 volume limitations applicable to Affiliates, and subject to any applicable vesting restrictions.

LOCK-UP AGREEMENTS

  The Lock-Up Agreements provide that the Company and the Selling Stockholder will not, directly or indirectly, offer, sell, grant any option to purchase or otherwise dispose (or approve any offer, sale, grant or other disposition) of any shares of Class A Common Stock, Class B Common Stock or other capital stock of the Company or any securities convertible into, or exercisable or exchangeable for, any shares of Class A Common Stock, Class B Common Stock or other capital stock of the Company (except in connection with certain transfers to affiliates, the Company's 1996 Plan and the Warrants) without the prior written consent of the Representatives for a period of 180 days after the date of this Prospectus. The Underwriters have agreed that (i) each of Messrs. Drenning, Fajerski and Fowler may sell up to $1.0 million worth of shares of Class A Common Stock after 30 days following the date of this Prospectus and (ii) Mr. Fajerski may at any time following the date of this Prospectus make gifts of up to 25,000 shares of Common Stock to certain family members and others, provided that such transferees agree to be bound by Lock-Up Agreements substantially identical to the one signed by Mr. Fajerski. Their remaining shares will be subject to Lock-Up Agreements substantially identical to those of the Company and the Selling Stockholder. The Representatives, in their discretion, may waive the foregoing restrictions in whole or in part, with or without a public announcement of such action.

                                 LEGAL MATTERS

  The validity of the Class A Common Stock offered hereby will be passed upon on behalf of the Company by Buchanan Ingersoll Professional Corporation, Pittsburgh, Pennsylvania. Certain legal matters will be passed upon on behalf of the Company by its special local regulatory counsel, Dow, Lohnes & Albertson, Washington, D.C.; Downs Rachlin & Martin, St. Johnsbury, Vermont; Gullett Sanford Robinson & Martin, Nashville, Tennessee; Pennington, Culpepper, Moore, Wilkinson, Dunbar & Dunlap, P.A., Tallahassee, Florida; Roland, Fogel, Koblenz & Carr, Albany, New York; and Sonnenschein, Nath & Rosenthal, Kansas City, Missouri. Certain legal matters relating to the securities offered hereby will be passed upon on behalf of the Representatives by Latham & Watkins, New York, New York.

                                    EXPERTS

  The financial statements as of March 31, 1995 and 1996 and for each of the three years in the period ended March 31, 1996 included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein (which report expresses an unqualified opinion and includes an explanatory paragraph referring to a change in the method of accounting for income taxes), and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                            ADDITIONAL INFORMATION

  The Company has filed with the Commission in Washington, D.C., a Registration Statement on Form S-1 under the Securities Act with respect to the Common Stock offered hereby. This Prospectus, which is part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock, reference is made to such Registration Statement and the exhibits and schedules filed as part thereof. Statements contained in this Prospectus regarding the contents of any contract or any other document are necessarily summaries and each such statement is qualified in its entirety by reference to the copy of such contract or document filed as an Exhibit to the Registration Statement.

  The Company is currently subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith will file periodic reports, proxy statements and other information with the Commission. The Registration Statement and the exhibits and schedules thereto, as well as such periodic reports, proxy statements and other information filed with the Commission, may be inspected without charge at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and will also be available for inspection and copying at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or any portion of the Registration Statement may be obtained from the Public Reference Section of the Commission upon payment of certain prescribed fees.

  The Company intends to furnish its stockholders with annual reports containing financial statements audited by independent auditors.

               HYPERION TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

HYPERION TELECOMMUNICATIONS, INC. AND SUBSIDIARIES

Independent Auditors' Report...............................................  F-2
Consolidated Balance Sheets, March 31, 1995 and 1996, and June 30, 1996
 (Unaudited)...............................................................  F-3
Consolidated Statements of Operations, Years Ended March 31, 1994, 1995 and
 1996, and Three Months Ended June 30, 1995 and 1996 (Unaudited)...........  F-4
Consolidated Statements of Stockholders' Equity (Deficiency), Years Ended
 March 31, 1994,
 1995 and 1996, and Three Months Ended June 30, 1996 (Unaudited)...........  F-5
Consolidated Statements of Cash Flows, Years Ended March 31, 1994, 1995 and
 1996, and Three Months Ended June 30, 1995 and 1996 (Unaudited)...........  F-6
Notes to Consolidated Financial Statements.................................  F-7

INDEPENDENT AUDITORS' REPORT

Hyperion Telecommunications, Inc.:

  We have audited the accompanying consolidated balance sheets of Hyperion Telecommunications, Inc. and subsidiaries as of March 31, 1995 and 1996 and the related consolidated statements of operations, stockholders' equity (deficiency) and cash flows for each of the three years in the period ended March 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Hyperion Telecommunications, Inc. and subsidiaries at March 31, 1995 and 1996 and the results of their operations and their cash flows for each of the three years in the period ended March 31, 1996 in conformity with generally accepted accounting principles.

  As discussed in Note 8 to the consolidated financial statements, effective April 1, 1993, the Company changed its method of accounting for income taxes.

DELOITTE & TOUCHE LLP

/s/ Deloitte & Touche LLP

Pittsburgh, Pennsylvania
June 28, 1996 (October 3, 1996 as to
           Notes 4 and 5, the
           sixth paragraph of Note 6
           and the last paragraph of Note 7)

               HYPERION TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS

                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                     MARCH 31,
                                                  ----------------   JUNE 30,
                                                   1995     1996       1996
                                                  -------  -------  -----------
                                                                    (UNAUDITED)
ASSETS:
-------
Current assets:
  Cash and cash equivalents...................... $   --   $   --    $132,142
  Other current assets...........................     511      282        304
  Due from affiliates--net.......................   1,799      --       2,115
                                                  -------  -------   --------
    Total current assets.........................   2,310      282    134,561
Investments......................................  12,564   21,087     20,988
Property, plant and equipment--net...............   7,538   12,561     14,044
Other assets--net................................     712    1,045      6,906
Deferred income taxes--net.......................      88      294        294
                                                  -------  -------   --------
    Total........................................ $23,212  $35,269   $176,793
                                                  =======  =======   ========
LIABILITIES AND STOCKHOLDERS' EQUITY
(DEFICIENCY):
------------------------------------
Current liabilities:
  Accounts payable............................... $ 1,169  $ 2,529   $    492
  Due to affiliates--net.........................     --     8,707        --
  Other current liabilities......................     205      501        511
                                                  -------  -------   --------
    Total current liabilities....................   1,374   11,737      1,003
13% Senior Discount Notes due 2003...............      --       --    168,620
Note payable--Adelphia...........................  35,541   50,855     25,855
                                                  -------  -------   --------
    Total liabilities............................  36,915   62,592    195,478
                                                  -------  -------   --------
Commitments and contingencies (Note 6)
Stockholders' equity (deficiency):
  Class A Common Stock, $0.01 par value,
   300,000,000 shares authorized and 0 shares
   oustanding....................................     --       --         --
  Class B Common Stock, $0.01 par value,
   150,000,000 shares authorized and 20,000,000
   shares oustanding.............................     200      200        200
  Class B Common Stock Warrants..................     --       --      11,087
  Loans to Stockholders..........................     --       --      (3,000)
  Accumulated deficit............................ (13,903) (27,523)   (26,972)
                                                  -------  -------   --------
    Total stockholders' equity (deficiency)...... (13,703) (27,323)   (18,685)
                                                  -------  -------   --------
    Total........................................ $23,212  $35,269   $176,793
                                                  =======  =======   ========

                See notes to consolidated financial statements.

               HYPERION TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS

                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                 THREE MONTHS
                                      YEAR ENDED MARCH 31,      ENDED JUNE 30,
                                    --------------------------  ---------------
                                     1994     1995      1996     1995     1996
                                    -------  -------  --------  -------  ------
                                                                 (UNAUDITED)
Revenues..........................  $   417  $ 1,729  $  3,322  $   686  $1,102
                                    -------  -------  --------  -------  ------
Operating expenses:
  Network operations..............      330    1,382     2,690      628     859
  Selling, general and
  administrative..................    2,045    2,524     3,084      831   1,027
  Depreciation and amortization...      189      463     1,184      250     695
                                    -------  -------  --------  -------  ------
    Total.........................    2,564    4,369     6,958    1,709   2,581
                                    -------  -------  --------  -------  ------
Operating loss....................   (2,147)  (2,640)   (3,636)  (1,023) (1,479)
Other income (expense):
  Gain on sale of investment......      --       --        --       --    8,405
  Interest income.................       17       39       199       16   1,433
  Interest expense and fees.......   (2,164)  (3,321)   (6,088)  (1,328) (6,169)
                                    -------  -------  --------  -------  ------
(Loss) income before income taxes,
 equity in net loss of joint
 ventures and cumulative effect of
 change in accounting principle...   (4,294)  (5,922)   (9,525)  (2,335)  2,190
Income tax benefit (expense)......       55       29       197       19      (3)
                                    -------  -------  --------  -------  ------
(Loss) income before equity in net
 loss of joint ventures and
 cumulative effect of change in
 accounting principle.............   (4,239)  (5,893)   (9,328)  (2,316)  2,187
Equity in net loss of joint
ventures..........................     (528)  (1,799)   (4,292)    (797) (1,636)
                                    -------  -------  --------  -------  ------
(Loss) income before cumulative
 effect of change in accounting
 principle........................   (4,767)  (7,692)  (13,620)  (3,113)    551
Cumulative effect of change in
 accounting for income taxes......       42      --        --       --      --
                                    -------  -------  --------  -------  ------
Net (loss) income.................  $(4,725) $(7,692) $(13,620) $(3,113) $  551
                                    =======  =======  ========  =======  ======
(Loss) income per weighted average
 share of common stock before
 cumulative effect of change in
 accounting principle.............  $ (0.24) $ (0.38) $  (0.68) $ (0.16) $ 0.03
Cumulative effect per weighted
 average share of common stock of
 change in accounting for income
 taxes............................      --       --        --       --      --
                                    -------  -------  --------  -------  ------
Net (loss) income per weighted
 average share of common stock....  $ (0.24) $ (0.38) $  (0.68) $ (0.16) $ 0.03
                                    =======  =======  ========  =======  ======
Weighted average shares of common
 stock outstanding................   20,000   20,000    20,000   20,000  21,050
                                    =======  =======  ========  =======  ======

                See notes to consolidated financial statements.

               HYPERION TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
          CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY)

                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                          CLASS B
                          CLASS A CLASS B  COMMON                           STOCKHOLDERS'
                          COMMON  COMMON   STOCK     LOANS TO   ACCUMULATED    EQUITY
                           STOCK   STOCK  WARRANTS STOCKHOLDERS   DEFICIT   (DEFICIENCY)
                          ------- ------- -------- ------------ ----------- -------------
Balance, March 31, 1993.   $--     $200   $   --     $   --      $ (1,486)    $ (1,286)
  Net loss..............    --      --        --         --        (4,725)      (4,725)
                           ----    ----   -------    -------     --------     --------
Balance, March 31, 1994.    --      200       --         --        (6,211)      (6,011)
  Net loss..............    --      --        --         --        (7,692)      (7,692)
                           ----    ----   -------    -------     --------     --------
Balance, March 31, 1995     --      200       --         --       (13,903)     (13,703)
  Net loss..............    --      --        --         --       (13,620)     (13,620)
                           ----    ----   -------    -------     --------     --------
Balance, March 31, 1996.    --      200       --         --       (27,523)     (27,323)
  Proceeds from issuance
   of Class B Common
   Stock warrants
   (unaudited)..........    --      --     11,087        --           --        11,087
  Loans to stockholders'
   (unaudited)..........    --      --        --      (3,000)         --        (3,000)
  Net income (unau-
   dited)...............    --      --        --         --           551          551
                           ----    ----   -------    -------     --------     --------
Balance, June 30, 1996
 (unaudited)............   $--     $200   $11,087    $(3,000)    $(26,972)    $(18,685)
                           ====    ====   =======    =======     ========     ========




                See notes to consolidated financial statements.

               HYPERION TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                                THREE MONTHS
                                   YEAR ENDED MARCH 31,        ENDED JUNE 30,
                                 ---------------------------  -----------------
                                  1994      1995      1996     1995      1996
                                 -------  --------  --------  -------  --------
                                                                (UNAUDITED)
Cash flows from operating
 activities:
  Net (loss) income............  $(4,725) $ (7,692) $(13,620) $(3,113) $    551
  Adjustments to reconcile net
   (loss) income to net cash
   used in operating
   activities:
    Depreciation...............      183       397     1,061      214       335
    Amortization...............        6        66       123       36       360
    Equity in net loss of joint
     ventures..................      528     1,799     4,292      797     1,636
    Non-cash interest expense..    2,164     3,321     6,088    1,328     4,915
    Cumulative effect of
     accounting change.........      (42)      --        --       --        --
    Deferred income taxes......       (9)      (37)     (206)     --        --
    Gain on sale of investment.      --        --        --       --     (8,405)
    Changes in operating assets
     and liabilities:
      Other assets--net........     (535)     (550)     (227)      26       (22)
      Accounts payable.........      223       499     1,360     (966)   (2,037)
      Other liabilities--net...       86        67       296       57        10
                                 -------  --------  --------  -------  --------
Net cash used in operating
 activities....................   (2,121)   (2,130)     (833)  (1,621)   (2,657)
                                 -------  --------  --------  -------  --------
Cash flows from investing
 activities:
   Expenditures for property,
    plant and equipment........   (3,097)   (2,850)   (6,084)  (1,370)   (1,818)
   Proceeds from sale of
    investment.................      --        --        --       --     11,618
   Investments in joint
    ventures...................   (5,510)   (7,526)  (12,815)  (4,020)   (4,750)
                                 -------  --------  --------  -------  --------
Cash (used in) provided by
 investing activities..........   (8,607)  (10,376)  (18,899)  (5,390)    5,050
                                 -------  --------  --------  -------  --------
Cash flows from financing
 activities:
   Proceeds from debt..........      --        --        --       --    163,705
   Proceeds from issuance of
    Class B Common Stock
    warrants...................      --        --        --       --     11,087
   Costs associated with debt
    financing..................      --        --        --       --     (6,221)
   Loans to stockholders.......      --        --        --       --     (3,000)
   Borrowings on (repayment of)
    note payable--Adelphia.....   12,990    12,252     9,226    5,524   (25,000)
   Advances from (to) related
    parties....................   (2,381)      254    10,506    1,487   (10,822)
                                 -------  --------  --------  -------  --------
Net cash provided by financing
 activities....................   10,609    12,506    19,732    7,011   129,749
                                 -------  --------  --------  -------  --------
Net (decrease) increase in cash
 and cash equivalents..........     (119)      --        --       --    132,142
Cash and cash equivalents
 beginning of period...........      119       --        --       --        --
                                 -------  --------  --------  -------  --------
Cash and cash equivalents end
 of period.....................  $   --   $    --   $    --   $   --   $132,142
                                 =======  ========  ========  =======  ========

                See notes to consolidated financial statements.

              HYPERION TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                FOR THE YEARS ENDED MARCH 31, 1994, 1995, 1996
               AND THE THREE MONTHS ENDED JUNE 30, 1995 AND 1996
(INFORMATION AS TO THE THREE MONTHS ENDED JUNE 30, 1995 AND 1996 IS UNAUDITED)
                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

(1)THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Organization and Business

  The consolidated financial statements include the accounts of Hyperion Telecommunications, Inc. and its wholly owned subsidiaries (the "Company"). All significant intercompany accounts and transactions have been eliminated in consolidation. The Company was formed in 1991 and is an 89% owned subsidiary of Adelphia Communications Corporation ("Adelphia"). The remaining 11% is owned by certain key Company officers.

  The Company provides telecommunications service through its subsidiaries and joint ventures, in which it has less than a majority equity interest. The Company's efforts have been directed primarily toward becoming an owner and manager of competitive local exchange carrier ("CLEC") business telecommunications services in selected mid-sized cities. The Company generally partners with a local cable television or utility company, whose fiber facilities are located in the market areas, to build competitive access fiber optic networks. The Company then operates the networks for a management fee. Each network provides local special access, carrier-to-carrier, and point-to-point telecommunications services to major businesses and government customers. The Company's revenues are derived from a combination of direct business telecommunication services provided by its subsidiaries and management fees from its unconsolidated joint ventures.

  Joint ventures in which the Company does not have a majority interest are accounted for under the equity method of accounting.

 Unaudited Interim Information

  In the opinion of management, all adjustments, consisting of only normal recurring accruals necessary to present fairly the unaudited results of operations for the three months ended June 30, 1995 and 1996, have been included.

 Cash and cash equivalents

  Cash and cash equivalents generally consist of highly liquid instruments with an initial maturity date of three months or less.

 Property, Plant and Equipment

  Property, plant and equipment is stated at cost less accumulated depreciation. Costs capitalized include amounts directly associated with network engineering, design and construction.

  Provision for depreciation of property, plant and equipment is computed using the straight-line method over the estimated useful lives of the assets beginning in the month the asset is available for use or is acquired.

  The estimated useful lives of the Company's principal classes of property, plant and equipment are as follows:

   Telecommunications networks...................................... 10-20 years
   Network monitoring equipment.....................................  5-10 years
   Other............................................................  3-10 years

              HYPERION TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                FOR THE YEARS ENDED MARCH 31, 1994, 1995, 1996
               AND THE THREE MONTHS ENDED JUNE 30, 1995 AND 1996
(INFORMATION AS TO THE THREE MONTHS ENDED JUNE 30, 1995 AND 1996 IS UNAUDITED)
                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

(1)THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

 Revenue Recognition

  The Company recognizes revenues related to management and network monitoring of the joint ventures in the month that the related services are provided. The Company recognizes revenue from telecommunications services in the month the related service is provided. Revenues on billings to customers for services in advance of providing such services are deferred and recognized when earned.

 Income (Loss) Per Common Share

  The computation of income (loss) per common share is based upon the weighted average number of common shares outstanding. All references in the accompanying consolidated financial statements to the number of shares of common stock have been retroactively restated to reflect the stock splits (See
Note 5).

 Income Taxes

  Deferred income taxes are recognized for the tax effects of temporary differences between financial statement and income tax bases of assets and liabilities and for loss carryforwards for which income tax benefits are expected to be realized in future years. A valuation allowance is established to reduce deferred tax assets to the net amount that management believes will more likely than not be realized. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

 Other Assets

  Costs incurred in developing new networks or expanding existing networks, including network design, negotiating rights-of-way and obtaining legal/regulatory authorizations are deferred and amortized over five years. Pre-operating costs represent certain nondevelopment costs incurred during the pre-operating phase of a newly constructed network and are amortized over five-year periods commencing with the start of operations.

 Asset Impairments

  The Company reviews the carrying value of its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of these assets may not be recoverable. Measurement of any impairment would include a comparison of estimated future operating cash flows anticipated to be generated during the remaining life of the assets with their net carrying value. An impairment loss would be recognized as the amount by which the carrying value of the assets exceeds their fair value.

 Financial Instruments

  Financial instruments which potentially subject the Company to concentration of credit risk consist principally of accounts receivable. Concentration of credit risk with respect to accounts receivable is limited due to the dispersion of the Company's customer base among different entities and geographic areas. The carrying value of the Note Payable--Adelphia (see Note
4) at March 31, 1995 and 1996 approximates its fair value based upon the terms of the note in comparison with other similar instruments.

              HYPERION TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                FOR THE YEARS ENDED MARCH 31, 1994, 1995, 1996
              AND THE THREE MONTHS ENDED JUNE 30, 1995 AND 1996
(INFORMATION AS TO THE THREE MONTHS ENDED JUNE 30, 1995 AND 1996 IS UNAUDITED)
                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

(1)THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

 Use of Estimates in the Preparation of Financial Statements

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Reclassification

  For the fiscal years ended March 31, 1994, 1995 and 1996, certain amounts have been reclassified to conform with the June 30, 1996 presentation.

(2)PROPERTY, PLANT AND EQUIPMENT

  Property, plant and equipment consists of the following:

                                                     MARCH 31,
                                                   ---------------
                                                                     JUNE 30,
                                                    1995    1996       1996
                                                   ------  -------  -----------
                                                                    (UNAUDITED)
  Telecommunications networks..................... $1,704  $ 6,312  $     6,668
  Network monitoring equipment....................  3,244    5,267        6,332
  Construction in process.........................  2,910    2,245        2,636
  Other...........................................    270      388          394
                                                   ------  -------  -----------
                                                    8,128   14,212       16,030
  Less accumulated depreciation...................   (590)  (1,651)      (1,986)
                                                   ------  -------  -----------
    Total......................................... $7,538  $12,561  $    14,044
                                                   ======  =======  ===========

(3)INVESTMENTS

  The equity method of accounting is used to account for investments in joint ventures in which the Company owns less than a majority interest. Under this method, the Company's initial investment is recorded at cost and subsequently adjusted for the amount of its equity in the net income or losses of its joint ventures. Dividends or other distributions are recorded as a reduction of the Company's investment. Investments in joint ventures accounted for using the equity method reflect the Company's equity in their underlying net assets.

              HYPERION TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                FOR THE YEARS ENDED MARCH 31, 1994, 1995, 1996
               AND THE THREE MONTHS ENDED JUNE 30, 1995 AND 1996
(INFORMATION AS TO THE THREE MONTHS ENDED JUNE 30, 1995 AND 1996 IS UNAUDITED)
                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

(3)INVESTMENTS, CONTINUED

  The Company's nonconsolidated investments are as follows:

                                                  MARCH 31,
                                               ----------------
                                    OWNERSHIP                     JUNE 30,
                                    PERCENTAGE  1995     1996       1996
                                    ---------- -------  -------  -----------
                                                                 (UNAUDITED)
EQUITY BASIS INVESTMENTS:
Continental Fiber Technologies
(Jacksonville).....................       20%  $ 1,467  $ 4,701  $     5,399
Multimedia Hyperion
Telecommunications (Wichita).......     49.9%    1,445    2,620        2,719
Louisville Lightwave...............       50%      531      996        1,640(1)
NewChannels Hyperion
Telecommunications (Albany)........       50%      924      999          924
NewChannels Hyperion
Telecommunications (Binghamton)....       20%      355      504          504
NHT Partnership (Buffalo)..........       40%    1,369    2,457        2,937
NewChannels Hyperion
Telecommunications (Syracuse)......       50%    2,957    3,140        3,215
Hyperion of Harrisburg.............       50%      701    1,600        1,919
Hyperion of Tennessee (Nashville)..       25%      695    1,345        1,345
Alternet of Virginia (Richmond)....       37%    1,633    3,406        3,813
New Jersey Fiber Technologies (New
Brunswick).........................     19.7%        9      956        1,231
TCG of South Florida...............     15.7%    2,981    4,679           --
PECO-Hyperion (Philadelphia) ......       50%       --       --        1,692
Other .............................  Various        18      497          622
                                               -------  -------  -----------
                                                15,085   27,900       27,960
Cumulative equity in net losses....             (2,521)  (6,813)      (6,972)
                                               -------  -------  -----------
Total Investments..................            $12,564  $21,087  $    20,988
                                               =======  =======  ===========

(1) As discussed in Note 6, the Company has committed to make additional capital contributions of approximately $2,300 relating to the increase in its ownership percentage.

  Summarized unaudited combined financial information for the Company's investments being accounted for using the equity method of accounting as of and for the years ended March 31, 1994, 1995, 1996, and the three months ended June 30, 1995 and 1996 is as follows:

                                                      MARCH 31,
                                               ------------------------
                                                                        JUNE 30,
                                                1994    1995     1996     1996
                                               ------- ------- -------- --------
   Current assets............................. $ 7,278 $ 6,842 $  5,709 $ 7,075
   Non-current assets.........................  29,410  59,870  109,583  85,182
   Current liabilities........................  10,345   6,444   11,683   7,580
   Non-current liabilities....................   2,743  20,858   25,912  19,427

                                                           THREE MONTHS ENDED
                                       MARCH 31,                JUNE 30,
                                -------------------------  --------------------
                                 1994     1995     1996       1995       1996
                                -------  -------  -------  ---------  ---------
   Revenues.................... $ 1,028  $ 3,894  $11,513     $1,435     $2,651
   Net loss....................  (2,059)  (7,319) (14,475)    (1,619)    (3,572)

              HYPERION TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                FOR THE YEARS ENDED MARCH 31, 1994, 1995, 1996
               AND THE THREE MONTHS ENDED JUNE 30, 1995 AND 1996
(INFORMATION AS TO THE THREE MONTHS ENDED JUNE 30, 1995 AND 1996 IS UNAUDITED)
                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

(3) INVESTMENTS, CONTINUED

  Amounts shown above as of and for the years ended March 31, 1994, 1995 and 1996 include TCG of South Florida. Amounts shown above as of and for the three months ended June 30, 1995 and 1996 exclude TCG of South Florida.

  On May 16, 1996, the Company sold its 15.7% interest in TCG of South Florida to a third party for approximately $11,618 cash resulting in a pre-tax gain of approximately $8,400. Amounts related to TCG of South Florida included in the Company's investments and equity in net loss of joint ventures as of and for the year ended March 31, 1996 were $3,422 and $778, respectively. The Company's equity in net loss of joint ventures included a loss of $221 for TCG of South Florida for the three months ended June 30, 1996.

(4)FINANCING ARRANGEMENTS

 Note Payable--Adelphia

  The Company has an unsecured credit arrangement with Adelphia which had no repayment terms prior to April 15, 1996. On April 15, 1996, $25,000 of the proceeds from the sale of the 13% Senior Discount Notes and Class B Common Stock Warrants discussed below were used to repay a portion of this obligation. Interest expense and fees on this credit arrangement were based upon the weighted average cost of unsecured borrowings of Adelphia during the corresponding periods.

  Interest at 11.28% per annum plus fees was charged on the Note Payable-- Adelphia for the years ended March 31, 1994, 1995 and 1996. The total amount of interest converted to note principal at March 31, 1996 and June 30, 1996 is $9,007.

  Effective April 15, 1996, the remaining balance due on the Note Payable-- Adelphia is evidenced by an unsecured subordinated note due April 16, 2003. This obligation bears interest at 16.5% per annum with interest payable quarterly in cash; by issuing additional subordinated notes; or a combination of cash and additional subordinated notes, all of which is at the Company's option.

 13% Senior Discount Notes and Class B Common Stock Warrants

  On April 15, 1996, the Company issued $329,000 of 13% Senior Discount Notes (the "Senior Notes") due April 15, 2003 and 329,000 warrants to purchase an aggregate of 1,226,854 shares of its Class B Common Stock, after giving effect for the two-for-one stock split (see Note 5). Proceeds to the Company, net of discounts, commissions, and other transaction costs were approximately $168,600. Such net proceeds were used to pay $25,000 of the Note Payable-- Adelphia discussed above, to make loans of $3,000 to certain key Company officers (see Note 5) and to fund the Company's capital expenditures, working capital requirements, operating losses and its pro-rata investments in joint ventures. Use of proceeds from the Senior Notes also included the repayment of amounts related to capital expenditures, working capital requirements, operating losses and pro-rata investments in joint ventures totaling $12,800 incurred during the period from January 1, 1996 to April 15, 1996. These amounts had been funded during the same time period through advances from Adelphia.

  Prior to April 15, 2001, interest on the Senior Notes is not payable in cash, but is added to principal. Thereafter, interest is payable semi-annually commencing October 15, 2001. The Senior

              HYPERION TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                FOR THE YEARS ENDED MARCH 31, 1994, 1995, 1966
               AND THE THREE MONTHS ENDED JUNE 30, 1995 AND 1996
(INFORMATION AS TO THE THREE MONTHS ENDED JUNE 30, 1995 AND 1996 IS UNAUDITED)
                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

(4) FINANCING ARRANGEMENTS, CONTINUED

Notes are unsecured and are senior to the Note Payable--Adelphia and all future subordinated indebtedness. On or before April 15, 1999 and subject to certain restrictions, the Company may redeem, at its option, up to 25% of the aggregate principal amount of the Senior Notes at a price of 113% of the Accreted Value (as defined in the Indenture). On or after April 15, 2001, the Company may redeem, at its option, all or a portion of the Senior Notes at 106.5% which declines to par in 2002, plus accrued interest.

  The holders of the Senior Notes may put the Senior Notes to the Company at any time at a price of 101% upon the occurrence of a Change of Control (as defined in the Indenture). In addition, the Company will be required to offer to purchase Senior Notes at a price of 100% with the proceeds of certain asset sales (as defined in the Indenture).

  The Indenture stipulates, among other things, limitations on additional borrowings, issuance of equity instruments, payment of dividends and other distributions, repurchase of equity interests or subordinated debt, sale-- leaseback transactions, liens, transactions with affiliates, sales of Company assets, mergers and consolidations.

  In accordance with a registration rights agreement, the Company filed a registration statement offering to exchange the Senior Notes for Series B Senior Discount Notes registered under the Securities Act of 1933, as amended (the "Securities Act"). Terms of the Series B Senior Discount Notes are substantially the same as the Senior Notes. The above exchange was consummated within the time periods stipulated in the agreement. The Company's filing became effective as of August 12, 1996 and the Company did not incur any liquidated damages.

  The Class B Common Stock Warrants are exercisable at $0.005 per share, after giving effect for the two-for-one stock split (see Note 5), upon the earlier of May 1, 1997 or a Change of Control. Unless exercised, the Class B Common Stock Warrants expire on April 1, 2001. The number of shares and the exercise price for which a warrant is exercisable are subject to adjustment under certain circumstances. In accordance with a registration rights agreement, the Company has agreed to file shelf registration statements under the Securities Act covering the Warrants and the Warrant Shares. Under certain circumstances, if the shelf registrations are not effective within the time period specified in the agreement, the Company must pay liquidated damages to the holders of the Warrants or Warrant Shares ranging from $0.0025 to $0.0125 per week per Warrant or per Warrant Share then issuable based on the amount of additional time required to accomplish the shelf registrations.

  If the Senior Notes and Class B Common Stock Warrants had been issued on April 1, 1995, interest expense would have been approximately $27,796 for the year ended March 31, 1996.

(5)STOCKHOLDERS' EQUITY

  The Class B Common Stock of the Company held by Adelphia and certain key Company officers (the "Officers") is subject to sale and transfer restriction provisions. These provisions state that none of the Officers may transfer any shares unless they have offered to sell such shares to Adelphia (or the other remaining Officers if Adelphia declines) at a price per share equal to the terms of the proposed third party sale or exchange.

              HYPERION TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                FOR THE YEARS ENDED MARCH 31, 1994, 1995, 1996
               AND THE THREE MONTHS ENDED JUNE 30, 1995 AND 1996
(INFORMATION AS TO THE THREE MONTHS ENDED JUNE 30, 1995 AND 1996 IS UNAUDITED)
                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

(5) STOCKHOLDERS' EQUITY, CONTINUED

  In accordance with a shareholder agreement, upon termination of employment or at any time after October 7, 1996, the Officers could have required Adelphia to purchase all their outstanding Class B shares (the "Officers' Option"). At any time after October 7, 2001, Adelphia could have required the Officers to sell all of their outstanding Class B shares to Adelphia (the "Adelphia Option"). The price per share shall be equal to the fair market value of the shares as determined by a nationally recognized financial advisor selected by Adelphia and the Officers.

  On March 19, 1996, such shareholder agreement was amended primarily to (i) grant the Officers certain registration rights regarding their Class B Common Stock; (ii) extend the Officers' Option date until after October 7, 1998;
(iii) extend the Adelphia Option date until after October 7, 2003 and (iv) provide for aggregate loans to the Officers of $3,000 from the proceeds received from the private placement of the Senior Notes and Class B Common Stock Warrants discussed in Note 4. Such loans, including accrued interest at a rate equal to the rate which the Company is able to invest cash on a short-term basis, are secured by a pledge of each Officer's Class B Common Stock in the Company and are payable to the Company on the earlier of October 8, 1998 or the date of the registration of an equity security of the Company as described below. Also, an amount equal to the interest that accrues on such loans from the date six months after the date the loans are made until due and payable will be satisfied through additional compensation to the Officers. The shareholder agreement is terminated upon the registration of an equity security of the Company under the Securities Act or the Securities Exchange Act of 1934, as amended, which equity security is of the same class as the equity security held by the Officers.

  On October 3, 1996, the Board of Directors of the Company approved charter amendments to (i) increase the Company's authorized shares from 30,000,000 shares of Common Stock to 150,000,000 shares of Class B Common Stock, (ii) authorize 300,000,000 shares of a second class of common stock (Class A Common Stock), and (iii) reclassify each previously authorized and outstanding share of Common Stock as Class B Common Stock. Holders of the Class A Common Stock and Class B Common Stock vote as a single class on all matters submitted to a vote of the stockholders, with each share of Class A Common Stock entitled to one vote and each share of Class B Common Stock entitled to ten votes. In addition, each share of Class B Common Stock is automatically convertible into one share of Class A Common Stock. In the event a cash dividend is paid, the holders of the Class A Common Stock and the Class B Common Stock will be paid an equal amount.

  On March 19, 1996, the Board of Directors of the Company approved a ten thousand-for-one stock split of its Class B Common Stock and the reduction of the par value from $1.00 per share to $.01 per share. On October 3, 1996, the Board of Directors of the Company approved a two-for-one stock split of its Class B Common Stock. In addition, on March 19, 1996, the Board of Directors approved charter amendments to increase the Company's authorized shares of Class B Common Stock from 1,000 shares to 30,000,000 shares and authorized 5,000,000 shares of preferred stock with terms of such preferred stock to be determined by the Board of Directors of the Company. No preferred stock has been issued by the Company.

              HYPERION TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                FOR THE YEARS ENDED MARCH 31, 1994, 1995, 1996
               AND THE THREE MONTHS ENDED JUNE 30, 1995 AND 1996
(INFORMATION AS TO THE THREE MONTHS ENDED JUNE 30, 1995 AND 1996 IS UNAUDITED)
                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

  All references in the accompanying consolidated financial statements to the number of shares of common stock and the par value have been retroactively restated to reflect the stock splits, the par value reduction and the charter amendments authorized on March 19, 1996 and October 3, 1996.

  On October 3, 1996, the Board of Directors and stockholders of the Company approved the Company's 1996 Long-Term Compensation Plan (the "1996 Plan"). The 1996 Plan provides for the grant of (i) options which qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, (ii) options which do not so qualify, (iii) share awards (with or without restrictions on vesting), (iv) stock appreciation rights and
(v) stock equivalent or phantom units. The number of shares of Class A Common Stock available for issuance initially will be 3,500,000. Such number is to increase each year by (1%) of outstanding shares of all classes of the Company's Common Stock, up to a maximum of 5,000,000 shares. Options, awards and units may be granted under the 1996 Plan to directors, officers, employees and consultants. The 1996 Plan provides that incentive stock options must be granted with an exercise price of not less than the fair market value of the underlying Common Stock on the date of grant. Options outstanding under the Plan may be exercised by paying the exercise price per share through various alternative settlement methods. No stock options, stock awards, stock appreciation rights or phantom stock units have been granted under the Plan.

(6)COMMITMENTS AND CONTINGENCIES

  The Company rents office space, node space and fiber under leases with terms which are generally less than one year or under agreements that are generally cancelable on short notice. Total rental expense under all operating leases aggregated $65, $478 and $1,210 for the years ended March 31, 1994, 1995 and 1996, respectively.

  The minimum future lease obligations under the noncancelable operating leases as of March 31, 1996 are approximately:

                                                         PERIOD ENDING MARCH 31,
                                                         -----------------------
   1997.................................................          $140
   1998.................................................            14
   1999.................................................            13
   2000.................................................             4
   2001.................................................             4
   Thereafter...........................................            --

  Under certain investment agreements, the Company has committed to make specific capital contributions to the joint ventures. Total capital commitments to be made as a result of these agreements at March 31, 1996 were $2,299. Total capital commitments to be made as of June 30, 1996 increased to $15,405 due to additional commitments related to the PECO-Hyperion (Philadelphia) investment.

  Certain investors in two of the joint ventures have the right after a specified period of time to sell their interest to the Company. Under one agreement, the sales price represents the investor's aggregate capital contribution less distributions plus interest accrued at the prime rate. The Company's obligation under this commitment at March 31 and June 30, 1996 was approximately $2,946 and $3,079 respectively. The sales price under the second agreement is equal to the fair market value of such investor's interest.

              HYPERION TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                FOR THE YEARS ENDED MARCH 31, 1994, 1995, 1996
               AND THE THREE MONTHS ENDED JUNE 30, 1995 AND 1996
(INFORMATION AS TO THE THREE MONTHS ENDED JUNE 30, 1995 AND 1996 IS UNAUDITED)
                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

(6) COMMITMENTS AND CONTINGENCIES, CONTINUED

  The Company has agreed that it will make all required capital contributions to Louisville Lightwave that are necessary to increase its ownership to 50%. As of June 30, 1996, the Company expects these capital contributions will aggregate approximately $2,300.

  On August 1, 1996, the Company purchased additional general and limited partnership interests in Hyperion of Tennessee for approximately $5,000, which increases the Company's ownership of Hyperion of Tennessee to 95%. The following unaudited financial information of the Company for the year ended March 31, 1996 assumes that this acquisition had occurred on April 1, 1995:

         Revenues                                       $ 3,963
         Net loss before extraordinary items             15,239
         Net loss                                        15,239
         Net loss per weighted average share of common
          stock                                           $0.76

  The Company has entered into employment agreements with certain key Company officers, the terms of which expire on October 20, 1998, as amended. The employment agreements provide for base salary, benefits and bonuses payable if specified management goals are attained. In addition, the employment agreements contain noncompetition and nondisclosure provisions.

  The President of the Company has an employment agreement with Adelphia where he is a vice president and secretary. His agreement provides for base salary, benefits and insurance premium payments. The Company reimburses Adelphia for such payments.

  The Company's operations and the operations of its joint ventures may be adversely affected by changes and developments in governmental regulation, competitive forces and technology. The telecommunications industry is subject to extensive regulation at the federal, state and local levels. On February 8, 1996, President Clinton signed the Telecommunications Act of 1996 (the "Telecommunications Act"), the most comprehensive reform of the nation's telecommunications laws since the Communications Act of 1934.

  The more significant provisions of the Telecommunications Act and certain of its possible effects are as follows:

  The Telecommunications Act removes legal barriers of entry in local telephone markets. This provision should enable the Company to provide a full range of services in any state while potentially increasing the level of competition the Company faces in all its markets.

  The Telecommunications Act requires incumbent Local Exchange Company's ("LECs") to "interconnect" with competitors which will provide access to certain networks under reasonable rates, terms and conditions. It is uncertain how effective these requirements will be or their impact on the Company until the FCC completes its rulemaking proceedings requiring the LECs to provide telephone number portability, dialing parity, reciprocal compensation, resale, access to rights-of-way and unbundling of network services.

  The Telecommunications Act establishes procedures for LEC and Bell Operating Company ("BOC") entry into new markets, including long distance and cable television service. The

              HYPERION TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                FOR THE YEARS ENDED MARCH 31, 1994, 1995, 1996
               AND THE THREE MONTHS ENDED JUNE 30, 1995 AND 1996
(INFORMATION AS TO THE THREE MONTHS ENDED JUNE 30, 1995 AND 1996 IS UNAUDITED)
                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

(6) COMMITMENTS AND CONTINGENCIES, CONTINUED

  Company's management believes LECs are now more likely to invest in fiber optic networks and enter the video market which will generate a revenue stream previously unavailable to them.

  These facilities can then also be used to provide services that compete with the Company. By allowing the BOC to enter the long distance market, this may reduce the market share of the major long distance carriers (the Company's joint ventures' primary customers) and have adverse consequences on the Company's joint ventures' ability to generate revenues from the long distance carriers.

  The Telecommunications Act eliminates the requirement that LECs obtain FCC authorization before constructing new facilities for interstate services and limits the FCC's ability to review LEC tariff filings. The changes will increase the speed with which the LECs are able to introduce new service offerings and new pricing of existing services, thereby increasing the LEC's ability to compete with the Company.

  The Telecommunications Act requires the FCC to establish an explicit mechanism for subsidizing service to markets that are less desirable, either because of the high cost of providing service or the limited revenues that might be available. This could be advantageous to the Company or it could be beneficial to the Company's competitors depending on the geographic areas and the type of customers for which subsidies are available.

  On July 2, 1996 the FCC released its First Report and Order and Further Notice of Proposed Rulemaking promulgating rules and regulations to implement Congress' statutory directive concerning number portability (the "Number Portability Order"). The FCC ordered all LECs to begin phased development of a long-term service provider portability method in the 100 largest Metropolitan Statistical Areas ("MSAs") no later than October 1, 1997, and to complete deployment in those MSAs by December 31, 1998. Number portability must be provided in those areas by all LECs to all requesting telecommunications carriers. As new carriers are at a competitive disadvantage without telephone number portability, the Company believes the Number Portability Order should enhance the Company's ability to offer service in competition with the incumbent LECs, but it is uncertain how effective these regulations will be in promoting number portability. The Number Portability Order does not address how the costs of implementing long-term service portability will be recovered. This issue is subject to an additional comment period and is not expected to be decided until 1997.

  On August 8, 1996 the FCC released its First Report and Order and Second Report and Order and Memorandum Opinion and Order promulgating rules and regulations to implement Congress' statutory directive concerning the interconnection of CLEC and incumbent LEC networks and incumbent LEC pricing of unbundled elements (the "Local Competition Orders"). The Local Competition Orders adopt a national framework for interconnection but leaves to the individual states the task of implementing the FCC's rules. Because implementation of the Local Competition Orders will be at the state level, it is uncertain how these new requirements will affect the Company. The Local Competition Orders indicate that the FCC intends to take up access charge reform as early as the fourth quarter of 1996 with new rules in place as early as the first quarter

              HYPERION TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                FOR THE YEARS ENDED MARCH 31, 1994, 1995, 1996
               AND THE THREE MONTHS ENDED JUNE 30, 1995 AND 1996
(INFORMATION AS TO THE THREE MONTHS ENDED JUNE 30, 1995 AND 1996 IS UNAUDITED)
                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

  of 1997. To the extent that the Local Competition Orders reduce the ability of incumbent LECs to impose non-cost-based access charges on IXCs, the Company's competitive advantage in providing customers with access services will decrease. However, to the extent that CLECs are able to interconnect with incumbent LEC networks on favorable terms, the Company believes its ability to provide competitive local exchange services will increase.

(7)RELATED PARTY TRANSACTIONS

  The following table summarizes the transactions with related parties which are included in the Company's consolidated financial statements:

                                                                  THREE MONTHS
                                                                   ENDED JUNE
                                                  MARCH 31,            30,
                                             -------------------- -------------
                                              1994   1995   1996   1995   1996
                                             ------ ------ ------ ------ ------
                                                                   (UNAUDITED)
   REVENUES:
     Management fees........................ $  261 $1,045 $1,950 $  373 $  679
     Network monitoring fees................     51    217    446     99    119
     Special access fees....................     --    189    651    188    180
                                             ------ ------ ------ ------ ------
     Total.................................. $  312 $1,451 $3,047 $  660 $  978
                                             ====== ====== ====== ====== ======
   EXPENSES:
     Interest expense and fees.............. $2,164 $3,321 $6,088 $  773 $1,254
     Allocated corporate costs..............    473    511    417    147    121
     Fiber leases...........................     --    303  1,022    255    282
                                             ------ ------ ------ ------ ------
     Total.................................. $2,637 $4,135 $7,527 $1,175 $1,657
                                             ====== ====== ====== ====== ======

  Management fees from related parties represent fees received by the Company from its unconsolidated joint ventures for the performance of financial, legal, regulatory and other administrative services.

  Network monitoring fees represent fees received by the Company for technical support for the monitoring of each individual joint venture's telecommunications system.

  Special access fees represent amounts charged to joint ventures for use of the network of a wholly owned subsidiary of the Company.

  Interest expense and fees relate to the Note Payable--Adelphia (See Note 4).

  Allocated corporate costs represent costs incurred by Adelphia on behalf of the Company for the administration and operation of the Company. These costs include charges for office space, corporate aircraft and shared services such as finance activities, information systems, computer services, human resources, and taxation. Such costs were estimated by Adelphia and do not necessarily represent the actual costs required for these services.

  Fiber lease expense represents amounts paid to various subsidiaries of Adelphia for the utilization of existing cable television plant for development and operation of the consolidated operating networks.

              HYPERION TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                FOR THE YEARS ENDED MARCH 31, 1994, 1995, 1996
               AND THE THREE MONTHS ENDED JUNE 30, 1995 AND 1996
(INFORMATION AS TO THE THREE MONTHS ENDED JUNE 30, 1995 AND 1996 IS UNAUDITED)
                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

  Interest income charged on certain affiliate receivable balances with joint ventures was $0, $65, $199, $16 and $13 for the periods ended March 31, 1994, 1995, and 1996 and the three months ended June 30, 1995 and 1996, respectively.

  On September 30, 1996, the Company purchased from Adelphia for approximately $5,446 certain fiber that had previously been leased from Adelphia.

(8)INCOME TAXES

  The Company and its corporate subsidiaries adopted Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes," effective April 1, 1993. The cumulative effect of adopting SFAS No. 109 at April 1, 1993 was to decrease net loss by $42 for the year ended March 31, 1994. Adoption of SFAS No. 109 had no other effect on net loss for the year ended March 31, 1994.

  Adelphia and its corporate subsidiaries (including the Company) file a consolidated federal income tax return. For financial reporting purposes, current and deferred income tax assets and liabilities are computed on a separate company basis. The valuation allowance is adjusted for benefits associated with filing a consolidated income tax return, similar to provisions of the Internal Revenue Code. At March 31, 1996, the Company had net operating loss carryforwards for federal income tax purposes of $23,100 expiring through 2011.

  Deferred income taxes reflect the net tax effects of (a) temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes and
(b) operating loss carryforwards.

  Temporary differences and carryforwards that give rise to deferred tax assets and liabilities are as follows:

                                                                MARCH 31,
                                                             -----------------
                                                              1995      1996
                                                             -------  --------
   DEFERRED TAX ASSETS:
    Differences between book and tax basis of intangible
   assets................................................... $   404  $    119
    Net operating loss carryforwards........................   4,823     9,302
    Investment in Partnerships..............................     327     1,401
    Other...................................................      27       134
                                                             -------  --------
     Total..................................................   5,581    10,956
    Valuation allowance.....................................  (5,295)  (10,459)
                                                             -------  --------
     Total..................................................     286       497
                                                             -------  --------
   DEFERRED TAX LIABILITIES:
    Differences between book and tax basis of property,
   plant and
     equipment..............................................     198       203
                                                             -------  --------
   Net deferred tax asset................................... $    88  $    294
                                                             =======  ========

  The net change in the total valuation allowance for the years ended March 31, 1995 and 1996 was an increase of $3,111 and $5,164, respectively.

              HYPERION TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                FOR THE YEARS ENDED MARCH 31, 1994, 1995, 1996
               AND THE THREE MONTHS ENDED JUNE 30, 1995 AND 1996
(INFORMATION AS TO THE THREE MONTHS ENDED JUNE 30, 1995 AND 1996 IS UNAUDITED)
                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

(8)INCOME TAXES, CONTINUED

  Income tax benefit for the years ended March 31, 1994, 1995 and 1996 is as follows:

                                                                   MARCH 31,
                                                                 ---------------
                                                                 1994 1995  1996
                                                                 ---- ----  ----
  Current....................................................... $46  $(8)  $ (9)
  Deferred......................................................   9   37    206
                                                                 ---  ---   ----
  Total......................................................... $55  $29   $197
                                                                 ===  ===   ====

  A reconciliation of the statutory federal income tax rate and the Company's effective income tax rate is as follows:

                                                                MARCH 31,
                                                            -------------------
                                                            1994   1995   1996
                                                            -----  -----  -----
  Statutory federal income tax rate........................  35.0%  35.0%  35.0%
  Change in valuation allowance............................ (42.0) (39.0) (34.6)
  State taxes, net of federal benefit and other............   8.1    4.4    1.0
                                                            -----  -----  -----
  Income tax benefit.......................................   1.1%    .4%   1.4%
                                                            =====  =====  =====

                                  APPENDIX A

                                   GLOSSARY

  Access Charges--The fees paid by long distance carriers to LECs for originating and terminating long distance calls over the LECs' local networks.

  ATM (Asynchronous Transfer Mode)--A recently commercialized switching and transmission technology that is one of a general class of packet technologies that relay traffic by way of an address contained within the first five bits of a standard fifty-three bit-long packet or cell. ATM-based packet transport was specifically developed to allow switching and transmission of mixed voice, data and video (sometimes referred to as "multi-media" information) at varying rates. The ATM format can be used by many different information systems, including LANs.

  Broadband--Broadband communications systems can transmit large quantities of voice, data and video by way of digital or analog signals. Examples of broadband communication systems include DS-3 fiber optic systems, which can transmit 672 simultaneous voice conversations, or a broadcast television station signal, that transmits high resolution audio and video signals into the home. Broadband connectivity is also an essential element for interactive multimedia applications.

  CAP (Competitive Access Provider)--A company that provides its customers with an alternative to the incumbent local telephone company for local transport of private line, special access and interstate transport of switched access telecommunications services. CAPs are also referred to in the industry as alternative local telecommunications service providers (ALTs), metropolitan area network providers (MANs) and alternative access vendors (AAVs).

  Central Offices or LEC-COs--The switching centers or central switching facilities of the LECs or CLECs.

  Centrex--Centrex is a service that offers features similar to those of a Private Branch Exchange (PBX), except the equipment is located at the carrier's premises and not at the premises of the customer. These features include direct dialing within a given phone system, direct dialing of incoming calls, and automatic identification of outbound calls. This is a value-added service that LECs and CLECs can provide to a wide range of customers who do not have the size or the funds to support their own on-site PBX.

  CLEC (Competitive Local Exchange Carrier)--A CAP that also provides switched local telecommunications services.

  Collocation--The ability of a CAP, IXC or end user to connect its network to a LEC-COs. Physical collocation occurs when a CAP places its network connection equipment inside the LEC-COs. Virtual collocation is an alternative to physical collocation pursuant to which the LEC permits a CAP to connect its network to the LEC-COs on comparable terms, even though the CAP's network connection equipment is not physically located inside the central offices.

  Dedicated Lines--Telecommunications lines dedicated or reserved for use exclusively by particular customers along predetermined routes (in contrast to telecommunications lines within the public switched network).

  Digital--A method of storing, processing and transmitting information through the use of distinct electronic or optical pulses that represent the binary code digits 0 and 1. Digital transmission and switching technologies employ a sequence of these pulses to represent information as opposed to the continuously variable analog signal. Digital transmission and switching technologies offer a threefold improvement in speed and capacity over analog techniques, allowing much more efficient and cost-effective transmission of voice, video and data.

  Dialing Parity--Dialing parity exists when a customer calling to or from the network of a CLEC is not required to dial any more digits than for a comparable call originating and terminating on the incumbent LEC's network.

  Diverse Access Routing--A telecommunications network configuration in which signals are transported simultaneously along two different paths so that if one cable is cut, traffic can continue in the other direction without interruption to its destination. The Company's networks generally provide diverse access routing.

  DS-0, DS-1, DS-3--Standard telecommunications industry digital signal formats, which are distinguishable by bit rate (the number of binary digits (0 and 1) transmitted per second). DS-0 service has a bit rate of up to 64 kilobits per second. DS-1 service has a bit rate of 1.544 megabits per second and DS-3 service has a bit rate of 45 megabits per second.

  FCC--Federal Communications Commission

  Fiber Mile--The number of route miles installed (excluding pending installations) along a telecommunications path multiplied by the number of fibers along that path. See the definition of "route mile" below.

  Fiber Optics--Fiber optic cable is the medium of choice for the telecommunications and cable industries. Fiber is immune to electrical interference and environmental factors that affect copper wiring and satellite transmission. Fiber optic technology involves sending laser light pulses across glass strands in order to transmit digital information. A strand of fiber optic cable is as thick as a human hair yet is said to have more bandwidth capacity than copper cable the size of a telephone pole.

  Fiber Optic Ring Network--Most CAPs have built their networks in ring configurations in order to ensure that, if one segment of a network is damaged or cut, the traffic is simply re-routed and sent to its destination in the opposite direction. The Company uses a "self-healing" optical fiber ring architecture known as SONET.

  Frame Relay--Frame relay is a high speed data packet switching service used to transmit data between computers. Frame relay supports data units of variable lengths at access speeds ranging from 56 kilobits to 1.5 megabits. This service is appropriate for connecting LANs, but is not appropriate for voice and video applications due to the variable delays which can occur. Frame relay was designed to operate at higher speeds on modern fiber optic networks.

  Frame Relay Service--Data communications service that functions as a fast packet transport service of variable length data packets between customer designated locations and supports the establishment of software defined logical connections and circuits that act as private facilities on a public platform.

  Hubs--Collection centers located centrally in an area where telecommunications traffic can be aggregated at a central point for transport and distribution.

  Interconnection Decisions--Rulings by the FCC announced in September 1992 and August 1993, which require the RBOCs and most other LECs to provide interconnection in LEC-COs to any CAP, IXC or end user seeking such interconnection for the provision of interstate special access and switched access transport services.

  InterLATA Calls--InterLATA calls are calls that pass from one LATA to another. Typically, these calls are referred to as long distance calls. The Telecommunications Act establishes procedures under which the RBOCs can receive authority to provide interLATA services.

  IntraLATA Calls--IntraLATA calls, also known as short haul calls, are those calls that originate and terminate within the same LATA. All states allow intraLATA competition, but dialing parity still does not exist in most states and very little LEC intraLATA revenue has been won by competitors.

  IXC (Interexchange or Long Distance Carriers)--Usually referred to as long distance carriers. There are many facilities-based IXCs, including AT&T, MCI, WorldCom and Sprint, as well as a few CAPs that provide interexchange service.

  Kilobit--One thousand bits of information. The information-carrying capacity (i.e., bandwidth of a circuit may be measured in "kilobits per second.")

  LANs (Local Area Networks)--The interconnection of computers for the purpose of sharing files, programs and various devices such as work stations, printers and high-speed modems. LANs may include dedicated computers or file servers that provide a centralized source of shared files and programs.

  LATAs--The geographically defined Local Access and Transport Areas in which LECs are authorized by the MFJ to provide local exchange services. These LATAs roughly reflect the population density of their respective states (for example California has 11 LATAs while Wyoming has one). There are 164 LATAs in the United States.

  LEC (Local Exchange Carrier)--A company providing local telephone services.

  LEC-CO--Local Exchange Carrier's Central Office.

  Local Exchange Areas--A geographic area determined by the appropriate state regulatory authority in which local calls generally are transmitted without toll charges to the calling or called party.

  Megabit--One million bits of information. The information-carrying capacity (i.e., bandwidth) of a circuit may be measured in "megabits per second."

  MFJ (Modified Final Judgment)--The MFJ was a consent decree entered into in 1982 between AT&T and the Department of Justice which forced the breakup of the old Bell System through the divestiture of the seven separate Regional Bell Operating Companies (RBOCs) from AT&T. Divestiture resulted in two distinct segments of the telecommunications service market: local and long distance. This laid the groundwork for intense competition in the long distance industry, but essentially created seven separate regionally-based local exchange service monopolies. The Telecommunications Act removes most MFJ restrictions on a prospective basis from AT&T and the RBOCs.

  Network Systems Integration--Involves the creation of a turnkey telecommunications network including (i) route and site selection and obtaining rights of way and legal authorizations to install the network; (ii) design and engineering of the system, including technology and vendor assessment and selection, determining fiber optic circuit capacity, and establishing reliability/flexibility standards; and (iii) project and construction management, including contract negotiations, purchasing and logistics, installation as well as testing and construction management.

  Number Portability--The ability of an end user to change local exchange carriers while retaining the same telephone number.

  Off-Net--A customer that is not physically connected to one of the Company's networks but who is accessed through interconnection with a LEC network.

  On-Net--A customer that is physically connected to one of the Company's networks.

  Overlash--An aerial cable construction technique that involves the attachment of a new cable to an existing cable by placing the new cable beside the existing cable, and lashing (or binding) the two cables together by means of a lashing wire that is wrapped around both cables. This technique allows for the addition of new cable facilities utilizing existing pole attachments without the requirement for additional space on the pole.

  PCS (Personal Communications Service)--A type of wireless telephone system that uses light, inexpensive handheld sets and communicates via low power antennas.

  PBX--A Private Branch Exchange is a switching system within an office building which allows calls from outside to be routed directly to the individual or through a central number. A PBX also allows for calling within an office by way of four digit extensions. Centrex is a service which can simulate this service from an outside switching source, thereby eliminating the need for a large capital expenditure on a PBX.

  Physical Collocation--Physical Collocation occurs when a CAP places its own network connection equipment inside the LEC-CO. The Telecommunications Act gives the FCC authority to mandate physical collocation. See Virtual Collocation.

  POPs (Points of Presence)--Locations where an IXC has installed transmission equipment in a service area that serves as, or relays calls to, a network switching center of that IXC.

  Private Line--A private, dedicated telecommunications connection between different end user locations (excluding IXC POPs).

  Private Line Data Interconnect Service--A data transport service utilizing data products and private line facilities that are packaged together with data products.

  Public Switched Network--That portion of a LEC's network available to all users generally on a shared basis (i.e., not dedicated to a particular user).

  Public Utility Commission--A state regulatory body which regulates utilities, including telephone companies providing intrastate services. In some states this regulatory body may have a different name, such as public service commission.

  RBOCs (Regional Bell Operating Companies)--The seven local telephone companies established by the MFJ. The RBOCs were prohibited from providing interLATA services and from manufacturing telecommunications equipment under the MFJ, but the Telecommunications Act of 1996 establishes procedures for lifting these restrictions.

  Reciprocal Compensation--The compensation paid by a local carrier for termination of a local call on the network of a competing carrier which is obligated to pay a comparable charge to terminate traffic on the network of the first carrier. Reciprocal compensation is distinct from the one way access charges by which the IXCs compensate LEC's for originating or terminating traffic.

  Redundant Electronics--A telecommunications facility using two separate electronic devices to transmit a telecommunications signal so that if one device malfunctions, the signal may continue without interruption.

  Remote Modules (or Remote Switching Modules)--Telephone switching units that are attached to a host switch (usually via DS1 lines) in a different geographic location. Remote modules provide the capability of offering switching functionality to areas that will not economically support a host switch.

  Rights of Way--Rights of certain entities (usually utility, cable TV or telephone companies and local government agencies) to "pass over" or place facilities on, over, or underneath property. This includes the ability to place cable on poles, in conduit, and to bury cable underground.

  Route Miles--The number of miles of the telecommunications path in which fiber optic cables are installed as it would appear on a network map.

  Second and Third Tier Markets--Metropolitan markets in the United States with population bases ranging from 250,000 to two million.

  Special Access Services--The lease of private, dedicated telecommunications lines or "circuits" along the network of a LEC or a CAP, which lines or circuits run to or from the IXC POPs. Examples of special access services are telecommunications lines running between POPs of a single IXC, from one IXC POP to the POP of another IXC or from an end user to its IXC POP. Special access services do not require the use of switches.

  SONET (Synchronous Optical Network)--SONET is the electronics and network architecture which enable transmission of voice, video and data (multimedia) at very high speeds. This state-of-the-art self-healing ring network offers advantages over older linear networks in that a cut line or equipment failure can be overcome by re-routing calls within the network. If the line is cut, the traffic is simply reversed and sent to its destination around the other side of the ring.

  Switch--A sophisticated computer that accepts instructions from a caller in the form of a telephone number. Like an address on an envelope, the numbers tell the switch where to route the call. The switch opens or closes circuits or selects the paths or circuits to be used for transmission of information. Switching is a process of interconnecting circuits to form a transmission path between users. Switches allow local telecommunications service providers to connect calls directly to their destination, while providing advanced features and recording connection information for future billing.

  Switched Access Transport Services--Transportation of switched traffic along dedicated lines between the LEC central offices and IXC POPs.

  Switched Services--Services which utilize a switch, as opposed to dedicated services which are non-switched. These services are the greatest source of revenue for carriers.

  Switched Traffic--Telecommunications traffic along a switched network.

  Virtual Collocation--Virtual collocation is an alternative to physical collocation in which the CAPs connect their equipment to the LECs facilities from a remote location and request that the LEC install the necessary electronics in its central office which is then leased by the LEC to the CAP for charges which are generally higher than the charges for physical collocation. However, the CAP avoids payment of the initial capital costs for the leased facilities which the CAP must incur under physical collocation.

  Voice Grade Equivalent Circuit--One DS-0. One voice grade equivalent circuit is equal to 64 kilobits of bandwidth per second.

                                 UNDERWRITING

  Subject to the terms and conditions of the Underwriting Agreement, the Company has agreed to sell to each of the U.S. Underwriters named below, and each of such U.S. Underwriters, for whom Goldman, Sachs & Co., Bear, Stearns & Co. Inc., Lazard Freres & Co. LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as representatives, have severally agreed to purchase from the Company, the respective number of shares of Class A Common Stock set forth opposite its name below:

                                                                     NUMBER OF
                                                                     SHARES OF
                                                                      CLASS A
             UNDERWRITER                                            COMMON STOCK
             -----------                                            ------------
   Goldman, Sachs & Co.............................................
   Bear, Stearns & Co. Inc.........................................
   Lazard Freres & Co. LLC.........................................
   Merrill Lynch, Pierce, Fenner & Smith
            Incorporated...........................................
                                                                     ----------
     Total.........................................................  13,200,000
                                                                     ==========

  Under the terms and conditions of the Underwriting Agreement, the U.S. Underwriters are committed to take and pay for all of the shares offered hereby, if any are taken.

  The U.S. Underwriters propose to offer the shares of Class A Common Stock in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus and in part to certain securities dealers at
such price less a concession of $   per share. The U.S. Underwriters may
allow, and such dealers may reallow, a concession not in excess of $   per
share to certain brokers and dealers. After the shares of Class A Common Stock are released for sale to the public, the offering price and other selling terms may from time to time be varied by the representatives.

  The Company and the Selling Stockholder have entered into an underwriting agreement (the "International Underwriting Agreement") with the underwriters of the international offering (the "International Underwriters") providing for the concurrent offer and sale of 3,300,000 shares of Class A Common Stock in an international offering outside the United States. The offering price and aggregate underwriting discounts and commissions per share for the two Offerings are identical. The closing of the U.S. Offering made hereby is a condition to the closing of the International Offering, and vice versa. The representatives of the International Underwriters are Goldman Sachs International, Bear, Stearns International Limited, Lazard Capital Markets and Merrill Lynch International.

  Pursuant to an Agreement between the U.S. and International Underwriting Syndicates (the "Agreement Between") relating to the two Offerings, each of the U.S. Underwriters named herein has agreed that, as a part of the distribution of the shares offered hereby and subject to certain exceptions, it will offer, sell or deliver the shares of Class A Common Stock, directly or indirectly, only in the United States of America (including the States and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction (the "United States") and to U.S. persons, which term shall mean, for purposes of this paragraph: (a) any individual who is a resident of the United States or (b) any corporation, partnership or other entity organized in or under the laws of the United States or any political subdivision thereof and whose office most directly involved with the purchase is located in the United States. Each of the International Underwriters has agreed pursuant to the Agreement Between that, as a part of the distribution of the shares offered as a part of the international offering, and subject to certain exceptions, it will (i) not, directly or indirectly, offer, sell or deliver shares of Class A Common Stock (a) in the United States or to any U.S. persons or (b) to any person who it believes intends to reoffer, resell or deliver the shares in the United States or to any U.S. persons, and (ii) cause any dealer to whom it may sell such shares at any concession to agree to observe a similar restriction.

  Pursuant to the Agreement Between, sales may be made between the U.S. Underwriters and the International Underwriters of such number of shares of Common Stock as may be mutually agreed. The price of any shares so sold shall be the initial public offering price, less an amount not greater than the selling concession.

  The U.S. Underwriters have been granted an option exercisable for 30 days after the date of this Prospectus to purchase up to an aggregate of 1,980,000 additional shares of Class A Common Stock solely to cover over-allotments, if any. In the event that the Underwriters exercise such over-allotment options, the Selling Stockholder may elect to satisfy such over-allotment options by selling shares of Class A Common Stock; however, to the extent that such Selling Stockholder elects not to do so, then such shares will be issued and sold by the Company. If the U.S. Underwriters exercise their over-allotment option, the U.S. Underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof that the number of shares to be purchased by each of them, as shown in the foregoing table, bears to the 13,200,000 shares of Class A Common Stock offered. The Company has granted the International Underwriters a similar option to purchase up to an aggregate of 495,000 additional shares of Class A Common Stock.


  The Company and the Selling Stockholder have agreed that, during the period beginning from the date of this Prospectus and continuing to and including the date 180 days after the date of the Prospectus, they will not offer, sell, contract to sell or otherwise dispose of any securities of the Company (other than pursuant to certain transfers to affiliates, the 1996 Plan and the Warrants) without the prior written consent of the representatives, except for the shares of Class A Common Stock offered in connection with the concurrent U.S. and International Offerings. The Underwriters have agreed that (i) each of Messrs. Drenning, Fajerski and Fowler may sell up to of $1.0 million worth of shares of Class A Common Stock after 30 days following the date of this Prospectus and (ii) Mr. Fajerski may at any time following the date of this Prospectus, make gifts of up to 25,000 shares of Common Stock to certain family members and others, provided that such transferees agree to be bound by Lock-Up Agreements substantially identical to the one signed by Mr. Fajerski.


  The representatives of the Underwriters have informed the Company that they do not expect sales to accounts over which the Underwriters exercise discretionary authority to exceed five percent of the total number of shares of Class A Common Stock offered by them.

  Prior to the Offerings, there has been no public market for the shares. The initial public offering price was negotiated among the Company and the representatives of the U.S. Underwriters and the International Underwriters. Among the factors considered in determining the initial public offering price of the Common Stock, in addition to prevailing market conditions, were the Company's historical performance, estimates of the business potential and earnings prospects of the Company, an assessment of the Company's management and the consideration of the above factors in relation to market valuation of companies in related businesses.

  The Class A Common Stock is expected to be quoted on the Nasdaq National Market under the symbol "HYPT".

  The Company and, in the event that the Selling Stockholder sells shares to satisfy the over-allotment options, if any, the Selling Stockholder have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.


  Chase Securities Inc., one of the U.S. Underwriters, is an affiliate of The Chase Manhattan Bank which is a lender to affiliates of the Company.

  This Prospectus may be used by underwriters and dealers in connection with offers and sales of the Class A Common Stock, including shares initially sold in the international offering, to persons located in the United States.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

 NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE HEREOF.

                                  -----------

                               TABLE OF CONTENTS

                                                                           PAGE

Prospectus Summary..........................................................   1
Risk Factors................................................................  12
Use of Proceeds.............................................................  19
Capitalization..............................................................  20
Dividend Policy.............................................................  20
Dilution....................................................................  21
Selected Consolidated Financial and
 Operating Data.............................................................  22
Management's Discussion and Analysis of
 Financial Condition and Results of
 Operations.................................................................  24
Business....................................................................  33
Competition.................................................................  48
Regulation..................................................................  49
Management..................................................................  57
Certain Relationships and Transactions......................................  61
Principal Stockholders......................................................  63
Description of Capital Stock................................................  63
Certain United States Tax Consequences to Non-United States Holders.........  67
Shares Eligible for Future Sale.............................................  69
Legal Matters...............................................................  71
Experts.....................................................................  71
Additional Information......................................................  71
Index to Financial Statements............................................... F-1
Glossary.................................................................... A-1
Underwriting................................................................ U-1

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                               16,500,000 SHARES

                       HYPERION TELECOMMUNICATIONS, INC.

               CLASS A COMMON STOCK (PAR VALUE $0.01 PER SHARE)



                 [LOGO OF HYPERION TELECOMMUNICATIONS, INC.]


                             GOLDMAN, SACHS & CO.
                           BEAR, STEARNS & CO. INC.
                            LAZARD FRERES & CO. LLC
                              MERRILL LYNCH & CO.

                      REPRESENTATIVES OF THE UNDERWRITERS

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following is an estimate of expenses which will be incurred in connection with the issuance and distribution of the securities being registered. In the event that the Selling Stockholder sells any shares of Class A Common Stock pursuant to the Underwriters' over-allotment options, expenses with respect to any such sale will be paid for by the Company.

                                                                     PAYABLE BY
                                                                     THE COMPANY
                                                                     -----------
      SEC filing fee................................................  $ 69,697
      Legal fees and expenses.......................................   200,000
      NASD filing fees and expenses.................................    23,500
      Nasdaq National Market application fee........................    50,000
      Printing and engraving fees...................................   170,000
      Accounting fees and expenses..................................    75,000
      Blue sky legal fees, filing fees and expenses.................    20,000
      Transfer agent and registrar fees.............................     3,500
      Miscellaneous expense.........................................     3,303
                                                                      --------
        Total.......................................................  $615,000
                                                                      ========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Section 145 of the Delaware General Corporation Law provides in general that a corporation may indemnify its directors, officers, employees or agents against expenditures (including judgments, fines, amounts paid in settlement and attorneys' fees) made by them in connection with certain lawsuits to which they may be made parties by reason of their being directors, officers, employees or agents and shall so indemnify such persons against expenses (including attorneys' fees) if they have been successful on the merits or otherwise. The bylaws of Hyperion provide for indemnification of the officers and directors of Hyperion to the full extent permissible under Delaware law.

  Hyperion's Certificate of Incorporation also provides, pursuant to Section 102(b)(7) of the Delaware General Corporation Law, that directors of Hyperion shall not be personally liable to Hyperion or its stockholders for monetary damages for breach of fiduciary duty as a director for acts or omissions, provided that directors shall nonetheless be liable for breaches of the duty of loyalty, bad faith, intentional misconduct, knowing violations of law, unlawful distributions to stockholders, or transactions from which a director derived an improper personal benefit.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  On April 15, 1996, the Company issued 329,000 Units consisting of $329.0 million aggregate principal amount at maturity of 13% Senior Discount Notes due April 15, 2003 (the "Senior Notes") and 329,000 Warrants to purchase an aggregate of 613,427 shares (prior to adjustment) of common stock (the "Warrants") in a private placement to institutional investors pursuant to the exemptions from registration under Section 4(2) of the 1933 Act and Rule 144A. Gross proceeds were approximately $175.3 million and net proceeds to the Company were approximately $168.6 million after discounts and commissions of approximately $6.1 million and other transaction costs. The initial purchasers of the Unit placement were Bear, Stearns & Co. Inc., Chase Securities Inc. and NationsBanc Capital Markets, Inc.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) The following is a complete list of Exhibits filed as part of this Registration Statement, which are incorporated herein:

EXHIBIT NO.               DESCRIPTION                             REFERENCE
-----------               -----------                             ---------
    1.1      Form of Underwriting Agreement         Filed herewith.
    2.1      Purchase Agreement effective as of May Incorporated herein by reference is
             13, 1996 between Teleport Communica-   Exhibit 2.1 to Registration Statement
             tions Group Inc. and Hyperion Telecom- No. 333-06957 on Form S-4.
             munications of Florida, Inc.
    3.1      Certificate of Incorporation of Regis- Incorporated herein by reference is
             trant, together with all amendments    Exhibit 3.1 to Registrant's
             thereto.                               Registration Statement on Form 8-A,
                                                    dated October 23, 1996.
    3.2      Bylaws of Registrant.                  Incorporated herein by reference is
                                                    Exhibit 3.2 to Registrant's
                                                    Registration Statement on Form 8-A,
                                                    dated October 23, 1996.
    4.1      Indenture, dated as of April 15, 1996, Incorporated herein by reference is
             between the Registrant and Bank of     Exhibit 4.1 to Registration Statement
             Montreal Trust Company.                No. 333-06957 on Form S-4.
    4.2      First Supplemental Indenture, dated as Incorporated herein by reference is
             of September 11, 1996, between, the    Exhibit 4.2 to Registration Statement
             Registrant and Bank of Montreal Trust  No. 333-12619 on Form S-1.
             Company
    4.3      Form of 13% Senior Discount Note.      Incorporated herein by reference is
                                                    Exhibit 4.3 to Registration Statement
                                                    No. 333-12619 on Form S-1.
    4.4      Registration Rights Agreement dated as Incorporated herein by reference is of April 15, 1996, between the Regis-  Exhibit 4.3 to Registration Statement
             trant and the Initial Purchasers.      No. 333-06957 on Form S-4.
    4.5      Subordinated Note dated April 15, 1996 Incorporated herein by reference is
             by the Company in favor of Adelphia.   Exhibit 4.4 to Registration Statement
                                                    No. 333-06957 on Form S-4.
    4.6      Form of Class A Common Stock Certifi-  Incorporated herein by reference is
             cate.                                  Exhibit 4.1 to Registran's
                                                    Registration Statement on Form 8-A,
                                                    dated October 23, 1996.
    5.1      Opinion of Buchanan Ingersoll Profes-  Filed herewith.
             sional Corporation.
   10.1      Purchase Agreement dated as of April   Incorporated herein by reference is
             10, 1996 between the Registrant and    Exhibit 1.1 to Registration Statement
             Bear, Stearns & Co. Inc., Chase Secu-  No. 333-06957 on Form S-4.
             rities Inc. and NationsBanc Capital
             Markets, Inc. (collectively, the "Ini-
             tial Purchasers").
   10.2      Employment Agreement between the Reg-  Incorporated herein by reference is
             istrant and Charles R. Drenning.       Exhibit 10.1 to Registration Statement
                                                    No. 333-06957 on Form S-4.
   10.3      Employment Agreement between the Reg-  Incorporated herein by reference is
             istrant and Paul D. Fajerski.          Exhibit 10.2 to Registration Statement
                                                    No. 333-06957 on Form S-4.
   10.4      Employment Agreement between the Reg-  Incorporated herein by reference is
             istrant and Randolph S. Fowler.        Exhibit 10.3 to Registration Statement
                                                    No. 333-06957 on Form S-4.

 EXHIBIT NO.            DESCRIPTION                           REFERENCE
 -----------            -----------                           ---------
    10.5     Employment Agreement dated July 1,       Incorporated herein by reference is
             1986 between Adelphia and Daniel R.      Exhibit 10.15 to Adelphia's
             Milliard.                                Registration Statement No. 33-6974 on
                                                      Form S-1.
    10.6     Pre-Incorporation and Shareholder Re-    Incorporated herein by reference is
             strictive Agreement between Adelphia,    Exhibit 10.5 to Registration Statement
             Paul D. Fajerski, Charles R. Drenning    No. 333-06957 on Form S-4.
             and
             Randolph S. Fowler.
    10.7     Term Loan Note dated May 10, 1996 be-    Incorporated herein by reference is
             tween Charles R. Drenning in favor of    Exhibit 10.6 to Registration Statement
             Registrant in the amount of              No. 333-06957 on Form S-4.
             $1,000,000.
    10.8     Term Loan Note dated May 10, 1996 be-    Incorporated herein by reference is
             tween Paul D. Fajerski in favor of       Exhibit 10.7 to Registration Statement
             Registrant in the amount of              No. 333-06957 on Form S-4.
             $1,000,000.
    10.9     Term Loan Note dated May 10, 1996 be-    Incorporated herein by reference is
             tween Randolph S. Fowler in favor of     Exhibit 10.8 to Registration Statement
             Registrant in the amount of              No. 333-06957 on Form S-4.
             $1,000,000.
    10.10    Term Loan and Stock Pledge Agreement     Incorporated herein by reference is
             dated May 10, 1996 between the Regis-    Exhibit 10.9 to Registration Statement
             trant and Charles R. Drenning.           No. 333-06957 on Form S-4.
    10.11    Term Loan and Stock Pledge Agreement     Incorporated herein by reference is
             dated May 10, 1996 between the Regis-    Exhibit 10.10 to Registration
             trant and Paul D. Fajerski.              Statement No. 333-06957 on Form S-4.
    10.12    Term Loan and Stock Pledge Agreement     Incorporated herein by reference is
             dated May 10, 1996 between the Regis-    Exhibit 10.11 to Registration
             trant and Randolph S. Fowler.            Statement No. 333-06957 on Form S-4.
    10.13    Letter Agreement dated March 19, 1996    Incorporated herein by reference is
             between the Registrant, Charles R.       Exhibit 10.12 to Registration
             Drenning, Paul D. Fajerski, Randolph     Statement No. 333-06957 on Form S-4.
             S. Fowler and Adelphia.
    10.14    Warrant Agreement dated as of April      Incorporated herein by reference is
             15, 1996, by and among Hyperion Tele-    Exhibit 10.13 to Registration
             communications, Inc. and Bank of Mon-    Statement No. 333-06957 on Form S-4.
             treal Trust Company.
    10.15    Warrant Registration Rights Agreement    Incorporated herein by reference is
             dated as of April 15, 1996, by and       Exhibit 10.14 to Registration
             among Hyperion Telecommunications,       Statement No. 333-06957 on Form S-4.
             Inc. and the Initial Purchasers.
    10.16    Form of Management Agreement.            Incorporated herein by reference is
                                                      Exhibit 10.15 to Registration
                                                      Statement No. 333-06957 on Form S-4.
    10.17    1996 Long-Term Compensation Plan.        Filed herewith.
    10.18    Registration Rights Agreement among      Filed herewith.
             Charles R. Drenning, Paul D. Fajerski,
             Randolph S. Fowler, Adelphia Communi-
             cations Corporation and the Company
    10.19    Registration Rights Agreement between    Filed herewith.
             Adelphia Communications Corporation
             and the Company.

 EXHIBIT NO.                            DESCRIPTION                 REFERENCE
 -----------                            -----------                 ---------
    21.1     Subsidiaries of the Registrant.          Incorporated herein by reference is
                                                      Exhibit 21.1 to Registration Statement
                                                      No. 333-06957 on Form S-4.
    23.1     Consent of Buchanan Ingersoll Profes-    Filed herewith.
             sional Corporation (contained in its
             opinion filed as Exhibit 5.1 hereto).
    23.2     Consent of Deloitte & Touche LLP.        Filed herewith.
    24.1     Power of Attorney.                       Previously filed.
    27.1     Financial Data Schedule.                 Incorporated herein by reference is
                                                      Exhibit 27.01 to Registrant's Form 10-
                                                      Q for the quarter ended June 30, 1996.

ITEM 17. UNDERTAKINGS

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

  The undersigned hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

  The undersigned registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, as amended (the "Securities Act"), the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Coudersport, Commonwealth of Pennsylvania, on the 30th day of October, 1996.

                                          HYPERION TELECOMMUNICATIONS, INC.

                                               /s/ Daniel R. Milliard
                                          By:  ________________________________
                                              Daniel R. Milliard President and
                                                  Chief Operating Officer

  Pursuant to the requirements of the Securities Act, this Amendment to this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

      SIGNATURE                           TITLE                       DATE

*                             Chairman and Director
-------------------------                                        October 30,
John J. Rigas                                                    1996

*                             Vice Chairman and Director
-------------------------                                        October 30,
Michael J. Rigas                                                 1996

*                             Vice Chairman, Treasurer,
-------------------------     Chief Financial Officer and        October 30,
Timothy J. Rigas              Director                           1996

*                             Vice Chairman, Chief Executive
-------------------------     Officer and Director               October 30,
James P. Rigas                                                   1996

/s/ Daniel R. Milliard        President, Secretary, Chief
-------------------------     Operating Officer and Director     October 30,
Daniel R. Milliard                                               1996

*                             Senior Vice President and
-------------------------     Director                           October 30,
Charles R. Drenning                                              1996

*                             Senior Vice President and
-------------------------     Director                           October 30,
Paul D. Fajerski                                                 1996

*                             Senior Vice President and
-------------------------     Director                           October 30,
Randolph S. Fowler                                               1996

*                             Vice President and Chief
-------------------------     Accounting Officer                 October 30,
Edward E. Babcock                                                1996

* /s/ Daniel R. Milliard
-------------------------
Daniel R. Milliard, as attorney-in-fact

                                 EXHIBIT INDEX

EXHIBIT NO.               DESCRIPTION                             REFERENCE
-----------               -----------                             ---------
    1.1      Form of Underwriting Agreement         Filed herewith.
    2.1      Purchase Agreement effective as of May Incorporated herein by reference is
             13, 1996 between Teleport Communica-   Exhibit 2.1 to Registration Statement
             tions Group Inc. and Hyperion Telecom- No. 333-06957 on Form S-4.
             munications of Florida, Inc.
    3.1      Certificate of Incorporation of Regis- Incorporated herein by reference is
             trant, together with all amendments    Exhibit 3.1 to Registrant's
             thereto.                               Registration Statement on Form 8-A,
                                                    dated October 23, 1996.
    3.2      Bylaws of Registrant.                  Incorporated herein by reference is
                                                    Exhibit 3.2 to Registrant's
                                                    Registration Statement on Form 8-A,
                                                    dated October 23, 1996.
    4.1      Indenture, dated as of April 15, 1996, Incorporated herein by reference is
             between the Registrant and Bank of     Exhibit 4.1 to Registration Statement
             Montreal Trust Company.                No. 333-06957 on Form S-4.
    4.2      First Supplemental Indenture, dated as Incorporated herein by reference is
             of September 11, 1996, between, the    Exhibit 4.2 to Registration Statement
             Registrant and Bank of Montreal Trust  No. 333-12619 on Form S-1.
             Company
    4.3      Form of 13% Senior Discount Note.      Incorporated herein by reference is
                                                    Exhibit 4.3 to Registration Statement
                                                    No. 333-12619 on Form S-1.
    4.4      Registration Rights Agreement dated as Incorporated herein by reference is of April 15, 1996, between the Regis-  Exhibit 4.3 to Registration Statement
             trant and the Initial Purchasers.      No. 333-06957 on Form S-4.
    4.5      Subordinated Note dated April 15, 1996 Incorporated herein by reference is
             by the Company in favor of Adelphia.   Exhibit 4.4 to Registration Statement
                                                    No. 333-06957 on Form S-4.
    4.6      Form of Class A Common Stock Certifi-  Incorporated herein by reference is
             cate.                                  Exhibit 4.1 to Registran's
                                                    Registration Statement on Form 8-A,
                                                    dated October 23, 1996.
    5.1      Opinion of Buchanan Ingersoll Profes-  Filed herewith.
             sional Corporation.
   10.1      Purchase Agreement dated as of April   Incorporated herein by reference is
             10, 1996 between the Registrant and    Exhibit 1.1 to Registration Statement
             Bear, Stearns & Co. Inc., Chase Secu-  No. 333-06957 on Form S-4.
             rities Inc. and NationsBanc Capital
             Markets, Inc. (collectively, the "Ini-
             tial Purchasers").
   10.2      Employment Agreement between the Reg-  Incorporated herein by reference is
             istrant and Charles R. Drenning.       Exhibit 10.1 to Registration Statement
                                                    No. 333-06957 on Form S-4.
   10.3      Employment Agreement between the Reg-  Incorporated herein by reference is
             istrant and Paul D. Fajerski.          Exhibit 10.2 to Registration Statement
                                                    No. 333-06957 on Form S-4.
   10.4      Employment Agreement between the Reg-  Incorporated herein by reference is
             istrant and Randolph S. Fowler.        Exhibit 10.3 to Registration Statement
                                                    No. 333-06957 on Form S-4.

 EXHIBIT NO.                            DESCRIPTION                 REFERENCE
 -----------                            -----------                 ---------
    10.5     Employment Agreement dated July 1,       Incorporated herein by reference is
             1986 between Adelphia and Daniel R.      Exhibit 10.15 to Adelphia's
             Milliard.                                Registration Statement No. 33-6974 on
                                                      Form S-1.
    10.6     Pre-Incorporation and Shareholder Re-    Incorporated herein by reference is
             strictive Agreement between Adelphia,    Exhibit 10.5 to Registration Statement
             Paul D. Fajerski, Charles R. Drenning    No. 333-06957 on Form S-4.
             and
             Randolph S. Fowler.
    10.7     Term Loan Note dated May 10, 1996 be-    Incorporated herein by reference is
             tween Charles R. Drenning in favor of    Exhibit 10.6 to Registration Statement
             Registrant in the amount of              No. 333-06957 on Form S-4.
             $1,000,000.
    10.8     Term Loan Note dated May 10, 1996 be-    Incorporated herein by reference is
             tween Paul D. Fajerski in favor of       Exhibit 10.7 to Registration Statement
             Registrant in the amount of              No. 333-06957 on Form S-4.
             $1,000,000.
    10.9     Term Loan Note dated May 10, 1996 be-    Incorporated herein by reference is
             tween Randolph S. Fowler in favor of     Exhibit 10.8 to Registration Statement
             Registrant in the amount of              No. 333-06957 on Form S-4.
             $1,000,000.
    10.10    Term Loan and Stock Pledge Agreement     Incorporated herein by reference is
             dated May 10, 1996 between the Regis-    Exhibit 10.9 to Registration Statement
             trant and Charles R. Drenning.           No. 333-06957 on Form S-4.
    10.11    Term Loan and Stock Pledge Agreement     Incorporated herein by reference is
             dated May 10, 1996 between the Regis-    Exhibit 10.10 to Registration
             trant and Paul D. Fajerski.              Statement No. 333-06957 on Form S-4.
    10.12    Term Loan and Stock Pledge Agreement     Incorporated herein by reference is
             dated May 10, 1996 between the Regis-    Exhibit 10.11 to Registration
             trant and Randolph S. Fowler.            Statement No. 333-06957 on Form S-4.
    10.13    Letter Agreement dated March 19, 1996    Incorporated herein by reference is
             between the Registrant, Charles R.       Exhibit 10.12 to Registration
             Drenning, Paul D. Fajerski, Randolph     Statement No. 333-06957 on Form S-4.
             S. Fowler and Adelphia.
    10.14    Warrant Agreement dated as of April      Incorporated herein by reference is
             15, 1996, by and among Hyperion Tele-    Exhibit 10.13 to Registration
             communications, Inc. and Bank of Mon-    Statement No. 333-06957 on Form S-4.
             treal Trust Company.
    10.15    Warrant Registration Rights Agreement    Incorporated herein by reference is
             dated as of April 15, 1996, by and       Exhibit 10.14 to Registration
             among Hyperion Telecommunications,       Statement No. 333-06957 on Form S-4.
             Inc. and the Initial Purchasers.
    10.16    Form of Management Agreement.            Incorporated herein by reference is
                                                      Exhibit 10.15 to Registration
                                                      Statement No. 333-06957 on Form S-4.
    10.17    1996 Long-Term Compensation Plan.        Filed herewith.


    10.18    Registration Rights Agreement among      Filed herewith.
             Charles R. Drenning, Paul D. Fajerski,
             Randolph S. Fowler, Adelphia Communi-
             cations Corporation and the Company
    10.19    Registration Rights Agreement between    Filed herewith.
             Adelphia Communications Corporation
             and the Company.

 EXHIBIT NO.                            DESCRIPTION                 REFERENCE
 -----------                            -----------                 ---------
    21.1     Subsidiaries of the Registrant.          Incorporated herein by reference is
                                                      Exhibit 21.1 to Registration Statement
                                                      No. 333-06957 on Form S-4.
    23.1     Consent of Buchanan Ingersoll Profes-    Filed herewith.
             sional Corporation (contained in its
             opinion filed as Exhibit 5.1 hereto).
    23.2     Consent of Deloitte & Touche LLP.        Filed herewith.
    24.1     Power of Attorney.                       Previously filed.
    27.1     Financial Data Schedule.                 Incorporated herein by reference is
                                                      Exhibit 27.01 to Registrant's Form 10-
                                                      Q for the quarter ended June 30, 1996.